IMPORTANT NOTICE

IMPORTANT: You must read the following disclaimer before continuing. The following disclaimer applies to the attached consent solicitation memorandum (the Consent Solicitation Memorandum), whether received by e-mail or otherwise received as a result of electronic communication, and you are, therefore, required to read this disclaimer page carefully before reading, accessing or making any other use of the Consent Solicitation Memorandum. In accessing the Consent Solicitation Memorandum, you agree to be bound by the following terms and conditions, including any modification to them from time to time, each time that you receive any information from the Issuers, the Existing Guarantor, the New Guarantor (each as defined below), Citigroup Global Markets Limited, The Royal Bank of Scotland plc as consent solicitation agents (the Solicitation Agents), Lucid Issuer Services Limited as Tabulation and Voting Agent (the Tabulation and Voting Agent) or the notary conducting the Votes Without Meeting (the Scrutineer). Terms used in this disclaimer and defined in the Consent Solicitation Memorandum are used herein as so defined.

You have been sent the Consent Solicitation Memorandum on the basis that you have confirmed to the Solicitation Agents or the Tabulation and Voting Agent, being the sender of the Consent Solicitation Memorandum, that:

(a)
you are a holder or a beneficial owner of the (i) EUR 980,000,000 5.125% Fixed Rate Notes due July 23, 2018 (ISIN: XS0172851650), (ii) EUR 1,000,000,000 6.625% Fixed Rate Notes due January 31, 2019 (ISIN: XS0399647675), (iii) EUR 750,000,000 1.875% Fixed Rate Notes due January 30, 2020 (ISIN: XS0878010718), (iv) GBP 570,000,000 6.500% Fixed Rate Notes due April 20, 2021 (ISIN: XS0127992336), (v) EUR 1,000,000,000 6.500% Fixed Rate Notes due August 10, 2021 (ISIN: XS0412842857), (vi) GBP 500,000,000 5.500% Fixed Rate Notes due July 6, 2022 (ISIN: XS0437307464), (vii) GBP 487,500,000 5.625% Fixed Rate Notes due December 6, 2023 (ISIN: XS0170732738), (viii) EUR 800,000,000 3.000% Fixed Rate Notes due January 17, 2024 (ISIN: XS0982019126), (ix) GBP 760,000,000 6.250% Fixed Rate Notes due June 3, 2030 (ISIN: XS0147048762), (x) GBP 600,000,000 4.750% Fixed Rate Notes due January 31, 2034 (ISIN: XS0735770637), (xi) GBP 1,000,000,000 6.125% Fixed Rate Notes due July 6, 2039 (ISIN: XS0437306904), all issued by innogy Finance B.V. (previously named RWE Finance B.V.) (Issuer 1) or the EUR 600,000,000 5.750% Fixed Rate Notes due February 14, 2033 (ISIN: XS0162513211) issued by RWE Aktiengesellschaft which was substituted as debtor by innogy Finance II B.V. (previously named RWE Finance II B.V.) (Issuer 2, and together with Issuer 1, the Issuers and each an Issuer);

(b)
you are a person to whom it is lawful to send the Consent Solicitation Memorandum or to solicit your consent in the Consent Solicitation under applicable laws, and you are permitted under the laws of your jurisdiction of residence and domicile to participate in the relevant Vote Without Meeting;

(c)	you consent to the delivery of the Consent Solicitation Memorandum by electronic transmission; and

(d)	you have understood and agree to the terms set forth in this disclaimer.

This Consent Solicitation is made with regard to the securities of a foreign company in reliance on the exemption afforded under Rule 802 of the U.S. Securities Act of 1933, as amended. The offer of the New Guarantee is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the New Guarantor is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

Noteholders should inform themselves, and obtain professional advice, about any commissions and expenses expected to be charged by their custodians and any relevant intermediary for their participation in the Votes Without Meeting and be aware that Noteholders will bear any such commissions and expenses and have no right of recourse in respect of such commissions and expenses (whether by way of reimbursement, indemnity or otherwise) against the Issuers, the Existing Guarantor, the New Guarantor, the Solicitation Agents, the Tabulation and Voting Agent, the Scrutineer or any affiliate of any such person or any of their respective directors, officers, employees or agents or any other person.

The Consent Solicitation Memorandum has been sent to you in electronic form. The hard copy version of the Consent Solicitation Memorandum is in the same form as that sent to you in electronic form. However, you are advised that documents transmitted in electronic form may be altered or changed during the process of transmission and consequently none of the Issuers, the Existing Guarantor, the New Guarantor, the Solicitation Agents, the Tabulation and Voting Agent, the Scrutineer or any person who controls, or is a director, officer, employee or agent of, any of the Issuers, the Existing Guarantor, the New Guarantor, the Solicitation Agents, the Tabulation and Voting Agent or the Scrutineer or any affiliate of any such person or any of their respective directors, officers, employees or agents accepts any liability or responsibility whatsoever in respect of any difference between the Consent Solicitation Memorandum distributed to you in electronic format and the hard copy version available to you on request from the Tabulation and Voting Agent.

The distribution of the Consent Solicitation Memorandum in certain jurisdictions may be restricted by law and persons into whose possession the Consent Solicitation Memorandum comes are requested to inform themselves about, and to observe, any such restrictions.

No action has been or will be taken in any jurisdiction in relation to the Consent Solicitation that would permit a public offering of securities. Nothing in this electronic transmission constitutes an offer to buy or the solicitation of an offer to sell securities in any jurisdiction in which such offer or solicitation would be unlawful. The Consent Solicitation is not being extended to any Noteholder whose participation in the Vote Without Meeting would violate the laws of its jurisdiction of residence or domicile.

The Consent Solicitation is being made by the Issuers. The Issuers are not making an offer to buy or soliciting an offer to sell securities in connection with the Consent Solicitation where such offer or solicitation would be unlawful.

The materials relating to the Consent Solicitation Memorandum do not constitute, and may not be used in connection with, an offer or consent solicitation in any place where offers or consent solicitations are not permitted by law.

THE CONSENT SOLICITATION MEMORANDUM MAY NOT BE DOWNLOADED, FORWARDED OR DISTRIBUTED, IN WHOLE OR IN PART, TO ANY OTHER PERSON AND MAY NOT BE REPRODUCED IN ANY MANNER WHATSOEVER. ANY DOWNLOADING, FORWARDING, DISTRIBUTION OR REPRODUCTION OF THE CONSENT SOLICITATION MEMORANDUM, IN WHOLE OR IN PART, IS UNAUTHORISED. FAILURE TO COMPLY WITH THIS REQUIREMENT MAY RESULT IN A VIOLATION OF APPLICABLE LAWS AND REGULATIONS.

CONSENT SOLICITATION MEMORANDUM dated 15 November 2016
THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

CONSENT SOLICITATION /
INVITATION TO VOTE WITHOUT MEETING
(Aufforderung zur Stimmabgabe in Abstimmung ohne Versammlung)

by

INNOGY FINANCE B.V. (previously RWE FINANCE B.V.)
(Issuer 1)

to holders of its outstanding

EUR 980,000,000 5.125% Fixed Rate Notes due July 23, 2018 (ISIN: XS0172851650) (the 2018 Notes)
EUR 1,000,000,000 6.625% Fixed Rate Notes due January 31, 2019 (ISIN: XS0399647675) (the 2019 Notes)
EUR 750,000,000 1.875% Fixed Rate Notes due January 30, 2020 (ISIN: XS0878010718) (the 2020 Notes)
GBP 570,000,000 6.500% Fixed Rate Notes due April 20, 2021 (ISIN: XS0127992336) (the April 2021 Notes)
EUR 1,000,000,000 6.500% Fixed Rate Notes due August 10, 2021 (ISIN: XS0412842857) (the August 2021 Notes)
GBP 500,000,000 5.500% Fixed Rate Notes due July 6, 2022 (ISIN: XS0437307464) (the 2022 Notes)
GBP 487,500,000 5.625% Fixed Rate Notes due December 6, 2023 (ISIN: XS0170732738) (the 2023 Notes)
EUR 800,000,000 3.000% Fixed Rate Notes due January 17, 2024 (ISIN: XS0982019126) (the 2024 Notes)
GBP 760,000,000 6.250% Fixed Rate Notes due June 3, 2030 (ISIN: XS0147048762) (the 2030 Notes)
GBP 600,000,000 4.750% Fixed Rate Notes due January 31, 2034 (ISIN: XS0735770637) (the 2034 Notes)
GBP 1,000,000,000 6.125% Fixed Rate Notes due July 6, 2039 (ISIN: XS0437306904) (the 2039 Notes)

and
by

INNOGY FINANCE II B.V. (previously RWE FINANCE II B.V.)
 (Issuer 2, and together with Issuer 1, the Issuers and each an Issuer)
which substituted RWE Aktiengesellschaft as debtor

to holders of its outstanding

EUR 600,000,000 5.750% Fixed Rate Notes due February 14, 2033 (ISIN: XS0162513211) (the 2033 Notes)

each guaranteed by

RWE AKTIENGESELLSCHAFT
(the Existing Guarantor or RWE AG)

(each a Series and collectively the Notes) issued under the EUR 30,000,000,000 Debt Issuance Programme of the Existing Guarantor and Issuer 1

to consent to, (i) with respect to the Pre-Act Notes (as defined herein), the modification of the terms and conditions of each Series, as contemplated by the relevant final terms of that Series (in respect of each Series, the Conditions) such that the German Act on Debt Securities (Gesetz über Schuldverschreibungen aus Gesamtemissionen (SchVG) – German Act on Debt Securities) becomes applicable to the Conditions (the General Opt-In) and to the relevant Existing Guarantees (as defined herein) (the Guarantee Opt-In) and, (ii) with respect to all Notes, a replacement of the Existing Guarantor with innogy SE as new guarantor (the New Guarantor or innogy SE) (the Proposed Amendments and, if passed by way of resolution in the Votes Without Meeting (as defined herein), the Extraordinary Resolutions, and each an Extraordinary Resolution), all as further described in, and subject to the terms set out in, this Consent Solicitation Memorandum, in Votes Without Meeting to be held
from 0.00 (CET) on December 7, 2016
until 23.59 (CET) on December 12, 2016

(such invitations to a Vote Without Meeting a Consent Solicitation and collectively the Consent Solicitations)

This Consent Solicitation is made with regard to the securities of a foreign company in reliance on the exemption afforded under Rule 802 of the U.S. Securities Act of 1933, as amended. The offer of the New Guarantee is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for Noteholders to enforce their rights and any claim Noteholders may have arising under the federal securities laws, since the New Guarantor is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. Noteholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

The Votes Without Meeting will be conducted by notary Dr. Christiane Mühe who has been appointed by the Issuers for that purpose (the Scrutineer). The voting period (Voting Period) to cast votes at the relevant Vote Without Meeting begins at 0.00 (CET) on December 7, 2016 and expires at 23.59 (CET) on December 12, 2016 (see “Indicative Timetable”).

NOTEHOLDERS ARE REQUESTED TO VOTE THROUGH THE TABULATION AND VOTING AGENT (AS DEFINED HEREIN) AS THEIR PROXY AT THE VOTES WITHOUT MEETING. In order to vote through the Tabulation and Voting Agent as proxy, Noteholders must, by 23.59 (CET) on December 6, 2016 (the Registration and Instruction Deadline), (i) register on the Voting Platform (www.lucid-is.com/innogy) and (ii) submit, or arrange for submission of, a Consent Instruction (as defined herein) to the Clearing Systems (as defined herein) and procure that the Tabulation and Voting Agent receives such Consent Instruction via the Clearing Systems. Only Noteholders who have both (i) registered with, and instructed, the Tabulation and Voting Agent and (ii) submitted a Consent Instruction in due time before the Registration and Instruction Deadline will be eligible to vote through the Tabulation and Voting Agent (see “Procedures for Participating in the Votes Without Meeting – Voting through the Tabulation and Voting Agent”).

NOTEHOLDERS SHOULD INFORM THEMSELVES AND BE AWARE THAT THE DEADLINES SET BY ANY INTERMEDIARY OR CLEARING SYSTEM MAY BE EARLIER THAN THE DEADLINES SET OUT IN THIS DOCUMENT.

Noteholders who do not wish to vote through the Tabulation and Voting Agent as proxy, may cast their votes either by acting as principal on their own behalf or by appointing a proxy, voting agent or other agent acting on their behalf (other than the Tabulation and Voting Agent) at the Votes Without Meeting by submitting a Voting Form (as defined herein) directly to the Scrutineer during the Voting Period. Any such Noteholder must arrange for its Noteholder Custodian (as defined herein) to submit a Blocking Confirmation (Sperrvermerk) (as defined herein) to the Scrutineer. It is each Noteholder’s responsibility to ensure that the Scrutineer receives the Voting Form within the Voting Period and the Blocking Confirmation by the End of the Voting Period (as defined herein) (see “Procedures for Participating in the Votes Without Meeting  - Direct Voting to the Scrutineer”).

Noteholders should take into account that restrictions on the transfer of Notes will apply (i) from the time they submit, or arrange for submission of, Consent Instructions and that Consent Instructions shall be irrevocable save in certain limited circumstances as provided in this Consent Solicitation Memorandum and/or (ii) from the time of instructing the Noteholder Custodian to submit a Blocking Confirmation to the Scrutineer (see “Risk Factors relating to Votes Without Meeting - Blocking of Notes and Restrictions on Transfer” and “- Irrevocability of Consent Instructions”).

SOLICITATION AGENTS

CITIGROUP	THE ROYAL BANK OF SCOTLAND

TABULATION AND VOTING AGENT	SCRUTINEER
LUCID ISSUER SERVICES LIMITED	DR. CHRISTIANE MÜHE, NOTARY

GENERAL

This Consent Solicitation Memorandum contains important information which should be read carefully before any decision is made with respect to any Consent Solicitation. If any Noteholder is in any doubt as to the action it should take or is unsure of the impact of the implementation of any Extraordinary Resolution, it is recommended to seek its own financial and legal advice, including in respect of any tax consequences, immediately from its broker, bank manager, solicitor, accountant or other independent financial, tax or legal adviser. Any individual or company whose Notes are held on its behalf by a broker, dealer, bank, custodian, trust company or other nominee or intermediary must contact such entity if it wishes to participate in the vote without meeting at which the relevant Proposed Amendment is to be considered (each such meeting a Vote Without Meeting and collectively the Votes Without Meeting).

The Issuers, the Existing Guarantor and the New Guarantor have appointed Citigroup Global Markets Limited and The Royal Bank of Scotland plc as consent solicitation agents (the Solicitation Agents) under a solicitation agency agreement which contains certain provisions regarding the payment for fees, expense reimbursement and indemnity arrangements, Lucid Issuer Services Limited as tabulation and voting agent (the Tabulation and Voting Agent), and the Issuers have appointed notary Dr. Christiane Mühe as scrutineer (the Scrutineer) in connection with the Votes Without Meeting.

The Issuers, the Existing Guarantor and the New Guarantor each accept responsibility for the information contained in this Consent Solicitation Memorandum. To the best of the knowledge and belief of the Issuers, the Existing Guarantor and the New Guarantor (having taken all reasonable care to ensure that such is the case), the information contained in this Consent Solicitation Memorandum is in accordance with the facts and does not omit anything likely to affect the import of such information. None of the Solicitation Agents, the Tabulation and Voting Agent, the Scrutineer or any of their respective directors, officers, employees, affiliates or agents accepts any responsibility for the information contained in this Consent Solicitation Memorandum, has verified, or assumes any responsibility for the accuracy or completeness of, any of the information concerning the Consent Solicitations, the Proposed Amendments, the Issuers, the Existing Guarantor, the New Guarantor, the Notes or the factual statements contained in, or the effect or effectiveness of, this Consent Solicitation Memorandum or any other documents referred to in this Consent Solicitation Memorandum or assumes any responsibility for any failure by the Issuers, the Existing Guarantor or the New Guarantor to disclose events that may have occurred and may affect the significance or accuracy of such information or the terms of any amendment to any Consent Solicitation.

The Solicitation Agents and their affiliates have provided and continue to provide certain investment banking services to the Issuers, the Existing Guarantor and the New Guarantor and their affiliates for which they have received and will receive compensation that is customary for services of such nature. In addition to their role as Solicitation Agents, Citigroup Global Markets Limited and The Royal Bank of Scotland plc may also be custodians of some of the Notes. The Solicitation Agents may also, to the extent permitted by applicable law, have or hold a position in the Notes and make, or continue to make, a market in, or vote in respect of, or act as principal in any transactions in, or relating to, or otherwise act in relation to, the Notes and other securities of the Issuers, the Existing Guarantor and the New Guarantor. The Solicitation Agents may also deliver Consent Instructions for their own account and on behalf of Noteholders or attend and vote at any Noteholder Meeting or otherwise make arrangements to be represented at any Noteholder Meeting for their own account and on behalf of Noteholders. To avoid any potential conflicts of interest, the Solicitation Agents will not be providing any recommendations on the merits of the Votes Without Meeting or the Proposed Amendments or any other financial advice in relation to the Votes Without Meeting.

The Solicitation Agents and their respective affiliates may contact Noteholders, regarding the Consent Solicitations and may request brokerage houses, custodians, nominees, fiduciaries and others to forward this Consent Solicitation Memorandum and related materials to Noteholders.

None of the Issuers, the Existing Guarantor, the New Guarantor, the Solicitation Agents, the Tabulation and Voting Agent or the Scrutineer is providing Noteholders with any legal, business, tax or other advice in this Consent Solicitation Memorandum. Noteholders should consult with their own advisors as needed to assist them in making a decision and to advise them whether they are legally permitted to participate in any Votes Without Meeting.

Noteholders must comply with all laws applicable and must obtain all applicable consents and approvals. Neither the Issuers, the Existing Guarantor, the New Guarantor, the Solicitation Agents, the Tabulation and Voting Agent nor the Scrutineer shall have any responsibility for Noteholders’ compliance with any of the foregoing legal requirements.

None of the Solicitation Agents, the Tabulation and Voting Agent, the Scrutineer or any of their respective directors, officers, employees or affiliates is acting for any Noteholder, or will be responsible to any Noteholder for providing any protections which would be afforded to its clients or for providing advice in relation to the Votes Without Meeting or the Proposed Amendments, and none of the Issuers, the Existing Guarantor, the New Guarantor, the Solicitation Agents, the Tabulation and Voting Agent, the Scrutineer or any of their respective directors, officers, employees or affiliates expresses any opinion on the merits of, or makes any representation or recommendation whatsoever regarding, any Consent Solicitation, any Proposed Amendment or this Consent Solicitation Memorandum or makes any recommendation whether Noteholders should participate in the relevant Votes Without Meeting.

The delivery or distribution of this Consent Solicitation Memorandum shall not, under any circumstances, constitute a representation or create any implication that the information contained in this Consent Solicitation Memorandum is correct as of any time subsequent to the date of this Consent Solicitation Memorandum or that there has been no change in the information set out in this Consent Solicitation Memorandum or in the affairs of the Issuers, the Existing Guarantor or the New Guarantor since the date of this Consent Solicitation Memorandum or that the information in this Consent Solicitation Memorandum has remained accurate and complete since the date of this Consent Solicitation Memorandum.

No person has been authorised to make any recommendation on behalf of the Issuers, the Existing Guarantor, the New Guarantor, the Solicitation Agents, the Tabulation and Voting Agent or the Scrutineer in respect of this Consent Solicitation Memorandum, any Consent Solicitation, any Proposed Amendment or any Vote Without Meeting. No person has been authorised to give any information, or to make any representation in connection with any Consent Solicitation, Vote Without Meeting or Proposed Amendment, other than those contained in this Consent Solicitation Memorandum. If made or given, such recommendation or any such information or representation must not be relied upon as having been authorised by any of the Issuers, the Existing Guarantor, the New Guarantor, the Solicitation Agents, the Tabulation and Voting Agent, the Scrutineer or any of their respective directors, officers, employees, affiliates or agents.

The Tabulation and Voting Agent is the agent of the Issuers and owes no duty to any Noteholder.

An Extraordinary Resolution which is passed and implemented will be binding on all Noteholders of the relevant Series, whether or not they participate in the relevant Vote Without Meeting and irrespective of whether they voted in favour of or against the Proposed Amendments or whether they abstained from voting. The implementation of the Extraordinary Resolutions is subject to the satisfaction of certain Conditions of Implementation. Even if the requisite majority of votes in favour of the Proposed Amendments are received, the Extraordinary Resolution will only be implemented if the Conditions of Implementation have either been satisfied or waived.

Each Noteholder is solely responsible for making its own independent appraisal of all matters as such Noteholder deems appropriate (including those relating to the Consent Solicitations) and each Noteholder must make its own decision whether to participate in the relevant Votes Without Meeting.

In particular, Noteholders should carefully consider the key risk factors set out below, together with the other information contained in this Consent Solicitation Memorandum, when deciding whether to participate in any Vote Without Meeting or how to vote with respect to any Proposed Amendment at the relevant Vote Without Meeting. The occurrence of any of the events described below under “Risk Factors Relating to the New Guarantor”, individually or together with other circumstances, could have a material adverse effect on the New Guarantor’s ability to fulfil its obligations under the New Guarantee.

The Votes Without Meeting will be held in accordance with the applicable provisions of the German Act on Debt Securities. Noteholders are responsible for complying with all of the procedures for participating in the relevant Votes Without Meeting described in this Consent Solicitation Memorandum. None of the Issuers, the Existing Guarantor, the New Guarantor, the Solicitation Agents, the Tabulation and Voting Agent or the Scrutineer nor any of their respective directors, officers, employees or affiliates assumes any responsibility for informing Noteholders of irregularities with respect to compliance with such procedures (see “Procedures for Participating in the Votes Without Meeting”).

Noteholders are advised to check with any bank, securities broker or other intermediary through which they hold their Notes as to when such intermediary would need to receive instructions from a Noteholder in order for such Noteholder to participate in a Vote Without Meeting by the deadlines specified in this Consent Solicitation Memorandum. The deadlines set by any such intermediary and each relevant Clearing System for the submission and (where permitted) revocation of Consent Instructions will be earlier than the relevant deadlines specified in this Consent Solicitation Memorandum (see “Procedures for Participating in the Votes Without Meeting”).

No acknowledgement of receipt of any votes cast will be given by the Scrutineer, the Tabulation and Voting Agent, the Solicitation Agents, the Issuers, the Existing Guarantor or the New Guarantor.

Questions and requests for assistance in connection with (i) the Consent Solicitations and/or the Votes Without Meeting may be directed to the Solicitation Agents and the Tabulation and Voting Agent, (ii) the delivery of Voting Instructions or Consent Instructions may be directed to the Tabulation and Voting Agent, and (iii) the delivery of the Blocking Confirmations, Voting Forms or Forms of Proxy may be directed to the Scrutineer. The contact details of the Solicitation Agents, the Tabulation and Voting Agent and the Scrutineer are shown at the end of this Consent Solicitation Memorandum.

Capitalised terms used in this Consent Solicitation Memorandum have the meaning given in “Definitions” below and any other definitions of such terms are for ease of reference only and shall not affect their interpretation. This Consent Solicitation Memorandum expresses and describes German legal concepts in English. Therefore, all words and expressions and legal terms used herein shall be governed by, and construed in accordance with, the laws of Germany.

Unless the context otherwise requires, all references in this Consent Solicitation Memorandum to a Noteholder or holder of Notes means each beneficial owner of the Notes holding such Notes, directly or indirectly, in an account in the name of a Direct Participant acting on such beneficial owner’s behalf.

In this Consent Solicitation Memorandum, references to (i) EUR are to the currency introduced at the start of the third stage of European economic and monetary union pursuant to the Treaty on the Functioning of the European Union, as amended; and (ii) GBP are to the lawful currency of the United Kingdom.

TABLE OF CONTENTS

GENERAL		3
RATIONALE FOR THE CONSENT SOLICITATIONS		8
PROPOSED AMENDMENTS		9
RATINGS		10
INDICATIVE TIMETABLE		12
QUESTIONS AND ANSWERS ABOUT THE VOTES WITHOUT MEETING		14
DEFINITIONS		16
RISK FACTORS RELATING TO VOTES WITHOUT MEETING		23
PROCEDURES FOR PARTICIPATING IN THE VOTES WITHOUT MEETING		27
AMENDMENT AND TERMINATION		34
TAX CONSEQUENCES		36
INFORMATION ON THE NEW GUARANTOR		37
RISK FACTORS RELATING TO THE NEW GUARANTOR		48
ADDITIONAL INFORMATION AVAILABLE		52
ANNEX 1	PROPOSED AMENDMENTS TO THE NOTES	53
ANNEX 2	FORM OF NEW GUARANTEE	74

ANNEX 3	STANDARD VOTING FORM	78
ANNEX 4	STANDARD BLOCKING CONFIRMATION	82
ANNEX 5	FORM OF PROXY	85

ENGLISH LANGUAGE VERSION

This Consent Solicitation Memorandum has been drafted in the English language and in parts in the German language. Where a German language version exists, such German language version shall be binding.

RATIONALE FOR THE CONSENT SOLICITATIONS

On December 1, 2015, the Existing Guarantor announced its plans to pool the business segments Grid & Infrastructure, Retail and Renewables of the Former RWE Group in Germany and abroad in a newly established subsidiary, the New Guarantor. Most business activities and assets pertaining to these business segments were already contained within and held by separate legal entities. These legal entities have, in a series of transactions that separated the grid & infrastructure, retail and renewables businesses of the Existing Guarantor and its direct and indirect subsidiaries and participations from their conventional and nuclear power generation and trading activities (the Carve-Out), either been merged or transferred by way of a share transfer to the New Guarantor.

As a result of the separation of the innogy Group from the Former RWE Group, both Issuers are wholly-owned subsidiaries of the New Guarantor and are now part of the innogy Group rather than the RWE Group.

In order to reflect the separation of the Issuers from the RWE Group, as a measure completing the Carve-Out and in order to simplify the intra-group financing structure, the Issuers seek approval from the Noteholders of the Proposed Amendments. It is intended that the Existing Guarantor is released from its obligations under the Existing Guarantees and that the due payment of principal of, and interest on, and any other amounts expressed to be payable under the Notes will forthwith be unconditionally and irrevocably guaranteed by the New Guarantor.

As at the date of this Consent Solicitation Memorandum, RWE AG has launched another consent solicitation as well as an exchange offer in relation to the senior notes issued by RWE AG, the purpose of which is to substitute RWE AG as issuer and debtor of these notes with innogy SE as issuer and substitute debtor.

PROPOSED AMENDMENTS

Due payment of principal and interest and any other amounts payable under the Notes has been guaranteed by the Existing Guarantor under several guarantee agreements between the Existing Guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent for the benefit of the Noteholders, dated 23 March 2001 in respect of tranche 1 and 2 of the April 2021 Notes (the 2001 Guarantee); dated 28 March 2002 in respect of tranche 3 of the April 2021 Notes, tranche 1 of the 2030 Notes and the 2033 Notes (the 2002 Guarantee); dated 31 March 2003 in respect of the 2018 Notes, the 2023 Notes and tranche 2 of the 2030 Notes (the 2003 Guarantee); dated 5 August 2005 in respect of the 2019 Notes and the August 2021 Notes (the 2005 Guarantee); dated 31 March 2009 in respect of the 2022 Notes and the 2039 Notes (the 2009 Guarantee); and dated 14 April 2010 in respect of the 2020 Notes, the 2024 Notes and the 2034 Notes (the 2010 Guarantee and, together with the 2001 Guarantee, the 2002 Guarantee, the 2003 Guarantee, the 2005 Guarantee and the 2009 Guarantee, the Existing Guarantees and each an Existing Guarantee).

It is intended to release the Existing Guarantor from its obligations under the relevant Existing Guarantees and to execute a new guarantee agreement between the New Guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent for the benefit of the Noteholders, under which due payment of principal and interest and any other amounts payable under the Notes is guaranteed, at essentially the same terms as the 2010 Guarantee (the New Guarantee). While the Noteholders are not a contractual party to the Existing Guarantees, they are third-party-beneficiaries of the Existing Guarantees and as such their consent is required for such replacement of guarantor under German law (the Consent to the Change of Guarantor).

Pursuant to § 11(7) of the Conditions of the 2020 Notes, the 2024 Notes and the 2034 Notes (together the Post-Act Notes) and in accordance with section 22 of the German Act on Debt Securities, such consent may be given by majority decision of the Noteholders.

The 2018 Notes, the 2019 Notes, the April 2021 Notes, the August 2021 Notes, the 2022 Notes, the 2023 Notes, the 2030 Notes, the 2033 Notes and the 2039 Notes (the Pre-Act Notes) were issued before August 5, 2009. Therefore, the provisions of the German Act on Debt Securities do not apply to the Pre-Act Notes and the relevant Conditions do not contain a provision equivalent to the above-mentioned § 11(7). For Noteholders of the Pre-Act Notes to be able to consent to the replacement of guarantor by way of majority decision, these Noteholders first have to pass resolutions rendering the provisions of the German Act on Debt Securities applicable to (i) the Pre-Act Notes and the relevant Conditions (the General Opt-In) and (ii) to the relevant Existing Guarantees (the Guarantee Opt-In).

The Extraordinary Resolutions proposed by the relevant Issuer are summarised below. The full text of these Proposed Amendments is contained in this Consent Solicitation Memorandum in “Annex 1 – Proposed Amendments in relation to the Notes” and the text of the New Guarantee is contained in “Annex 2 – Form of New Guarantee”. Noteholders should carefully consider these Annexes before making any decision with respect to any Proposed Amendment to be voted on at any Vote Without Meeting.

Proposed Amendments in respect of the Pre-Act Notes issued by innogy Finance B.V. and, in respect of the 2033 Notes, issued by innogy Finance II B.V. (as substitute issuer of RWE Aktiengesellschaft):

(i)	General Opt-In
Quorum: At least 50% of the aggregate principal amount of the relevant Series then outstanding represented by votes cast (including abstainers)

Majority Requirement: At least 75% of the votes cast in favour of the Proposed Amendment

(ii)	Guarantee Opt-In
Quorum: At least 50% of the aggregate principal amount of the relevant Series then outstanding represented by votes cast (including abstainers)

Majority Requirement: At least 75% of the votes cast in favour of the Proposed Amendment

(iii)	Consent to the Change of Guarantor
Quorum: At least 50% of the aggregate principal amount of the relevant Series then outstanding represented by votes cast (including abstainers)

Majority Requirement: At least 75% of the votes cast in favour of the Proposed Amendment

Proposed Amendments in respect of the Post-Act Notes issued by innogy Finance B.V.:

(i)	Consent to the Change of Guarantor
Quorum: At least 50% of the aggregate principal amount of the relevant Series then outstanding represented by votes cast (including abstainers)

Majority Requirement: At least 75% of the votes cast in favour of the Proposed Amendment

RATINGS

On October 31, 2016, Fitch Ratings (Fitch) assigned a preliminary rating of ‘BBB+’ to the New Guarantor with a ‘Stable’ outlook and a preliminary rating of ‘A-’ to any senior unsecured obligations assumed or guaranteed by the New Guarantor. At the same time, Fitch maintained the rating of the Existing Guarantor at ‘BBB’ with a ‘Rating Watch Negative’ and revised the ‘Rating Watch’ status of the Issuers’ and the Existing Guarantor’s senior unsecured ratings of ‘BBB’ to ‘Rating Watch Positive’ from ‘Rating Watch Negative’. The ‘Rating Watch Positive’ assignment reflects the Existing Guarantor’s and the New Guarantor’s intention to change guarantor and/or substitute the debtor on all existing senior unsecured notes. The final ratings are contingent upon the confirmation of the financial structure conforming materially to information already received by Fitch.

In a press release dated as of October 31, 2016, Fitch published the below comments:

“Fitch Ratings has assigned innogy SE an expected Long-Term Issuer Default Rating (IDR) of ‘BBB+(EXP)’ with a Stable Outlook and a Short-Term IDR of ‘F2(EXP)’. The agency has also assigned a senior unsecured rating of ‘A-(EXP)’. The assigned ratings reflect innogy’s strong business profile, with the majority of earnings from regulated networks, as well as a large proportion of quasi-regulated earnings from renewables generation.”

“The rating reflects our view of innogy’s profile, independent from RWE AG (BBB/Rating Watch Negative), taking into account features such as independent supervisory boards, separate financing, including: separate treasury teams; plans for independent liquidity arrangements; the lack of cross guarantees or cross defaults between innogy and RWE; and RWE’s intention to manage all intercompany agreements at arm’s length and not to impose any strategic and financial targets on innogy.

The final ratings are contingent upon the implementation of innogy’s separation from RWE and the confirmation of the post-separation financial structure conforming materially to information already received.”

The relevant press release can be found on: https://www.fitchratings.com/site/pr/1014056

On November 3, 2016, Moody’s Investor Services (Moody’s) affirmed the Existing Guarantor’s senior ratings of ‘Baa3’. The outlook on the senior notes of the Existing Guarantor as well as of the Issuers which are guaranteed by the Existing Guarantor remained ‘Stable’. At the same time, Moody’s revised the outlook to ‘Negative’ from ‘Stable’ on the Programme. This reflects the Existing Guarantor’s and the New Guarantor’s intention to change guarantor and/or substitute the debtor on all existing senior unsecured notes and Moody’s view that the ratings on any senior debt that remain at the level of the Existing Guarantor could come under negative pressure because of their structural subordination to any debt obligations guaranteed by the New Guarantor and minority shareholders. It also reflects Moody’s view that Existing Guarantor holds the riskier generation and trading assets.

In a press release dated as of November 3, 2016, Moody’s published the below comments:

“Moody’s Investors Service has today affirmed the senior long- and short-term Baa3/P-3 ratings of German utility, RWE AG (RWE) and the Ba2 rating for its Subordinated Hybrid Capital Securities (the hybrid notes), following the sale of around 23% of the shares in RWE’s subsidiary, innogy SE (innogy). The outlook on the senior bonds (or senior debt) of RWE AG, innogy Finance B.V. and innogy Finance II B.V. under the guarantee of RWE AG remains stable. At the same time, Moody’s has changed the outlook to negative from stable on the EMTN programme of RWE and on the hybrid notes.”

“The stable outlook on the senior debt reflects RWE’s intention that, in due course, it will seek to further reorganise its senior debt, transferring full liability to innogy. This debt is currently issued directly through RWE or indirectly through innogy Finance B.V. and innogy Finance II B.V., under the guarantee of RWE. If successful, innogy will replace RWE, either directly as issuer, or as guarantor.”

“Negative pressure could develop on any bonds, for which innogy does not become fully liable, for the reasons described below.”

“The negative outlook nonetheless indicates that any senior debt, or existing or updated debt programmes, that remain at RWE, could come under negative pressure because they will be structurally subordinate to any debt obligations at innogy and will rank behind its minority shareholders. RWE will also hold the riskier generation and trading assets.”

“Any ratings at innogy will continue to reflect the consolidated credit strength of the group. innogy has a better business mix profile, but Moody’s assessment of its credit quality will take into account that of the broader group and RWE’s majority ownership, and as yet, innogy has no track record of independent operations. As and when RWE sells down further stakes in innogy and as innogy’s management establishes such a track record, Moody’s may begin to delink its view of the relative credit quality of the two entities. Such a view is likely to reflect positively the lower business risk profile of innogy, with its emphasis on regulated and contracted businesses, as well as its exposure to growing energy services and supply.”

The relevant press release can be found on: https://www.moodys.com/research/Moodys-affirms-RWE-Baa3-senior-Ba2-hybrid-ratings-multiple-outlooks--PR_356816

On November 14, 2016, Standard & Poor’s Credit Market Services Europe (Standard & Poor’s) assigned a rating of ‘BBB-’ to the New Guarantor with a ‘Positive’ outlook. At the same time, Standard & Poor’s affirmed the rating of the Existing Guarantor at ‘BBB-’ and revised its outlook to ‘Stable’ from ‘Negative’. The rating of the New Guarantor is capped by the rating of the Existing Guarantor, due to Standard & Poor’s view that the New Guarantor’s creditworthiness is linked to the creditworthiness of the Existing Guarantor. The ‘Positive’ outlook assigned to the New Guarantor’s rating reflects the potential for a one-notch differential from the rating of the Existing Guarantor, which is supported by Standard & Poor’s view of the New Guarantor’s stronger credit profile.

The relevant press release can be found on:

It is likely that rating agencies (Fitch, Moody’s or Standard & Poor’s) may publish reports commenting on the rating implications of the debt transfer on the Issuers, Existing Guarantor and New Guarantor on or after the date of this Consent Solicitation Memorandum.

INDICATIVE TIMETABLE

Set out below is an indicative timetable showing the timing of the Consent Solicitations and/or the Votes Without Meeting, assuming that the Extraordinary Resolutions will be passed and implemented.

Event	Date and Time

Launch Date of the Consent Solicitations

Consent Solicitation Memorandum (i) published on the Solicitation Website and (ii) sent for publication in the German Federal Gazette (Bundesanzeiger).

Notices announcing the Consent Solicitations will also be published, or sent for publication, (i) through the Clearing Systems, (ii) on WM-Daten, (iii) on Bloomberg/Reuters, (iv) with the AFM, (v) in the Luxemburger Wort, and (vi) on the website of the LuxSE (www.bourse.lu).

Copies of the documents referred to under “Additional Information – Documents Available” will be available from the Tabulation and Voting Agent and on the Solicitation Website.
November 15, 2016

Registration and Instruction Deadline

Deadline for registration on, and submitting Voting Instructions to the Tabulation and Voting Agent via the Voting Platform and for receipt of Consent Instructions by the Tabulation and Voting Agent.

For reasons of efficiency, Noteholders are requested to vote through the Voting Platform (www.lucid-is.com/innogy) and submit, or arrange for submission of, Consent Instructions to the Clearing Systems.

Noteholders may alternatively submit a Blocking Confirmation and Form of Proxy, if applicable, to the Scrutineer if they wish to cast votes directly to the Scrutineer.
23.59 (CET) on December 6, 2016

Commencement of the Voting Period

Tabulation and Voting Agent casts votes to the Scrutineer as the Noteholders’ proxy.

Noteholders who have not instructed the Tabulation and Voting Agent may submit Voting Forms directly to the Scrutineer.
0.00 (CET) on December 7, 2016

End of the Voting Period

Deadline for submitting Voting Forms and evidence of eligibility including Blocking Confirmations and Forms of Proxy, if applicable, to the Scrutineer.	23.59 (CET) on December 12, 2016

Announcement (Bekanntmachung) of Results of the Votes Without Meeting

Notices of whether the required quorum has been reached and/or Extraordinary Resolutions have been passed at the Votes Without Meeting will be published, or sent for publication, (i) in the German Federal Gazette (Bundesanzeiger), (ii) on the Solicitation Website, (iii) with the AFM, (iv) on WM-Daten, (v) through the Clearing Systems, (vi) on Bloomberg/Reuters, (vii) in the Luxemburger Wort and (viii) on the website of the LuxSE (www.bourse.lu).
As soon as reasonably practicable after the End of the Voting Period

End of Statutory Objection Period

Deadline for objecting to the results of the Votes Without Meeting.	Two weeks after the results of the Votes Without Meeting have been announced (bekanntgemacht)

Minutes of the Votes Without Meeting made available

Notice that the minutes of the Votes Without Meeting prepared by the Scrutineer can be obtained from the relevant Issuers will be made available on the Solicitation Website.	As soon as reasonably practicable after the End of the Statutory Objection Period

End of Statutory Contestation Period

Deadline for contesting any Extraordinary Resolutions passed at any Vote Without Meeting.	One month after the results of the Votes Without Meeting have been announced (bekanntgemacht)

Implementation of Extraordinary Resolutions passed at the Votes Without Meeting

Scrutineer forwards the contents of the Extraordinary Resolutions recorded in the minutes of the Votes Without Meeting to the relevant Central Securities Depositary and instructs it to add such minutes to the relevant Notes held by such Central Securities Depositary.
As soon as reasonably practicable after the Conditions of Implementation with regard to the relevant Series have been fulfilled

Announcement (Bekanntmachung) of Implementation of Extraordinary Resolutions

Notices that Extraordinary Resolutions have been implemented will be published, or sent for publication, (i) in the German Federal Gazette (Bundesanzeiger), (ii) on the Solicitation Website, (iii) with the AFM, (iv) on WM-Daten, (v) through the Clearing Systems (vi) on Bloomberg/Reuters, (vii) in the Luxemburger Wort and (viii) on the website of the LuxSE (www.bourse.lu).
As soon as reasonably practicably after the resolutions have been implemented

Noteholders are advised to check with any bank, securities broker or other intermediary through which they hold their Notes as to when such intermediary would need to receive instructions from a Noteholder in order for such Noteholder to participate in the relevant Votes Without Meeting by the deadlines specified above. The deadlines set by any such intermediary and each relevant Clearing System for the submission and (where permitted) revocation of Consent Instructions will be earlier than the relevant deadlines above.

QUESTIONS AND ANSWERS ABOUT THE VOTES WITHOUT MEETING

The following are some of the questions that Noteholders may have in respect of the Consent Solicitations, the Votes Without Meeting and/or the Proposed Amendments, and answers to those questions. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this Consent Solicitation Memorandum, and this information is qualified in its entirety by the more detailed descriptions and explanations under the sections “Rationale”, “Proposed Amendments”, “Ratings”, “Risk Factors relating to the Votes Without Meeting”, “Procedures for Participating in the Votes Without Meeting”, “Information on the New Guarantor”, and “Risk Factors relating to the New Guarantor”. Noteholders are urged to read this Consent Solicitation Memorandum in its entirety before making any decision.

1)	What are the Proposed Amendments that the Issuers are inviting Noteholders to approve?

The main purpose of the Consent Solicitations and the Votes Without Meeting is to replace the Existing Guarantor of the Notes with the New Guarantor. This will be achieved by releasing the Existing Guarantor from its obligations under the Existing Guarantees and by, at the same time, executing a New Guarantee for the benefit of the Noteholders to be entered into between the New Guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent. The Existing Guarantor may only be released from its obligations under the Existing Guarantees if the Noteholders have granted their consent to such release.

2)	Why are there different proposals for the Pre-Act Notes and the Post-Act Notes?

As a general rule under German law, each Noteholder’s consent is required for the aforementioned release. However, the Conditions of the Post-Act Notes provide that, in accordance with the provisions of the German Act on Debt Securities, such consent may be granted by way of an Extraordinary Resolution of Noteholders.

The German Act on Debt Securities does not apply to the Pre-Act Notes. Therefore, consenting to the replacement of guarantor by way of an Extraordinary Resolution is not possible unless Noteholders decide by way of Extraordinary Resolution that they would like to make the provisions of the German Act on Debt Securities applicable to (i) the relevant Conditions and (ii) the relevant Existing Guarantees. These so-called opt-in decisions are the additional Proposed Amendments that Noteholders are invited to vote on at the relevant Votes Without Meeting relating to the Pre-Act Notes as compared to the Proposed Amendments relating to the Post-Act Notes.

3)	Why are the Issuers seeking approval of the Proposed Amendments?

As a result of the Carve-Out, the Issuers became subsidiaries of the New Guarantor and are now part of the innogy Group rather than the RWE Group. The replacement of guarantor would reflect this separation of the Issuers from the RWE Group.

4)	When and why has the innogy Group been separated from the RWE Group?

On December 1, 2015, the Existing Guarantor announced its plans to pool the business segments Grid & Infrastructure, Retail and Renewables of the Former RWE Group in Germany and abroad in a newly established subsidiary, the New Guarantor. Most business activities and assets pertaining to these business segments were already contained within and held by separate legal entities. These legal entities have, in a series of transactions that separated the grid & infrastructure, retail and renewables businesses of the Existing Guarantor and its direct and indirect subsidiaries and participations from their conventional and nuclear power generation and trading activities, either been merged or transferred by way of a share transfer to the New Guarantor.

5)	Will the Issuers pay any consideration in return for the participation in the Votes Without Meeting?

The Issuers do not intend to pay any participation or other fee to have Noteholders vote at the Votes Without Meeting. Noteholders should be aware that the Notes are expected to have a more favourable rating or outlook from one or more rating agencies provided that the Notes will be guaranteed by the New Guarantor (see “Ratings” above as well as the description of the risks associated under “No Interconditionality of the Votes Without Meeting and the Extraordinary Resolutions” and “Structural Subordination, Ratings and Other Risks of Series in respect of which Extraordinary Resolutions are not passed or not implemented” below).

6)	What happens if no Extraordinary Resolution is passed at a Vote Without Meeting

If an Extraordinary Resolution is not passed (e.g., because the quorum is not met or the required majority is not reached) or not implemented (e.g., because the relevant Conditions of Implementation are not satisfied) the relevant Notes continue to be guaranteed by the Existing Guarantor. For the avoidance of doubt, this would not have any effect on any other transaction contemplated in the context of the Carve-Out, any other Extraordinary Resolutions passed and implemented at any other Vote Without Meeting, any resolutions passed and implemented in the context of the consent solicitation in relation to certain senior notes issued by RWE AG or any offer and acceptance of such offer made in the context of the exchange offer in relation to certain senior notes issued by RWE AG.

DEFINITIONS

Capitalised terms used but not defined in this Consent Solicitation Memorandum shall, unless the context otherwise requires, have the meanings set out in the Conditions.

2001 Guarantee	The guarantee agreement dated 23 March 2001 between the Existing Guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent in relation to tranche 1 and 2 of the April 2021 Notes

2002 Guarantee
The guarantee agreement dated 28 March 2002 between the Existing Guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent in relation to tranche 3 of the April 2021 Notes, tranche 1 of the 2030 Notes and the 2033 Notes

2003 Guarantee
The guarantee agreement dated 31 March 2003 between the Existing Guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent in relation to the 2018 Notes, the 2023 Notes and tranche 2 of the 2030 Notes

2005 Guarantee	The guarantee agreement dated 5 August 2005 between the Existing Guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent in relation to the 2019 Notes and the August 2021 Notes

2009 Guarantee	The guarantee agreement dated 31 March 2009 between the Existing Guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent in relation to the 2022 Notes and the 2039 Notes

2010 Guarantee	The guarantee agreement dated 14 April 2010 between the Existing Guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent in relation to the 2020 Notes, the 2024 Notes and the 2034 Notes

2018 Notes	EUR 980,000,000 5.125% Fixed Rate Notes due July 23, 2018 (ISIN: XS0172851650) issued by innogy Finance B.V.

2019 Notes	EUR 1,000,000,000 6.625% Fixed Rate Notes due January 31, 2019 (ISIN: XS0399647675) issued by innogy Finance B.V.

2020 Notes	EUR 750,000,000 1.875% Fixed Rate Notes due January 30, 2020 (ISIN: XS0878010718) issued by innogy Finance B.V.

2022 Notes	GBP 500,000,000 5.500% Fixed Rate Notes due July 6, 2022 (ISIN: XS0437307464) issued by innogy Finance B.V.

2023 Notes	GBP 487,500,000 5.625% Fixed Rate Notes due December 6, 2023 (ISIN: XS0170732738) issued by innogy Finance B.V.

2024 Notes	EUR 800,000,000 3.000% Fixed Rate Notes due January 17, 2024 (ISIN: XS0982019126) issued by innogy Finance B.V.

2030 Notes	GBP 760,000,000 6.250% Fixed Rate Notes due June 3, 2030 (ISIN: XS0147048762) issued by innogy Finance B.V.

2033 Notes	EUR 600,000,000 5.750% Fixed Rate Notes due February 14, 2033 (ISIN: XS0162513211) issued by RWE Aktiengesellschaft which was substituted as debtor by innogy Finance II B.V.

2034 Notes	GBP 600,000,000 4.750% Fixed Rate Notes due January 31, 2034 (ISIN: XS0735770637) issued by innogy Finance B.V.

2039 Notes	GBP 1,000,000,000 6.125% Fixed Rate Notes due July 6, 2039 (ISIN: XS0437306904) issued by innogy Finance B.V.

AFM	Netherlands Authority for the Financial Markets

Aggregate RAB	innogy Group’s aggregate regulated asset base

April 2021 Notes	GBP 570,000,000 6.500% Fixed Rate Notes due April 20, 2021 (ISIN: XS0127992336) issued by innogy Finance B.V.

ARegV	the German Incentive Regulation Ordinance (Verordnung über die Anreizregulierung der Energieversorgungsnetze)

August 2021 Notes	EUR 1,000,000,000 6.500% Fixed Rate Notes due August 10, 2021 (ISIN: XS0412842857) issued by innogy Finance B.V.

Audited Combined Financial Statements	The audited combined financial statements of the RWE International Group (now the innogy Group) as of and for the financial years ended December 31, 2015, 2014 and 2013

Audited Unconsolidated Financial Statements	The audited unconsolidated financial statements of RWE International SE (now innogy SE) for the short financial year from December 11, 2015 to December 31, 2015

B2B	Sales to industrial customers and resellers

B2C	Sales to residential and commercial customers

Blocking Confirmation
A confirmation from the Noteholder Custodian, containing the Noteholder Details, that the relevant Notes held for the Noteholder in the relevant account at the Noteholder Custodian are blocked until the End of the Voting Period and, if the Blocking Confirmation is issued after the vote was cast, in addition the confirmation that the relevant Notes had already been blocked at the date the vote was cast, a form of which is contained in this Consent Solicitation Memorandum in “Annex 4 – Standard Blocking Confirmation”

Bloomberg	Bloomberg news, a division of Bloomberg L.P.

BNetzA	The German Network Agency (Bundesnetzagentur)

Business Day	A day, other than a Saturday or a Sunday, on which banks generally are open for business in London and Frankfurt

Carve-Out
The series of transactions that separated the grid & infrastructure, retail and renewables businesses of the Existing Guarantor and its direct and indirect subsidiaries and participations from their conventional and nuclear power generation and trading activities

Central Securities Depositary	Euroclear/Clearstream in its capacity as central securities depositary, or any other entity acting as common safekeeper on their behalf, in respect of the relevant Series of Notes

Clearing Systems	Euroclear and Clearstream

Clearstream	Clearstream Banking, S.A.

Conditions	The terms and conditions of each Series, as contemplated by the relevant final terms of that Series

Conditions of Implementation	The Pre-Act Notes Implementation Conditions and the Post-Act Notes Implementation Conditions

Consent Instruction	The electronic instruction to be submitted by a Direct Participant to the Tabulation and Voting Agent through Euroclear/Clearstream

Consent Solicitation
In respect of each Series, the invitation by the relevant Issuer to Noteholders to consent to the Proposed Amendments by way of passing the required Extraordinary Resolutions in the relevant Vote Without Meeting

Consent to the Change of Guarantor	The Extraordinary Resolution approving the exchange of guarantor in relation to each relevant Series

Direct Participant	Each person shown in the records of the Clearing Systems as a holder of the Notes

DSO	Distribution system operator

EBITDA	Earnings before interests, taxes, depreciation and amortisation

EEG	The German Renewable Energy Sources Act (Erneuerbare-Energien-Gesetz)

End of the Statutory Objection Period	The date which is two weeks after the date on which the results of the relevant Vote Without Meeting have been announced (bekanntgemacht)

End of the Voting Period	23.59 (CET) on December 12, 2016

Euro	The currency introduced at the start of the third stage of European economic and monetary union pursuant to the Treaty on the Functioning of the European Union, as amended

Euroclear	Euroclear Bank SA/NV

Existing Guarantees	Collectively, the 2001 Guarantee, the 2002 Guarantee, the 2003 Guarantee, the 2005 Guarantee, the 2009 Guarantee and the 2010 Guarantee

Existing Guarantor	RWE Aktiengesellschaft

Extraordinary Resolution	In respect of each Series, the extraordinary resolution relating to such Series passed in the relevant Vote Without Meeting

Final Terms	In respect of each Series, the final terms document executed by the relevant Issuer at the time of issue of the relevant Notes, which completes the terms and conditions in respect of each Series

Fitch	Fitch Ratings, Ltd.

Form of Proxy
The standard form of power of attorney granted by the Noteholder to a proxy, voting agent, or other agent (other than the Tabulation and Voting Agent) to vote at the Vote Without Meeting which is contained in this Consent Solicitation Memorandum in “Annex 5 – Form of Proxy”

Former RWE Group	The Existing Guarantor and its direct and indirect subsidiaries prior to the separation of the innogy Group

GBP	The lawful currency of the United Kingdom

General Opt-In	With respect to Pre-Act Notes, the Extraordinary Resolution submitting the Conditions of such Series to the provisions of the German Act on Debt Securities

German Act on Debt Securities	The German Act on Debt Securities (Gesetz über Schuldverschreibungen aus Gesamtemissionen – SchVG)

Guarantee Opt-In
With respect to Pre-Act Notes, the Extraordinary Resolution submitting the relevant Existing Guarantees for the benefit of the Noteholders of such Series to certain provisions of the German Act on Debt Securities

HGB	German Commercial Code (Handelsgesetzbuch)

ID-Code	The unique identifier code with respect to each Noteholder of a Series and assigned to the Noteholder upon registration on the Voting Platform

IFRS	International Financial Reporting Standards as adopted by the European Union

innogy Group	The New Guarantor and its consolidated subsidiaries

Investor Relations Website	https://www.innogy.com/web/cms/en/3244112/about-innogy/investor-relations/publications/reports/

ISIN	International Securities Identification Number

Issuers	Issuer 1 and Issuer 2

Issuer 1	innogy Finance B.V.

Issuer 2	innogy Finance II B.V.

LuxSE	Luxembourg Stock Exchange

Member State	A member state of the European Union

Moody’s	Moody’s Investor Services

New Guarantor	innogy SE

Noteholder	Each beneficial owner of Notes holding such Notes, directly or indirectly, in an account in the name of a Direct Participant acting on such beneficial owner’s behalf

Noteholder Custodian	The custodian bank of the relevant Noteholder where the Notes of that Noteholder are held

Noteholder Details
The Noteholder’s name, address, ISIN of the relevant Series, number of notes and total principal amount of the notes held in respect of each Series by a Noteholder and credited to the securities account of the relevant Noteholder Custodian of that Noteholder

Noteholder Meeting	The physical noteholder meeting which may be held in the case that the relevant quorum at the relevant Vote Without Meeting is not met

Notes
The 2018 Notes, the 2019 Notes, the 2020 Notes, the April 2021 Notes, the August 2021 Notes, the 2022 Notes, the 2023 Notes, the 2024 Notes, the 2030 Notes, the 2033 Notes, the 2034 Notes and the 2039 Notes

Post-Act Notes	The 2020 Notes, the 2024 Notes and the 2034 Notes

Post-Act Notes Implementation Conditions	The conditions upon satisfaction of which the Extraordinary Resolutions relating to the relevant Post-Act Notes will be implemented

Pre-Act Notes	The 2018 Notes, the 2019 Notes, the April 2021 Notes, the August 2021 Notes, the 2022 Notes, the 2023 Notes, the 2030 Notes, the 2033 Notes and the 2039 Notes

Pre-Act Notes Implementation Conditions	The conditions upon satisfaction of which the Extraordinary Resolutions relating to the relevant Pre-Act Notes will be implemented

Proposed Amendments	The resolutions which are proposed by the Issuers to be made in respect of each Series at the relevant Vote Without Meeting as specified in “Annex 1 – Proposed Amendments”

Registration and Instruction Deadline	23.59 (CET) on December 6, 2016

Relevant Person
Each of the Issuers, the Existing Guarantor, the New Guarantor, the Solicitation Agents, the Tabulation and Voting Agent, the Scrutineer and any of their respective directors, officers, employees, agents or affiliates (including any directors, officers, employees or agents of such affiliates)

RES	Renewable energy sources

Reuters	Reuters news agency, a division of Thomson Reuters

ROC	Renewable Obligations Certificate

RWE AG	RWE Aktiengesellschaft

RWE DB GmbH	RWE Downstream Beteiligungs GmbH

RWE Group	The Existing Guarantor and its direct and indirect subsidiaries excluding the innogy Group

Scrutineer	Notary Dr. Christiane Mühe

Series
Each of the 2018 Notes, the 2019 Notes, the 2020 Notes, the April 2021 Notes, the August 2021 Notes, the 2022 Notes, the 2023 Notes, the 2024 Notes, the 2030 Notes, the 2033 Notes, the 2034 Notes and the 2039 Notes, as applicable

Solicitation Agents	Citigroup Global Markets Limited and The Royal Bank of Scotland plc

Solicitation Website	https://www.innogy.com/web/cms/de/3265808/ueber-innogy/investor-relations/anleihen/bond-restructuring/

Standard & Poor’s	Standard & Poor’s Credit Market Services Europe

Standard Blocking Confirmation	The standard form for Blocking Confirmations which is contained in this Consent Solicitation Memorandum in “Annex 4 – Standard Blocking Confirmation”

Standard Voting Form	The standard form for voting documents (Stimmabgaben) which is contained in this Consent Solicitation Memorandum in “Annex 3 – Standard Voting Form”

Tabulation and Voting Agent	Lucid Issuer Services Limited

Textform
As defined in Section 126b of the German Civil Code (Bürgerliches Gesetzbuch – BGB), being a declaration on a durable medium, evidencing the name of the issuer; durable medium means mail, fax or email and any instrument which enables the recipient of the declaration to store the declaration, in a way accessible for future reference for a period of time adequate for the purposes of the information, and which allows the unchanged reproduction of the information stored (e.g. mail, fax, email)

Unaudited Interim Consolidated Financial Statements (Condensed)
The unaudited interim consolidated financial statements (condensed) of the New Guarantor as of and for the nine-month period ended September 30, 2016 prepared in accordance with IFRS for interim financial reporting (IAS 34)

Vote Without Meeting	In respect of each Series, the virtual voting process taking place during the Voting Period by which Noteholders may pass the Extraordinary Resolutions in relation to the Proposed Amendments

Voting Form	A document in Textform, in the German or English language, setting out the Noteholder Details and the vote in favour of or against the Proposed Amendments or the abstaining vote

Voting Instructions
The instruction from the Noteholder to the Tabulation and Voting Agent to vote in favour of or against the relevant Proposed Amendments or to abstain from voting which is made (abgegeben) upon registration on the Voting Platform

Voting Period	The period commencing at 0.00 (CET) on December 7, 2016 and ending at 23.59 (CET) on December 12, 2016

Voting Platform	www.lucid-is.com/innogy

VSE Holding	Vychodoslovenska energetika Holding a.s.

WACC	The pre-tax weighted average cost of capital

WM-Daten	www.wmdaten.de

RISK FACTORS RELATING TO THE VOTES WITHOUT MEETING

Before making a decision with respect to any Consent Solicitation, Noteholders should carefully consider, in addition to the other information contained in this Consent Solicitation Memorandum (including the additional information available and referenced in this Consent Solicitation Memorandum), the following:

No Interconditionality of the Votes Without Meeting and the Extraordinary Resolutions

Separate Votes Without Meeting will be held in respect of each Series and the implementation of the Extraordinary Resolutions with respect to one Series is not dependent on the implementation of any Extraordinary Resolution with respect to any other Series. In relation to Series in respect of which the Extraordinary Resolutions have not been passed or implemented, the Existing Guarantor may arrange, in accordance with the Conditions of the relevant Series, for the Issuers being substituted for substitute debtors which are not part of the innogy Group but of the RWE Group.

Structural Subordination, Ratings and Other Risks of Series in respect of which Extraordinary Resolutions are not passed or not implemented

Notes will continue to be guaranteed by the Existing Guarantor and will not be guaranteed by the New Guarantor if, in respect of a Series, the Extraordinary Resolutions are not passed or not implemented. Such Notes may be considered structurally subordinated to Series, in respect of which the Extraordinary Resolutions are passed and implemented and which are, therefore, guaranteed by the New Guarantor.

The Notes are expected to have a more favourable rating or outlook from one or more rating agencies if they are guaranteed by the New Guarantor rather than by the Existing Guarantor. Any remaining or new senior obligations issued, assumed or guaranteed by the Existing Guarantor are expected to have a less favourable rating or outlook from one or more rating agencies compared to those senior obligations issued, assumed or guaranteed by the New Guarantor (see “Ratings” above). Furthermore, the business segments Grid & Infrastructure, Retail and Renewables of the Former RWE Group in Germany and abroad have been pooled in the New Guarantor and its subsidiaries in connection with the Carve-Out. Since the Existing Guarantor is expected to remain the controlling shareholder of the New Guarantor for the foreseeable future, it is likely that any future deterioration in the credit quality of the New Guarantor for reasons which are attributable to innogy Group’s business will also adversely affect the rating of the Existing Guarantor. On the other hand, due to the Carve-Out, it is less likely that a future deterioration in the credit quality of the Existing Guarantor for reasons which are not vested in innogy Group’s business will adversely affect the rating of the New Guarantor. As a result of this interdependence, Series in respect of which the Extraordinary Resolutions have not been passed and which continue to be guaranteed by the Existing Guarantor may also be subject to risks arising from the credit and business profiles of both the RWE Group and the innogy Group and consequential deterioration in ratings (if any).

Contestation of Extraordinary Resolutions

In accordance with the German Act on Debt Securities, each Noteholder has the right to contest any Extraordinary Resolution passed at a Vote Without Meeting within one month after the results of that Vote Without Meeting have been announced to the Noteholders (see “Indicative Timetable” above). In order to be eligible to file a contestation claim with the competent court, Noteholders that have participated in the relevant Vote Without Meeting have to object in writing to the results of the Vote Without Meeting. Such objection must be addressed to and received by the Scrutineer within two weeks following the announcement of the results. A contestation claim can be based on a breach of law or of the relevant Conditions. In the case of a successful contestation claim, a court will declare the Extraordinary Resolution void.

Conditions of Implementation

The implementation of the three Extraordinary Resolutions (i.e. the General Opt-In, the Guarantee Opt-In and the Consent to the Change of Guarantor) relating to each Series of the Pre-Act Notes is conditional upon each of the following conditions having been fulfilled (the Pre-Act Notes Implementation Conditions):

•
the expiration of the contestation period under the German Act on Debt Securities and the absence of any outstanding contestation proceeding with respect to that Extraordinary Resolution at such time, or if a contestation claim has been filed by a Noteholder, after the settlement of the contestation claim;

•	with respect to the implementation of the Consent to the Change of Guarantor, the implementation of the General Opt-In and the Guarantee Opt-In; and

•
with respect to the implementation of the Consent to the Change of Guarantor, the termination of the relevant Existing Guarantee and the execution of the New Guarantee with respect to the relevant Pre-Act Notes.

The implementation of each Extraordinary Resolution relating to the Post-Act Notes is conditional upon each of the following conditions having been fulfilled (the Post-Act Notes Implementation Conditions):

•
the expiration of the contestation period under the German Act on Debt Securities and the absence of any outstanding contestation proceeding with respect to that Extraordinary Resolution at such time, or if a contestation claim has been filed by a Noteholder, after the settlement of the contestation claim; and

•	the termination of the relevant Existing Guarantee and the execution of the New Guarantee with respect to the relevant Post-Act Notes.

Noteholders should be aware that no assurance can be given that the Conditions of Implementation will be fulfilled with regard to any Series. In addition, Noteholders should be aware that it is not a Condition of Implementation that any Extraordinary Resolution with respect to any other Series is implemented.

All Noteholders of a Series are bound by the relevant Extraordinary Resolution

Noteholders should note that if an Extraordinary Resolution is passed and implemented, such Resolution will be binding on all Noteholders of the relevant Series, whether or not they participate in the relevant Vote Without Meeting and irrespective of whether they voted in favour of or against the Proposed Amendments or whether they abstained from voting.

Voting Procedures other than in accordance with the procedures set out in this section will not be accepted

Noteholders may only participate in the Votes Without Meeting in accordance with the procedures set out in the section “Procedures for Participating in the Votes Without Meeting”. Votes which are cast other than in accordance with these procedures may be rejected by the Scrutineer. For example, Voting Forms which are received by the Scrutineer before or after the Voting Period will not be considered at the relevant Vote Without Meeting. Noteholders should not send Voting Forms, Voting Instructions, Consent Instructions or other documents relating to the casting of votes at the relevant Vote Without Meeting to an Issuer, the Existing Guarantor, the New Guarantor or the Solicitation Agents.

General conditions of the Consent Solicitations

The Scrutineer may reject votes cast by or on behalf of a Noteholder which it considers in its reasonable judgement not to have been validly submitted. For example, votes are not validly submitted if the Noteholder submits to the Scrutineer a Voting Form but does not provide for the Blocking Confirmation to be delivered to the Scrutineer by the End of the Voting Period. In addition, votes are not validly submitted if the Noteholder has completed the registration process on the Voting Platform but has not instructed the Noteholder Custodian to send a Consent Instruction to the Clearing Systems. All questions as to the validity, form, eligibility and (in the limited circumstances in which revocation is permitted) valid revocation (including times of receipt) of any Voting Instruction and/or Consent Instruction will be determined by the Scrutineer in accordance with the applicable provisions of the German Act on Debt Securities and this Consent Solicitation Memorandum.

The Votes Without Meeting will be held in accordance with the German Act on Debt Securities. Under the German Act on Debt Securities, the Scrutineer is required to draw up a register of Noteholders who participated in the Votes Without Meeting in relation to each Vote Without Meeting (either directly or through a proxy). Such register must contain certain Noteholder Details including Noteholders’ names, registered offices or places of residence and the number of voting rights represented by each Noteholder at the relevant Votes Without Meeting and may be made available to other Noteholders upon their request.

Irrevocability of Voting Instructions, Consent Instructions and votes cast directly to the Scrutineer

The submission, in accordance with the procedures set out in the section “Procedures for Participating in the Votes Without Meeting”, of a Voting Instruction or Consent Instruction will be irrevocable. In the limited circumstances in which their revocation is permitted, Voting Instructions and/or Consent Instructions may be revoked by, or on behalf of, the relevant Noteholder, by submitting a valid revocation instruction in accordance with the procedures, and by the relevant deadline (see “Amendment and Termination” below). In addition, votes cast directly to the Scrutineer in accordance with this Consent Solicitation Memorandum are irrevocable once they have been received by the Scrutineer.

Blocking of Notes and Restrictions on Transfer

When considering whether to participate in the relevant Vote Without Meeting, Noteholders should take into account that, where applicable, restrictions on the transfer of Notes will apply.

A Noteholder will, upon submitting a Consent Instruction, or arranging for such Consent Instruction to be submitted by the Noteholder Custodian, agree that its Notes (i) held in the relevant account of the relevant Noteholder Custodian will be blocked from the date the relevant instruction is received by the Noteholder Custodian and (ii) held in the relevant account in the relevant Clearing System will be blocked from the date the relevant Consent Instruction is submitted, in each case until the earlier of (x) the date on which the relevant instruction and/or Consent Instruction is validly revoked and (y) the announcement of the results of the relevant Vote Without Meeting (or, if the quorum at the relevant Vote Without Meeting is not met, until conclusion of the relevant Noteholder Meeting) (see “Procedures for Participating in the Votes Without Meeting - Noteholder Meetings in the Event of an Insufficient Quorum” below).

A holder of Notes will, upon instructing the Noteholder Custodian to submit a Blocking Confirmation to the Scrutineer, agree that its Notes held in the relevant account of the relevant Noteholder Custodian will be blocked from the date the relevant instruction is received by the Noteholder Custodian until the End of the Voting Period.

Responsibility to consult advisers

Noteholders should consult their own tax, accounting, financial and legal advisers regarding the suitability of the tax or accounting consequences of participating in the relevant Votes Without Meeting and regarding the impact on them of the implementation of the relevant Extraordinary Resolutions.

None of the Issuers, the Existing Guarantor, the New Guarantor, the Solicitation Agents, the Tabulation and Voting Agent, the Scrutineer or any director, officer, employee, agent or affiliate of any such person is acting for any Noteholder, or will be responsible to any Noteholder for providing any protections which would be afforded to its clients or for providing advice in relation to any Consent Solicitation, Vote Without Meeting or Extraordinary Resolution, and accordingly none of the Issuers, the Existing Guarantor, the New Guarantor, the Solicitation Agents, the Tabulation and Voting Agent, the Scrutineer or any director, officer, employee, agent or affiliate of any such person, makes any recommendation as to whether or not or how Noteholders should participate in the relevant Votes Without Meeting.

PROCEDURES FOR PARTICIPATING IN THE VOTES WITHOUT MEETING

Noteholders are responsible for complying with all of the procedures for participating in the Votes Without Meeting. None of the Issuers, the Existing Guarantor, the New Guarantor, the Solicitation Agents, the Tabulation and Voting Agent or the Scrutineer assumes any responsibility for informing Noteholders of irregularities with respect to compliance with such procedures.

Noteholders are advised to check with any Clearing System, bank, securities broker or other intermediary through which they hold Notes when such Clearing System or intermediary would need to receive instructions from a Noteholder, directly or indirectly, in order for that Noteholder to be able to participate in the relevant Vote Without Meeting by the deadlines specified in this Consent Solicitation Memorandum. The deadlines set by any such intermediary and any relevant Clearing System for the submission and (where permitted) revocation of Consent Instructions may be earlier than the relevant deadlines in this Consent Solicitation Memorandum.

Noteholders who need assistance with respect to the procedures for participating in the Votes Without Meeting should contact the Tabulation and Voting Agent, whose contact details are shown at the end of this Consent Solicitation Memorandum.

Votes Without Meeting

The Votes Without Meeting will be held in accordance with the German Act on Debt Securities. The Issuers have appointed notary Dr. Christiane Mühe with business address at Neue Welle 3, 60322 Frankfurt am Main (Germany) as scrutineer (the Scrutineer) to conduct the Votes Without Meeting.

Separate Votes Without Meeting will be held in respect of each Series for the approval of the Proposed Amendments. All Votes Without Meeting will be held simultaneously. The Voting Period for each Vote Without Meeting will commence at 0.00 (CET) on December 7, 2016 and expire at 23.59 (CET) on December 12, 2016. For more detailed information on the timing please refer to the section “Indicative Timetable” above.

At each Vote Without Meeting, Noteholders will have the opportunity to vote in favour of or against the Proposed Amendments or to abstain from a vote in relation to the relevant Series. The quorum required for each Vote Without Meeting is reached if the votes validly cast by Noteholders (including abstainers) represent at least 50% of the aggregate principal amount of the relevant Series then outstanding. To be passed at the relevant Vote Without Meeting, an Extraordinary Resolution requires a majority in favour of at least 75% of the votes validly cast at such Vote Without Meeting. For more detailed information on the Proposed Amendments and the majority requirements for an Extraordinary Resolution to be passed please refer to the section “Proposed Amendments” above.

The relevant Issuer will make an announcement of the results of the Votes Without Meeting as soon as reasonably practicable after the End of the Voting Period (see “- Announcements” below).

Participating in the Votes Without Meeting

Noteholders may only participate in Votes Without Meeting in accordance with the procedures set out in this section “Procedures for Participating in the Votes Without Meeting”.

For reasons of efficiency, Noteholders are requested to vote through the Voting Platform (www.lucid-is.com/innogy) and submit, or arrange for submission of, Consent Instructions to the Clearing Systems (see “Voting through the Tabulation and Voting Agent”). However, Noteholders may also cast their votes (even if represented by a person other than the Tabulation and Voting Agent) directly by submitting a Voting Form to the Scrutineer for the Votes Without Meeting (see “- Direct Voting to the Scrutineer”).

Voting through the Tabulation and Voting Agent

In order to vote through the Tabulation and Voting Agent as proxy, Noteholders must, by the Registration and Instruction Deadline, (i) register on the Voting Platform (www.lucid-is.com/innogy) and (ii) submit, or arrange for submission of, a Consent Instruction to the Clearing Systems and procure that the Tabulation and Voting Agent receives such Consent Instruction via the Clearing Systems.

Registration

Upon registration on the Voting Platform, Noteholders will be required to submit their name, address, ISIN of the relevant Series, number of notes and total principal amount of the notes held in respect of each Series by a Noteholder and credited to the securities account of the Noteholder Custodian of that Noteholder (together, the Noteholder Details) as well as the instruction to the Tabulation and Voting Agent to vote in favour or against the relevant Proposed Amendments or to abstain from a vote in relation to the relevant Proposed Amendments (the Voting Instruction). By submitting a valid Voting Instruction, the Noteholder will appoint the Tabulation and Voting Agent as proxy to vote in the manner specified in their Voting Instruction in respect of the relevant Proposed Amendment at the relevant Vote Without Meeting. Unless validly revoked (see “Amendment and Termination” below), the Voting Instruction will continue to be valid in the event that the quorum is not reached at the Vote Without Meeting and a Noteholder Meeting is held (see “Risk Factors relating to the Votes Without Meeting - Blocking of Notes and Restrictions on Transfer” above). The Tabulation and Voting Agent will cast a vote in such Noteholder Meeting in the same way as in the Vote Without Meeting (see “- Noteholder Meetings in the Event of an Insufficient Quorum” below).

Each Voting Instruction is irrevocable except in the limited circumstances described in the section “Amendment and Termination” below.

Upon completion of the registration process, the Voting Platform will generate a unique identifier code (the ID-Code) and send the ID-Code, together with the Noteholder Details and the Voting Instruction, via email to the Tabulation and Voting Agent and the Scrutineer. At the same time, the Voting Platform will generate an email to the Noteholder confirming that the registration was successfully completed and specifying the ID-Code and a reminder that the Noteholder needs to submit, or arrange for submission of, a Consent Instruction to the Clearing Systems in order to be eligible to vote at the relevant Vote Without Meeting.

Consent Instruction

In order to be eligible to vote, Noteholders must – in addition to registering on the Voting Platform – submit a Consent Instruction to the Clearing Systems, and procure that the Tabulation and Voting Agent receives such Consent Instruction via the Clearing Systems, by the Registration and Instruction Deadline.

Only Direct Participants may submit Consent Instructions. Each Noteholder that is not a Direct Participant must arrange for the Direct Participant through which such Noteholder holds its Notes to submit a Consent Instruction on its behalf before the applicable deadlines. Each Noteholder that is not a Direct Participant but holds Notes through an intermediary custodian bank (the Noteholder Custodian) must instruct the Noteholder Custodian to (i) submit, or arrange for submission of, a Consent Instruction to the Clearing Systems and (ii) immediately block the Notes held by such Noteholder Custodian for the Noteholder.

A separate Consent Instruction must be completed in respect of each Series. Each Consent Instruction must specify, among other things, the name of the Noteholder, the ID-Code, the Noteholder’s holding in the relevant Series, the securities account number at Euroclear/Clearstream in which the relevant Notes are held, an instruction to immediately block the relevant holding of Notes, and whether the Noteholder votes in favour of or against the Proposed Amendments or abstains from voting at the relevant Vote Without Meeting. The receipt of such Consent Instruction by Euroclear/Clearstream from a Direct Participant will be acknowledged in accordance with the standard practices of Euroclear/Clearstream and will result in the blocking of the relevant Notes in the relevant Direct Participant’s account with Euroclear/Clearstream so that no transfers may be effected in relation to such Notes (see “Risk Factors relating to the Votes Without Meeting - Blocking of Notes and Restrictions on Transfer” above).

Euroclear/Clearstream will transmit Consent Instructions received from Direct Participants on behalf of the Noteholders electronically to the Tabulation and Voting Agent. Upon receipt of such electronic message from Euroclear/Clearstream, the Tabulation and Voting Agent will assess whether the Noteholder Details in such messages correspond to the Noteholder Details submitted by the Noteholder to the Tabulation and Voting Agent upon registration on the Voting Platform. If the Tabulation and Voting Agent, in its reasonable discretion, determines that the details correspond and that it is validly instructed to vote on behalf of the relevant Noteholder, the Tabulation and Voting Agent will cast the votes during the Voting Period on behalf of the Noteholder as instructed in the Voting Instruction in Textform to the Scrutineer.

In order to vote through the Tabulation and Voting Agent as proxy, Noteholders must have both registered on the Voting Platform and submitted, or arranged for submission of, the Consent Instructions to the Clearing Systems by the Registration and Instruction Deadline. Noteholders who have only registered on the Voting Platform by the Registration and Instruction Deadline will not be eligible to vote, if the Consent Instruction has not been received by the Tabulation and Voting Agent by the Registration and Instruction Deadline. The Tabulation and Voting Agent may, in its sole discretion, decide whether it will cast votes on behalf of Noteholders if it has received the Consent Instruction via Clearing Systems after the Registration and Instruction Deadline, provided that all Noteholders are treated equally.

Each Consent Instruction is irrevocable except in the limited circumstances described in the section “Amendment and Termination” below.

Direct Voting to the Scrutineer

While Noteholders are requested to cast votes through the Tabulation and Voting Agent, each Noteholder may alternatively cast votes directly to the Scrutineer, either by acting as principal on its own behalf or by appointing a proxy, voting agent or other agent (other than the Tabulation and Voting Agent). Noteholders are not required to register on the Voting Platform if they intend to cast votes directly to the Scrutineer.

Noteholders may cast their votes by sending a Voting Form in Textform (e.g., via mail, fax or email) within the Voting Period in the German or English language to the following address of the Scrutineer:

Notary Dr. Christiane Mühe - Scrutineer - (Abstimmungsleiterin)
Reference: Address: Fax: Email:	innogy c/o Gerns & Partner, An der Welle 3, 60322 Frankfurt +49 (0)69 717199 183 innogy@bondvoting.com

Noteholders are requested to use the standard form for voting documents which is contained in this Consent Solicitation Memorandum in “Annex 3 – Standard Voting Form” (the Standard Voting Form) and which can be downloaded from the Solicitation Website from the date of this Consent Solicitation Memorandum until the End of the Voting Period.

Unless otherwise submitted to the Scrutineer by the End of the Voting Period, the following documents must be attached in Textform (via mail, fax or email) to the Noteholder’s Voting Form:

(i)
evidence of beneficial ownership of the Noteholder of the relevant Notes in form of a Blocking Confirmation issued by the Noteholder Custodian. Noteholders are requested to use the form of blocking confirmation which is contained in this Consent Solicitation Memorandum in “Annex 4 – Standard Blocking Confirmation” (the Standard Blocking Confirmation), which can also be downloaded on the Solicitation Website. If the Blocking Confirmation is issued after the vote was cast, a confirmation must be included that the relevant Notes had already been blocked at the date the vote was cast. It is the Noteholders’ responsibility to inform their Noteholder Custodian of whether they already cast their votes at the time they instruct the Noteholder Custodian to issue the Blocking Confirmation. Noteholders who have not delivered a Blocking Confirmation to the Scrutineer, or have otherwise not evidenced that the relevant Notes are blocked, by the End of the Voting Period will not be eligible to vote.

(ii)
if the Noteholder will cast its votes through a proxy, voting agent or other agent (other than the Tabulation and Voting Agent) appointed by it, a completed and duly signed form of proxy as contained in this Consent Solicitation Memorandum in “Annex 5 – Form of Proxy” (the Form of Proxy) and which can be downloaded from the Solicitation Website. Votes cast by a proxy, voting agent or other agent (other than the Tabulation and Voting Agent) on behalf of a Noteholder without submitting a Form of Proxy may not be considered by the Scrutineer.

Votes cast at a Vote Without Meeting will only be considered by the Scrutineer if the Voting Form, Blocking Confirmation and Form of Proxy, if applicable, are received (zugegangen) by the Scrutineer in Textform. Standard Voting Forms, Standard Blocking Confirmations and Forms of Proxy submitted to the Scrutineer by mail, fax or email will satisfy applicable Textform requirements. It is the Noteholders’ responsibility to ensure that votes are transmitted to and received by the Scrutineer within applicable deadlines.

Representatives who sign Voting Forms or powers of attorney on behalf of Noteholders are, if the Noteholders are companies, partnerships or other legal entities, requested to evidence their power of representation by, e.g., submitting a current excerpt from a relevant register or other equivalent confirmation. In addition, statutory representatives (e.g., parents acting as representatives for their children, guardians acting as representatives for their wards) or an official administrator (e.g., an insolvency administrator) are requested to evidence their statutory power of representation by submitting adequate documentation (e.g., the certificate of appointment as insolvency administrator).

Denominations of Votes, Voting Instructions and Consent Instructions

Votes, Voting Instructions and Consent Instructions may only be submitted in relation to the specified denominations (the Specified Denominations) of the relevant Notes, being (a) in respect of the 2018 Notes, the 2020 Notes, the August 2021 Notes, the 2024 Notes and the 2033 Notes, EUR 1,000 and integral multiples of EUR 1,000 in excess thereof; (b) in respect of the April 2021 Notes the 2023 Notes and the 2030 Notes, GBP 1,000 and integral multiples of GBP 1,000 in excess thereof; (c) in respect of the 2019 Notes, EUR 50,000 and integral multiples of EUR 50,000 in excess thereof; (d) in respect of the 2022 Notes and the 2039 Notes, GBP 50,000 and integral multiples of GBP 50,000 in excess thereof, and (e) in respect of the 2034 Notes, GBP 100,000 and integral multiples of GBP 100,000 in excess thereof. Each Note in the Specified Denomination will carry one vote.

Announcements

Unless stated otherwise, all announcements in connection with the Votes Without Meeting will be made by the Issuers by publication (i) in the German Federal Gazette (Bundesanzeiger), (ii) on the Solicitation Website, (iii) with the AFM, (iv) on WM-Daten, (v) through the Clearing Systems, (vi) on Bloomberg/Reuters (vii) in the Luxemburger Wort, and (viii) on the website of the LuxSE (www.bourse.lu).

Copies of all announcements, notices and press releases can also be obtained from the Tabulation and Voting Agent. Significant delays may be experienced where notices are delivered to the relevant Clearing Systems and Noteholders are urged to contact the Tabulation and Voting Agent for the relevant announcements during the course of the Consent Solicitations. In addition, Noteholders may contact the Solicitation Agents for information using the contact details shown at the end of this Consent Solicitation Memorandum.

Noteholder Meetings in the Event of an Insufficient Quorum

In the event that the relevant quorum is not met with respect to any Vote Without Meeting, the relevant Issuer may publish a separate invitation inviting the relevant Noteholders to attend a physical noteholder meeting (the Noteholder Meeting) specifying, among others, the place and time of such Noteholder Meeting. The minimum notice period for a Noteholder Meeting is fourteen (14) days. In such event, the relevant Proposed Amendments will be proposed again to Noteholders of that relevant Series at such Noteholder Meeting. The quorum at any such Noteholder Meeting is reached if the votes cast by Noteholders (including abstainers) represent at least 25% of the aggregate principal amount of the relevant Series then outstanding. To be passed at a Noteholder Meeting, an Extraordinary Resolution requires a majority in favour of at least 75% of the votes validly cast at such Noteholder Meeting. If the relevant quorum for the Noteholder Meeting is reached and the relevant Extraordinary Resolution is passed and implemented, such Extraordinary Resolution will be binding on all Noteholders of the relevant Series. The above specifications relating to announcements and implementation of Extraordinary Resolutions apply equally. Unless validly revoked, the Voting Instruction and Consent Instruction or instruction to the Noteholder Custodian to submit a Consent Instruction will continue to be valid in the event that the quorum has not been reached at the Vote Without Meeting and a Noteholder Meeting is held (see “Risk Factors relating to the Votes Without Meeting - Blocking of Notes and Restrictions on Transfer” above as well as “Amendment and Termination” below). The Tabulation and Voting Agent will cast a vote in such Noteholder Meeting in the same way as in the Vote Without Meeting.

Agreements, acknowledgements, representations, warranties and undertakings

By submitting a Voting Form to the Scrutineer, by submitting a Consent Instruction to the relevant Clearing System in accordance with the procedures of such Clearing System, or by arranging for such Consent Instruction to be made, any Noteholder, Noteholder Custodian and Direct Participant submitting such Consent Instruction on such Noteholder’s behalf, as the case may be, shall be deemed to agree, and acknowledge, represent, warrant and undertake, to the Issuers, the Existing Guarantor, the New Guarantor, the Scrutineer, the Tabulation and Voting Agent and the Solicitation Agents the following (i) at the time of submission of such Consent Instruction, or arranging for such Consent Instruction to be made, and (ii) until the announcement of the results of the relevant Vote Without Meeting or the time of any Noteholder Meeting, as applicable (and if a Noteholder, Noteholder Custodian or Direct Participant is unable to make any such agreement or acknowledgement or give any such representation, warranty or undertaking, such Noteholder, Noteholder Custodian or Direct Participant should contact the Tabulation and Voting Agent and the Scrutineer immediately):

(a)
in the case of a Direct Participant submitting, or a Noteholder Custodian arranging for submission of, a Consent Instruction, such Direct Participant or Noteholder Custodian holds and will hold, until the earlier of (i) the date on which the relevant Consent Instruction is validly revoked, in the limited circumstances in which such revocation is permitted (including the automatic revocation of such Consent Instruction on the termination of the relevant Consent Solicitation), in accordance with the terms of the relevant Consent Solicitation and (ii) until the announcement of the results of the relevant Vote Without Meeting or, if applicable, Noteholder Meeting, the relevant Notes blocked in Euroclear/Clearstream or, in the case of a Noteholder Custodian the relevant account held for the Noteholder, and, in accordance with the requirements of, and by the deadline required by, Euroclear/Clearstream, it has submitted, or has caused to be submitted, a Consent Instruction to Euroclear/Clearstream to authorise the blocking of such Notes with effect on and from the date of such submission so that no transfers of such Notes may be effected until the occurrence of any of the events listed in (i) or (ii) above;

(b)
in the case of a Noteholder who is not a Direct Participant, such Noteholder, upon instructing the Noteholder Custodian to arrange for the Consent Instruction to be made on its behalf, holds and will hold, until the earlier of (i) the date on which the relevant instruction is validly revoked, in the limited circumstances in which such revocation is permitted (including the revocation of such instruction on the termination of the relevant Consent Solicitation), in accordance with the terms of the relevant Consent Solicitation and (ii) until the announcement of the results of the relevant Vote Without Meeting or, if applicable, Noteholder Meeting, the relevant Notes blocked, and has authorised the Noteholder Custodian to block the relevant Notes, in its account maintained with the Noteholder Custodian;

(c)
in the case of a Noteholder, it has received this Consent Solicitation Memorandum, and has reviewed and understood, agrees to be bound by and accepts the terms, conditions and other considerations of the relevant Consent Solicitation, all as described in this Consent Solicitation Memorandum (including all additional information available and referenced to in this Consent Solicitation Memorandum);

(d)
in the case of a Direct Participant, by blocking the relevant Notes in its account at Euroclear/Clearstream, it consents to have Euroclear/Clearstream provide details concerning its identity to the Tabulation and Voting Agent and the Scrutineer (and for the Tabulation and Voting Agent and the Scrutineer to provide such details to the Issuers, the New Guarantor, the Existing Guarantor, the Solicitation Agents and their legal advisers);

(e)
in the case of a Noteholder, by arranging for submission of Consent Instructions on its behalf, it consents to have Euroclear/Clearstream provide its Noteholder Details and the direction to vote to the Tabulation and Voting Agent and the Scrutineer (and for the Tabulation and Voting Agent and the Scrutineer to provide such details to the Issuers, the New Guarantor, the Existing Guarantor, the Solicitation Agents and their legal advisers, and for the Issuers to make available such details to other Noteholders who participated in the relevant Votes Without Meeting);

(f)	in the case of a Noteholder, by submitting a Voting Form to the Scrutineer, it consents to have the Scrutineer provide its Noteholder Details to the Issuer, the Substitute Debtor, the Solicitation Agents and their legal advisers, and for the Issuer to make available such details to other Noteholders (if requested) who participated in the relevant Votes Without Meeting;

(g)
in the case of a Noteholder, it gives instructions for the appointment of the Tabulation and Voting Agent as its proxy to vote in respect of the relevant Proposed Amendment at the relevant Vote Without Meeting and any Noteholder Meeting in the manner specified in the Voting Instruction;

(h)
all authority conferred or agreed to be conferred pursuant to its acknowledgements, agreements, representations, warranties and undertakings, and all of its obligations, shall be binding upon their successors, assigns, heirs, executors, trustees in bankruptcy and legal representatives, and shall not be affected by, and shall survive, its death or incapacity;

(i)
none of the Issuers, the Existing Guarantor, the New Guarantor, the Solicitation Agents, the Tabulation and Voting Agent and the Scrutineer nor any of their respective directors, officers, employees, agents or affiliates (including any directors, officers, employees or agents of such affiliates) (each a Relevant Person) has given any information to the Noteholder with respect to any Consent Solicitation or Vote Without Meeting or Noteholder Meeting or Proposed Amendment save as expressly set out in this Consent Solicitation Memorandum nor has any of them expressed any opinion or made any undertaking, representation or warranty (express or implied) in respect of the terms of any Consent Solicitation, Vote Without Meeting, Noteholder Meeting or Proposed Amendment or made any recommendation to it as to whether it should participate in the relevant Votes Without Meeting and it has made its own decision with regard to participating in the relevant Votes Without Meeting based on financial, tax or legal advice it has deemed necessary to seek;

(j)
this Consent Solicitation Memorandum is not intended to be a complete description of the creditworthiness of the Issuers and/or the New Guarantor, and no Relevant Person has made any undertaking, representation or warranty (express or implied) in respect of the current or future performance of the Notes, or the financial performance, affairs or creditworthiness of the Issuers and/or the New Guarantor;

(k)
in the case of a Noteholder, no information has been provided to it by any Relevant Person with regard to the tax consequences for Noteholders arising from the participation in any Vote Without Meeting or the implementation of any Extraordinary Resolution, and it acknowledges that it is solely liable for any taxes and similar or related payments imposed on it under the laws of any applicable jurisdiction as a result of its participation in any Vote Without Meeting, and agrees that it will not and does not have any right of recourse (whether by way of reimbursement, indemnity or otherwise) against any Relevant Person or any other person in respect of such taxes and payments;

(l)
no Relevant Person is acting (A) otherwise than in the capacity of an arm’s-length contractual counterparty (where applicable) or (B) as a fiduciary for or an adviser to the Noteholder in respect of the Proposed Amendments and/or its participation in the relevant Votes Without Meeting;

(m)
no Relevant Person is responsible to the Noteholder or its clients with respect to its participation in the relevant Votes Without Meeting or the implementation of the Proposed Amendments or will be liable to it in connection with its participation in the relevant Votes Without Meeting or the implementation of the Proposed Amendments. For the avoidance of doubt, this does not attempt to exclude the liability of any person in respect of fraudulent misrepresentation under any applicable law; and

(n)
in the case of a Noteholder, it acknowledges that a Relevant Person may possess information not known to it. It agrees that such Relevant Person shall have no liability with respect to the non-disclosure of any such information, unless such information is withheld in violation of mandatory disclosure requirements under applicable securities laws, rules and regulations applicable to it.

Governing law

This Consent Solicitation Memorandum and the Consent Solicitations, Votes Without Meeting, Voting Instructions, Consent Instructions, Voting Forms, Blocking Confirmations, Forms of Proxy and votes cast, and any non-contractual obligations or matters arising from or connected with any of the foregoing, shall be governed by, and construed in accordance with, German law.

AMENDMENT AND TERMINATION

Termination

Notwithstanding any other provision of any Consent Solicitation, each Issuer may, subject to applicable laws, at their option and in their sole discretion terminate each Consent Solicitation at any time until the Extraordinary Resolutions have been implemented.

The Issuers will promptly announce to the public any such termination in accordance with the terms set out above under “Procedures for Participating in the Votes Without Meeting – Announcements”.

In the event any Consent Solicitation is terminated, notwithstanding the irrevocability of all Voting Instructions and Consent Instructions, on such termination of a Consent Solicitation, all such Voting Instructions and Consent Instructions relating to that Consent Solicitation will be deemed to be revoked automatically. All Notes in respect of which Consent Instructions had been submitted prior to the time of such termination will be unblocked promptly in the relevant account in Euroclear or Clearstream.

Revocation Rights

As a general rule, Voting Instructions and Consent Instructions remain valid until an Extraordinary Resolution has been passed at the relevant Vote Without Meeting or, if the quorum at the relevant Vote Without Meeting is not met, until conclusion of the relevant Noteholder Meeting. However, if the quorum for the relevant Extraordinary Resolution at the relevant Vote Without Meeting was not reached, Noteholders may revoke their Voting Instructions or Consent Instructions, and any instruction to the Noteholder Custodian to submit Consent Instructions, at any time.

To revoke their Voting Instructions, Noteholders must send an email (specifying the ID-Code and their name) to the Tabulation and Voting Agent at innogy@lucid-is.com. Once received by the Tabulation and Voting Agent, the Tabulation and Voting Agent will no longer be entitled to cast votes at a Noteholder Meeting on behalf of such revoking Noteholders.

Consent Instructions may be revoked by a Noteholder, or the relevant Direct Participant on its behalf, by submitting a valid electronic revocation instruction to Euroclear/Clearstream. To be valid, such instruction must specify the Notes to which the original Consent Instruction related, the securities account in which such Notes are held and any other information required by Euroclear/Clearstream. The submission of a valid electronic revocation instruction to Euroclear/Clearstream in respect of the Consent Instruction will result in the blocked positions being released in the Euroclear/Clearstream accounts. Beneficial owners of Notes that are held through a Noteholder Custodian which is not a Direct Participant are advised to check with such entity when it would require receiving instructions to revoke a Consent Instruction in order to meet applicable deadlines. Once the Tabulation and Voting Agent is informed of such revocation through Euroclear/Clearstream, the Tabulation and Voting Agent will no longer be entitled to cast votes at a Noteholder Meeting on behalf of such revoking Noteholders, even if it has not received an email from the Noteholder revoking the Voting Instruction as described above. Instructions to the Noteholder Custodian to submit a Consent Instruction may be revoked by sending a revocation instruction to the relevant Noteholder Custodian in accordance with the relevant contractual arrangements between such Noteholder Custodian and the Noteholder.

Countermotions and Supplementary Proposals

Each Noteholder is entitled to make countermotions (Gegenanträge) in respect of the Proposed Amendments. In addition, Noteholders who together hold 5% of the aggregate principal amount of the relevant Series may make supplementary proposals by requesting that new items be published for resolution.

Countermotions and supplementary proposals may be submitted in Textform (e.g., via mail, fax or email), along with a Blocking Confirmation and, in the case of a supplementary proposal, evidence that the Noteholders hold 5% of the aggregate principal amount of the relevant Series has to be submitted to the following address of the Scrutineer:

Notary Dr. Christiane Mühe - Scrutineer - (Abstimmungsleiterin)
Reference: Address: Fax: Email:	innogy c/o Gerns & Partner, An der Welle 3, 60322 Frankfurt +49 (0)69 717199 183 innogy@bondvoting.com

Countermotions and supplementary proposals must be delivered to the Scrutineer in a timely manner before the commencement of the Voting Period such that they may be published by the relevant Issuer on the Solicitation Website. Countermotions and supplementary proposals will also be announced as described above under “Procedures for Participating in the Votes Without Meeting – Announcements”.

Contestation Rights

In accordance with the German Act on Debt Securities, each Noteholder has the right to contest any Extraordinary Resolution passed at a Vote Without Meeting for breach of law or the Conditions of the relevant Series within one month after the results of that Vote Without Meeting have been announced to the Noteholders (see “Indicative Timetable” and “Procedures for Participating in the Votes Without Meeting - Announcements” above). Extraordinary Resolutions passed at the Votes Without Meeting may only be contested for inaccurate, incomplete or withheld information if a reasonable noteholder would have considered such information to be material for its participation in the relevant Vote Without Meeting. A contestation of Extraordinary Resolutions passed at the Votes Without Meeting may not be based on a violation of electronically exercised rights which was caused by technical malfunction, unless gross negligence or wilful misconduct can be imputed on the relevant Issuer. In the case of a successful contestation claim, a court will declare the Extraordinary Resolution void.

In order to be eligible to file a contestation claim with the competent court, Noteholders that have participated in the relevant Vote Without Meeting have to object in writing to the results of the Vote Without Meeting. Such objection must be addressed to and received by the Scrutineer within two weeks following the announcement of the results (see “Indicative Timetable” above). Noteholders that have not participated in the relevant Vote Without Meeting do not have to object to the results but can rather directly file a contestation claim. However, they are only eligible to file a contestation claim if they had been wrongfully refused participation in the relevant Vote Without Meeting, if they had not been duly invited to the Vote Without Meeting or if the Proposed Amendments have not been duly published.

TAX CONSEQUENCES

In view of the number of different jurisdictions where tax laws may apply to a Noteholder, except for the limited statements in this section, this Consent Solicitation Memorandum does not discuss the tax consequences for  Noteholders arising from the Consent Solicitations or Votes Without Meeting or the Extraordinary Resolutions and their implementation or the receipt (where applicable) of any Fee. Noteholders are urged to consult their own professional advisers regarding the possible tax consequences of these transactions under the laws of the jurisdictions that apply to them, as well as the possible tax consequences of holding the Notes after they are modified pursuant to the Extraordinary Resolutions (which could differ, potentially materially, from the tax consequences of holding the Notes before they are modified). Noteholders are liable for their own taxes and have no recourse to the Issuers, the Existing Guarantor, the New Guarantor, the Solicitation Agents or the Tabulation and Voting Agent and the Scrutineer with respect to any taxes arising in connection with any Consent Solicitation, Vote Without Meeting or the implementation of any Extraordinary Resolution.

INFORMATION ON THE NEW GUARANTOR

Legal and commercial name

As of the date of this Consent Solicitation Memorandum, the New Guarantor’s legal name is innogy SE. The innogy Group’s commercial name is “innogy”. In addition, some of the New Guarantor’s subsidiaries use other commercial names reflecting other important Group brands, in particular Süwag, LEW Lechwerke, enviaM, ELE, VSE, energis and eprimo (Germany), npower (UK), essent and energiedirect.nl (the Netherlands), ELMU, EMASZ and MASZ (Hungary).

Domicile, legal form, legislation, country of incorporation

The New Guarantor has its registered seat in Essen, Germany, and is registered with the commercial register maintained by the local court (Amtsgericht) of Essen, Germany, under HRB 27091. The New Guarantor is a European company (Societas Europaea or SE) incorporated in Germany and governed by European and German law. The New Guarantor is a listed company whose shares are admitted to trading on the regulated market segment (regulierter Markt), sub-segment Prime Standard, of the Frankfurt Stock Exchange.

Description of, and key factors relating to, the nature of the New Guarantor’s current operations and principal activities, stating the main categories of products sold and/or services performed and identification of the principal markets in which the New Guarantor competes

The innogy Group is a well-established European distributor and supplier of electricity and gas and an experienced producer of electricity from renewable energy sources with a diversified and well-invested asset base. Anchored in the attractive German market with leading positions in many European countries, as of December 31, 2015 the innogy Group operated around 570,000 km of electricity and gas grids serving approximately 16.5 million grid customers in Germany and four Eastern European countries, had contracts for the sale of electricity and gas with 23 million customers in eleven European countries and generated electricity with total generation capacity of 4.4 GW (accounting view). 3.6 GW of this capacity stems from renewable sources in nine European countries. the innogy Group had a total energy production in 2015 of 10.3 TWh (accounting view). In 2015, the innogy Group generated EBITDA of EUR 4.5 billion.

The innogy Group was formed in a series of transactions that separated the grid & infrastructure, retail and renewables businesses of the Existing Guarantor and its direct and indirect subsidiaries and participations from their conventional and nuclear power generation and trading activities (the Carve-Out). As such, innogy Group believes that it is well-positioned to exploit the opportunities of the ongoing energy transition.

The innogy Group is one of the largest electricity distribution system operators (DSO) in Germany (based on distributed volumes) and, according to its own estimates, a leading gas DSO in Germany and the largest gas DSO in the Czech Republic. Given the nature of electricity and gas distribution grids, which function as natural monopolies in their respective regions, its grid business is highly regulated. The regulatory bodies in each country regulate the return the innogy Group is allowed to earn, which results in stable and predictable earnings. The innogy Group’s aggregate regulated asset base amounts to approximately EUR 13.3 billion, which is the sum of its regulated assets calculated on the basis of the latest notification by the respective regulators or, as the case may be, based on calculations included in the latest filings with the respective regulators, and is generally based on year- end values (as applicable) and excludes pro-rata shares from participations that are not fully consolidated across all countries in which its grid business is active (the Aggregate RAB). Germany, where the innogy Group operates about two-thirds of its regulated electricity and gas grid assets based on concession agreements, accounts with EUR 9.7 billion for the vast majority of its Aggregate RAB. The return the innogy Group is allowed to earn on its Aggregate RAB is determined by the pre-tax weighted average cost of capital (WACC), which varies, from country to country, from currently 5.675% to 7.94% and which is based either on an implied pre-tax WACC (such as in Germany where no specific regulated WACC exists and where the innogy Group computed an illustrative WACC based on certain assumptions) or a regulated pre-tax WACC.

The regulatory framework is subject to periodic change. In Germany, new regulatory periods will start in 2018 for the innogy Group’s gas grid and in 2019 for its electricity grid. The innogy Group expects its Aggregate RAB in Germany to increase by approximately 9% on the basis of its actual and planned net investments between 2011 and the end of 2016, assuming full recognition of these investments by the regulator. This expected increase will be offset in whole or in part by a lower return the innogy Group is allowed to earn in the new regulatory periods. Other major changes concern the recognition of investments and the effect of imputed depreciation. Under the current incentive regulatory regime, DSOs are compensated for investments in the distribution grid only with a time lag. Under the new regime, capital expenditures for replacement, restructuring and expansion investments will be reflected in the revenue caps as and when made. DSOs benefit from a base effect (Sockeleffekt) for investments resulting from the base year evaluation under the current regulatory regime. The base effect keeps capital costs constant over the entire regulatory period ignoring imputed depreciation. This base effect will be eliminated. Under both the current and the future regulatory regime, the innogy Group’s ability to reduce costs is critical to meet the required efficiency improvements and earn the allowed regulated returns.

The innogy Group reports its grid activities as part of its Grid & Infrastructure Segment, which also includes a large number of participations, many of them being municipal utilities with an important portion of regulated business, as well as other activities including gas storage facilities. In 2015, Grid & Infrastructure generated EBITDA of EUR 2.9 billion, of which more than 80% was generated from regulated activities.

The innogy Group is a leading retailer of electricity, gas and associated products and services. Of the 23 million customers in its Retail Segment, 8.1 million are located in Germany, 5.0 million in the United Kingdom, 4.7 million in the Netherlands and Belgium and 5.4 million in its East region comprising seven Eastern European countries. The innogy Group has leading positions in many of its markets, for example, for the supply of electricity in Germany and the Netherlands and for the supply of gas in the Czech Republic and the Netherlands, in the case of Germany based on volumes sold and in the case of the Netherlands and the Czech Republic based on customer contracts in 2015. In addition to its commodity electricity and gas retail business, the innogy Group offers non-commodity Energy+ products and services, for example Connected Home solutions, to customers with more developed and diverse energy needs as well as electric vehicle charging solutions in more than 20 countries. The innogy Group is undergoing a comprehensive restructuring and efficiency improvement program in the UK with targeted gross cost savings of GBP 200 million to improve its operational and financial performance in that country. The innogy Group also believes its retail business has growth potential due to increasing demand from customers in its East region as well as from the cross-selling of commodity products, the up-selling of Energy+ products and the potential entry into new markets. The innogy Group reports its retail activities in its Retail Segment, which in 2015 generated EBITDA of EUR 1.0 billion.

The innogy Group is also active along the entire value chain of developing, constructing, owning and operating production facilities generating electricity from renewable energy sources. Its installed capacity is diversified and mainly comprises onshore and offshore wind farms and, to a lesser extent, hydroelectric power plants with a focus on Germany and the United Kingdom. Based on installed capacity in 2015, the innogy Group was the number three operator in the offshore wind energy industry. It continues to benefit, to varying degrees, from support schemes (in particular fixed feed-in tariffs) that provide significant price certainty and insulate it to a high degree from wholesale price fluctuations. The average remaining tenor of quasi- regulated earnings from renewable assets is around twelve years. As of December 31, 2015, its development and construction pipeline comprised projects having a total pro-rata capacity of 0.3 GW under construction as well as an additional 4.1 GW under development (pro rata view). Its Renewables Segment, which also includes biomass and biogas energy production facilities and limited solar operations, which the innogy Group plans to expand, generated EBITDA in 2015 of EUR 0.8 billion. Approximately 60% of the Renewables Segment’s EBITDA resulting from the operation of assets was generated from quasi- regulated earnings.

Strengths

The innogy Group believes that its business is characterized by the following competitive strengths:

•	Unique European asset base – anchored in Germany, holding leading positions across many European countries;

•	Stable business – largely regulated and predictable returns from a well invested asset base;

•	Strong track record of continuous improvements and potential to extract additional efficiencies;

•	Deep knowledge and sector understanding – innovation culture as excellent basis for continuous adaptations;

•	Resilient financial profile – strong cash generation and solid capital structure.

Strategy

The innogy Group’s strategy for achieving profitable growth in the future is based on the following key elements:

•	capitalize on the leading market positions of its segments;

•	develop new business, including expansion into new regions and business areas;

•	create options for the future in its innovation ecosystem;

•	focus on value creation based on a well-defined and disciplined investment strategy for profitable growth.

Description of the most significant recent trends affecting the New Guarantor and the industries in which it operates

The innogy Group operates in the energy sector and associated sectors, which are undergoing a profound transformation due to a trend, promoted by public policy in many jurisdictions, towards sustainable forms of energy production and usage (for example in Germany, under the so-called “Energiewende” concept). The traditional utility model of a centralized, grid-connected power generation structure is now being challenged by the rapid deployment of distributed generation from renewable energy sources (RES), smart grid technologies, and smart customer services.

In the grid sector, this development has led to challenges to the traditional model, due to variable, bi-directional load flow and the requirement to integrate actively participating consumers, which increase the complexity of the grid and require significant investments into the grid infrastructure.

In the retail sector, regulatory efforts have been made to increase competition among energy suppliers and incentivize customers to become more active and benefit from competition.

In the renewables sector, the regulatory framework for the promotion of renewable energy was mainly based on guaranteed feed-in tariffs. Lately, in face of rising energy costs for end customers resulting from the energy transition despite decreasing wholesale prices, policymakers have started to implement measures aiming at limiting the costs of the energy transition for end customers while still fostering its environmental sustainability targets. As a consequence, in the innogy Group’s core markets, fixed feed-in tariffs are increasingly replaced by tender procedures resulting in a “pay-as-bid” or “pay-as-cleared” (uniform price) remuneration and lower prices for energy from RES.

Going forward, overall electricity demand is expected to show a slow increase in the markets where the innogy Group is active, despite political targets to increase energy efficiency. Demand for gas is predicted to decrease in Germany and the UK, while its Central and Eastern European markets are believed to show a demand increase.

The innogy Group views decarbonisation, decentralisation and digitalisation as the most significant recent and continuing trends affecting it and the industry in which it operates.

Decarbonisation

The innogy Group expects the amount of energy produced from RES to increase across Europe. Germany with its Energiewende is at the forefront of this development, but European climate targets encourage broader movement in the same direction across Europe. The transition of the energy markets to predominantly RES is reflected in a transition of the role of grid operators and the development of new services and capabilities. In the retail sector, the innogy Group sees increasing demand for energy efficiency products and services. In addition, it is observing an increasing share of customers who are willing to pay a premium for sustainable energy. In the renewables sector, broad political consensus and policy commitment are expected to continue to drive growth across all regions.

Decentralisation

The power system is increasingly influenced by distributed energy generation, stemming primarily from the strong growth in wind turbines and solar installations. Distributed energy systems comprise not just decentralized generation, but also local energy storage as well as demand response. Many consumers, both households and businesses, have also become producers of electricity which they either consume at the source or feed into the power grid. These so-called “prosumers” differ from classical consumers in their role within the energy system, which has implications for their expectations towards energy suppliers, their grid usage patterns, and their potential future role in balancing supply and demand of electricity.

While the innogy Group expects centralized generation units to continue to play an important role in the foreseeable future, it anticipates the trend towards decentralisation to persist. This poses new challenges to the power grid and the distribution network, which will be more challenging and complex in the future than today, requiring significant investments in the grid infrastructure where the vast majority of decentralized systems are connected. In the renewables sector, the innogy Group is seeing a growing level of interest in decentralized energy production, driven by financial incentives and the interest of certain “prosumers” in contributing to an environmentally more sustainable economy. The innogy Group has also seen increased interest in demand management, following the change of policy approach from feed-in tariffs supporting decentralized generation to reducing electricity consumption and therefore bills. Further, the decreasing cost of batteries may enhance the future potential of local generation and storage.

Digitalisation

Digital technology and the resulting changes in consumer behavior and expectations, coupled with corresponding regulatory initiatives, are expected to change the energy market fundamentally. For the grid business, the innogy Group expects digitalisation to increase efficiency and knowledge about the grid power flow status. The smart meter rollout, which the European Union requested all Member States to consider as part of measures to upgrade their energy supply and to tackle climate change, indicates that digitalisation will indeed be an important part of future energy business. In retail, the development of smarter electricity and gas appliances has also offered more possibilities for customers to manage their energy usage, as they are given more information on their overall consumption. Customers are therefore increasingly interested in easy energy management tools and solutions. As the switch requires investment in new appliances, customers are also interested in financing solutions, for example a leasing or loan option offered by a partnership bank for their rooftop solar or LED-lighting system. Smart devices and appliances will increasingly be used to help conserve energy.

Description of the innogy Group and the New Guarantor’s position within the innogy Group

The innogy Group is headed by the New Guarantor with its registered office in Essen, Germany. The following chart provides an overview (in simplified form) of certain direct and indirect shareholdings of the New Guarantor and its position within the innogy Group as of the date of this Consent Solicitation Memorandum:

Persons who, directly or indirectly, have an interest in the New Guarantor’s capital or voting rights; and whether the New Guarantor is directly or indirectly owned or controlled and by whom and description of the nature of control.

Shares in the New Guarantor are traded under the securities identification numbers DE000A2AADD2 (ISIN) and A2AADD (WKN) on the regulated market (‘Prime Standard’) of the Frankfurt Stock Exchange. As at the date of this Consent Solicitation Memorandum, the Existing Guarantor holds in the aggregate approximately 76.8% of the share capital of the New Guarantor. The Existing Guarantor therefore has control over the New Guarantor.

The Existing Guarantor is a listed company whose shares are admitted to trading on the regulated market (‘Prime Standard’) of the Frankfurt Stock Exchange. At the end of 2015, around 86% of the shares in the Existing Guarantor were owned by institutional investors, while 14% were held by private investors (including employee shareholders). RWEB GmbH, in which the majority of the shares owned by municipalities are pooled, is the Existing Guarantor’s largest shareholder, owning over 15% as of the end of 2015. As of October 1, 2016, RWEB GmbH owned 14.18% of the shares in the Existing Guarantor. The free float of the Existing Guarantor’s common shares considered by Deutsche Börse in terms of index weighting was 84% at the end of 2015.

Whether the New Guarantor’s major shareholders have different voting rights

Each of the shares of the New Guarantor entitles the shareholder to one vote at the shareholders’ meeting of the New Guarantor. There are no restrictions on voting rights. Voting rights are the same for all of the New Guarantor’s shareholders.

Selected key historical financial information

The audited combined financial statements of the RWE International Group (now the innogy Group) as of and for the financial years ended December 31, 2015, 2014 and 2013 (the Audited Combined Financial Statements) were prepared in accordance with the International Financial Reporting Standards as adopted by the European Union (IFRS). The audited unconsolidated financial statements of RWE International SE (now innogy SE) for the short financial year from December 11, 2015 to December 31, 2015 (the Audited Unconsolidated Financial Statements) were prepared in accordance with the German Commercial Code (Handelsgesetzbuch – HGB). The Audited Combined Financial Statements have been audited in accordance with International Standards on Auditing and the Audited Unconsolidated Financial Statements have been audited in accordance with section 317 HGB and German generally accepted standards for the audit of financial statements, which are promulgated by the Institute of Public Auditors in Germany (Institut der Wirtschaftsprüfer), by PricewaterhouseCoopers Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, Frankfurt am Main, Germany, through its Essen office, Germany (PwC), who issued an unqualified audit opinion on each of the Audited Combined Financial Statements and the Audited Unconsolidated Financial Statements.

The unaudited interim consolidated financial statements (condensed) of the New Guarantor as of and for the nine-month periods ended September 30, 2016 were prepared in accordance with IFRS for interim financial reporting (IAS 34) (the Unaudited Interim Consolidated Financial Statements (Condensed)).

The Audited Combined Financial Statements prepared by the New Guarantor reflect the activities of the Existing Guarantor relating to its grid & infrastructure, retail and renewables businesses that were separated from the Existing Guarantor and transferred to the New Guarantor. Therefore, for purposes of the Audited Combined Financial Statements, the grid & infrastructure, retail and renewables businesses of the Existing Guarantor are referred to as the innogy Group.

A series of assumptions and estimates were made in the preparation of the Audited Combined Financial Statements which go beyond those typically made in the preparation of consolidated financial statements and affect the recognition and amount of assets and liabilities, income and expenses and contingent liabilities, including in particular in relation to income taxes. The innogy Group’s structure and business activities have experienced substantial changes in recent periods in the context of the separation from the Former RWE Group. The Audited Combined Financial Statements include companies that are part of the innogy Group after the legal reorganisation, i.e., after completion of the transfer of the grid & infrastructure, retail and renewables businesses from the Former RWE Group to the innogy Group on June 30, 2016. However, the Audited Combined Financial Statements do not claim to represent the net assets, financial position and operating results or cash flows that would have resulted had the innogy Group existed in its current form since January 1, 2013, nor can the net assets, financial position and operating results or cash flows be extrapolated for future periods or a future reporting date.

In this Consent Solicitation Memorandum, where financial information regarding the innogy Group is labeled “audited”, it means that this information was taken from the Audited Combined Financial Statements or the Audited Unconsolidated Financial Statements. Where financial information regarding the innogy Group is labeled “unaudited” in this Consent Solicitation Memorandum, it means that such information was not taken from the Audited Combined Financial Statements or the Audited Unconsolidated Financial Statements, but was rather taken either from the Unaudited Interim Consolidated Financial Statements (Condensed) or from the innogy Group’s accounting or controlling records, or is based on calculations of these figures.

Selected Financial Information from the Consolidated and Combined Income Statement

The following table shows selected financial information from the innogy Group’s consolidated income statement (condensed) for the nine-month periods ended September 30, 2016 and 2015, and from its combined income statement for the financial years ended December 31, 2015, 2014 and 2013:

	For the nine-month period ended September 30,				For the financial year ended December 31,
	2016		2015		2015		2014		2013
	(unaudited) (in EUR million)				(audited, unless otherwise indicated) (in EUR million)
Revenue (including natural gas tax/ electricity tax)	31,461		33,250		45,568		45,681		48,589
Natural gas tax/electricity tax	-1,406		-1,510		2,112		2,175		2,560
Revenue	30,055		31,740		43,456		43,506		46,029
Other operating result1)	-1,027		-1,311		-1,719	2)	-1,777	2)	-1,823	2)
Other operating income	—	1)	—	1)	1,104		986		1,205
Other operating expenses	—	1)	—	1)	2,823		2,763		3,028
Cost of materials	-23,702		-25,365		34,760		35,160		37,429
Staff costs	-2,147		-2,000		2,736		2,754		2,900
Depreciation, amortization and impairment losses	-1,280		-977		1,634		1,439		2,150
Income from investments accounted for using the equity method	170		177		228		234		215
Other income from investments	162		161		265		166		70
Financial income	1,032		491		578		445		406
Finance costs	-1,662		-682		880		1,000		973
Income before tax	1,601		2,234		2,798		2,221		1,445
Taxes on income	-391		-553		860		523		551
Income	1,210		1,681		1,938		1,698		894

1)	Other operating income and other operating expenses are aggregated and reported as other operating result in the Unaudited Interim Consolidated Financial Statements (Condensed).

2)	Unaudited.

Selected Financial Information from the Consolidated and Combined Balance Sheet

The following table shows selected financial information from the innogy Group’s consolidated balance sheet (condensed) as of  September 30, 2016, and from its combined balance sheet as of December 31, 2015, 2014 and 2013:

	As of September 30,		As of December 31,
	2016		2015		2014		2013
	(unaudited) (in EUR million)		(audited, unless otherwise indicated) (in EUR million)
Assets	43,940		57,972		56,504		54,813
Non-current assets	35,722		38,235		35,649		34,427
Intangible assets	11,617		12,178		11,695		11,598
Property, plant and equipment	17,623		18,308		17,309		16,980
Investments accounted for using the equity method	2,152		2,137		2,379		2,404
Other non-current financial assets	600		555		510		478
Receivables and other assets1)	954		3,085	2)	1,951	2)	1,550	2)
Financial receivables	—	1)	2,211		1,458		1,139
Other receivables and other assets	—	1)	866		477		383
Income tax assets	—	1)	8		16		28
Deferred taxes	2,776		1,972		1,805		1,417

Current assets	8,218		19,737		20,855		20,386
Inventories	527		380		491		444
Trade accounts receivable	3,577		4,551		5,708		7,086
Receivables and other assets3)	1,633		12,362	2)	11,958	2)	10,330	2)
Financial receivables	—	3)	10,425		10,316		8,973
Other receivables and other assets	—	3)	1,816		1,478		1,184
Income tax assets	—	3)	121		164		173
Marketable securities	1,955		1,894		1,913		1,702
Cash and cash equivalents	526		550		475		824
Assets held for sale	—		—		310		—

Equity and liabilities	43,940		57,972		56,504		54,813
Equity	7,480		18,460		18,398		16,989
Total invested equity attributable to the owners of the Group	5,771		16,649		16,937		15,654
Non-controlling interests	1,709		1,811		1,461		1,335

Non-current liabilities	25,866		23,700		21,314		22,259
Provisions for pensions and similar obligations	5,045		3,461		4,595		3,582
Other provisions	1,703		1,616		1,887		2,038
Financial liabilities	16,464		15,291		11,786		13,633
Other liabilities	2,124		2,428		2,274		2,186
Deferred taxes	530		904		772		820

Current liabilities	10,594		15,812		16,792		15,565
Other provisions	2,216		2,545		2,613		2,816
Financial liabilities	701		3,684		4,687		2,872
Trade accounts payable	3,391		4,553		4,906		5,357
Other liabilities4)	4,286		5,030	2)	4,586	2)	4,520	2)
thereof: Income tax liabilities	—	4)	199		194		181

1)
Non-current financial receivables, other receivables and other assets and income tax assets are aggregated and reported as non-current receivables and other assets in the Unaudited Interim Consolidated Financial Statements (Condensed).

2)	Unaudited.

3)
Current financial receivables, other receivables and other assets and income tax assets are aggregated and reported as current receivables and other assets in the Unaudited Interim Consolidated Financial Statements (Condensed).

4)
Income tax liabilities and other liabilities are aggregated and reported as other liabilities in the Unaudited Interim Consolidated Financial Statements (Condensed). Other liabilities as of December 31, 2013, 2014 and 2015 include other liabilities and income tax liabilities as reported in the Audited Combined Financial Statements.

Selected Financial Information from the Consolidated and Combined Cash Flows Statement

The following table shows selected financial information from the innogy Group’s consolidated cash flow statement (condensed) for the nine-month period ended September 30, 2016, and from its combined cash flow statement for the financial years ended December 31, 2015, 2014 and 2013:

	For the nine-month period ended September 30,		For the financial year ended December 31,
	2016	2015	2015	2014	2013
	(unaudited) (in EUR million)		(audited) (in EUR million)
Cash flows from operating activities	1,740	2,066	2,755	2,977	3,658
Cash flows from investing activities (before initial/ subsequent transfer to pension plans)	7,297	1,572	-506	-3,175	-2,487
Cash flows from investing activities (after initial/ subsequent transfer to pension plans)	7,176	1,106	-1,102	-3,685	-2,554
Cash flows from financing activities	-8,919	-3,150	-1,593	349	-1,004
Net change in cash and cash equivalents	-24	37	75	-349	97
Cash and cash equivalents at the end of the reporting period as per the consolidated/ combined balance sheet	526	459	550	475	824

Operating Result and EBITDA

innogy Group uses the operating result as central key performance indicator to manage its business. innogy Group defines its operating result as income before tax excluding the financial result and the non-operating result. The non-operating result includes income and expenses that are unusual from an economic perspective, or stem from exceptional events. Typically the non-operating result can include book gains or losses from the disposal of investments or non-current assets not required for operations, impairment of the goodwill of fully consolidated companies, as well as effects of the fair valuation of certain derivatives. Such income and expenses from non-operating activities are reclassified to the non-operating result, and are thus not included in the reported operating result. innogy Group’s non-operating result is only reported at group level.

In addition, innogy Group uses EBITDA as additional key performance indicator to manage its business. EBITDA is defined as operating result before operating depreciation and amortization. It does not include taxes, the financial result or the non-operating result. Operating depreciation and amortization does not include non-operating depreciation and amortization, which is presented as part of the non-operating result.

Operating result and EBITDA are not measures defined under IFRS. As non-IFRS figures, operating result and EBITDA are not presented in accordance with IFRS or any other generally accepted accounting principles.

The following table provides a reconciliation of its EBITDA to the operating result and the income before tax:

	For the nine-month period ended September 30,				For the financial year ended December 31,
	2016		2015		2015		2014		2013
	(unaudited) (in EUR million)				(audited) (in EUR million)
EBITDA	2,919		3,149		4,521		4,297		4,194
Operating depreciation and amortization1)	-1,077		-977		-1,471		-1,438		-1,350
Operating result	1,842		2,172		3,050		2,859		2,844
Non-operating result	389	2)	253	3)	50	4)	-83	5)	-832	6)
Financial result	-630		-191		-302		-555		-567
Income before tax	1,601		2,234		2,798		2,221		1,445

1)	Operating depreciation and amortization does not include non-operating depreciation and amortization which is presented as part of the non-operating result.

2)
Including (i) impairments in the amount of EUR 204 million on the German gas storage facilities, (ii) gains from disposals in the amount of EUR 83 million, (iii) positive effects from the fair valuation of derivatives in the amount of EUR 270 million and (iv) a compensation payment in the amount of EUR 250 million in connection with the termination of gas storage contracts in Germany.

3)	Including (i) gains from disposals in the amount of EUR 58 million and (ii) positive effects from the fair valuation of derivatives in the amount of EUR 176 million.

4)
Including (i) impairments in the amount of EUR 167 million, mainly related to the IT infrastructure in innogy Group’s Retail Segment, specifically relating to innogy Group’s UK operations, (ii) positive effects from restructuring in the amount of EUR 15 million, (iii) gains from disposals in the amount of EUR 65 million and (iv) positive effects from the fair valuation of derivatives in the amount of EUR 135 million.

5)
Including (i) effects from restructurings in the amount of negative EUR 103 million, partly related to part-time retiree and early retirement contracts, (ii) gains from disposals in the amount of EUR 33 million, and (iii) effects from the fair valuation of derivatives in the amount of negative EUR 14 million. In 2014, no impairments were recorded as part of the non-operating result.

6)
Including (i) impairments in the amount of EUR 799 million (mainly related to innogy Group’s Spanish onshore wind farms in the Renewables Segment in the amount of EUR 266 million, innogy Group’s offshore wind farm Nordsee Ost in the Renewables Segment in the amount of EUR 260 million, and its gas storage assets in the Grid & Infrastructure Segment in the amount of EUR 181 million), (ii) effects from restructurings in the amount of negative EUR 315 million, partly related to part-time retiree and early retirement contracts, (iii) gains from disposals in the amount of EUR 211 million, mainly related to the sale of a customer portfolio in the UK to Telecom Plus in the amount of EUR 199 million, and (iv) effects from the fair valuation of derivatives in the amount of EUR 24 million.

Recent Developments

Between September 30, 2016 and the date of this Consent Solicitation Memorandum, the following significant developments with respect to the financial condition and operating results of the innogy Group have occurred.

The New Guarantor makes successful stock exchange debut on October 7, 2016

The New Guarantor got off to a successful start on the Frankfurt trading floor. This is evidenced by the EUR 36 placement price, which was at the top of the price range of EUR 32 to EUR 36, and the issue being several times oversubscribed. Furthermore, the opening quotation on October 7, the first day of trading for the innogy SE share, was €37.30. A total of approximately 129 million innogy SE shares – widely held by domestic and foreign shareholders – was placed. This represents an issuance volume of about EUR 4.6 billion. The New Guarantor received approximately EUR 2.0 billion from the placement of about 55.6 million shares within the scope of a capital increase. The company intends to use a portion of the proceeds from the IPO to finance growth projects. The parent company RWE AG received approximately EUR 2.6 billion from the sale of some 73.4 million innogy SE shares from its treasury stock. Based on a total of 555,555,000 shares and the placement price of EUR 36, the market capitalization at the time of the innogy IPO was approximately EUR 20 billion. RWE AG owns a 76.8% stake and will hold innogy SE as a financial investment.

Reduction in the return on equity for network investments in Germany

In the middle of October, the German Federal Network Agency established the returns on equity for electricity and gas grids for future five-year regulatory periods. In the future, returns of 6.91% and 5.12% (before corporate tax) will apply to assets capitalised after 2005 (new assets) and old assets, respectively. The returns on equity currently permitted are 9.05 % and 7.14%, respectively. The new rates apply to gas network operators from January 1, 2018 and to electricity network operators from January 1, 2019. They are at the low end of the range across European countries. When setting these rates, the German Federal Network Agency was strongly guided by the recent, significant reduction in interest rates on capital markets.

RISK FACTORS RELATING TO THE NEW GUARANTOR

Noteholders should carefully consider the key risk factors set out below, together with the other information contained in the Consent Solicitation Memorandum, when deciding how to vote with respect to the Proposed Amendments. The occurrence of any of the events described in these risk factors, individually or together with other circumstances, could have a material adverse effect on innogy Group’s business, results of operation and financial position, and investors could lose all or part of their investment. The sequence of risk factors set out below is not a statement about the probability of occurrence, degree or importance of the individual risks.

The risk factors are based on assumptions that could turn out to be incorrect. Furthermore, other risks, facts or circumstances not presently known to the Issuers, the Existing Guarantor or the New Guarantor, or that the Issuers, the Existing Guarantor or the New Guarantor currently deem to be immaterial, could, individually or cumulatively, prove to be important and could have a material adverse effect on the innogy Group’s business, results of operation and financial position.

Key information on the key risks that are specific to the New Guarantor or its industry

Risks Relating to the innogy Group’s Market Environment and Business

•	innogy Group depends on its ability to manage the complex challenges posed by developments in the energy sector and relevant associated sectors, such as policy shifts towards renewable energy sources.

•	innogy Group’s business is affected by economic factors, including risks associated with volatile or uncertain financial and economic conditions.

•	innogy Group faces risks arising from the United Kingdom potentially withdrawing from the European Union.

•
innogy Group’s Grid & Infrastructure Segment operates in a highly regulated environment and its profitability is materially affected by price and other related regulation that is subject to change; in Germany, a new regulatory period will start in 2019 for electricity and 2018 for gas.

•
Competition for concessions on which innogy Group depends is intense, so that innogy Group may be unable to renew a considerable amount of the concessions it currently holds. In such cases, or if a concession is terminated, innogy Group may have to sell the relevant grid infrastructure (which will negatively affect our revenue and may lead to a loss) or may enter into cooperation agreements that are limited in time.

•
Increasing decentralized power generation and other factors have made grid operations more complex, requiring additional investments, which may only start yielding a return in the next regulatory period, and increasing storage capacities may lead to less consumption out of the grid. innogy Group also faces competition from gas substitutes. Furthermore, if innogy Group fails to lower its operating costs in the Grid & Infrastructure Segment, or incur higher operating costs, its profitability will be negatively affected.

•
In innogy Group’s Retail Segment, differences between expected and actual demand of its B2B and B2C customers could lead to substantial losses. Demand for electricity and gas may decline due to weather conditions, increased energy efficiency, climate change and other factors outside its control. innogy Group may not be able to increase the prices it charges or may only be able to do so with a significant delay, and price increases may be challenged. innogy Group also faces the risk of intense competition, as well as of declining customer satisfaction, customer losses and increasing churn rates.

•
innogy Group may be unable to successfully implement its restructuring program for the business of its subsidiary Npower Limited in the United Kingdom, and may incur expenses to comply with regulatory decisions. The standardisation of processes may not progress as expected, may cost more than anticipated or result in lower customer service levels.

•	In its Renewables Segment, innogy Group’s exposure to market prices may increase as support schemes and fixed feed-in tariffs are cut or fade out.

•
innogy Group’s energy production could be negatively affected by weather conditions, and differences between expected and actual production levels could negatively affect the planning and hedging strategy of its Renewables Segment. This segment also faces increasing competition for projects. innogy Group may be unable to obtain licenses or secure financing, for example, for renewable power generation projects, and may  experience disruptions, delays and cost-overruns with respect to such projects. innogy Group’s growth strategy for its Renewables Segment, which includes plans to enter the utility-scale photovoltaic market and other new markets in general, may fail.

•
innogy Group’s Group strategy, including expansion into new products and service fields, expansion into new regions, future acquisitions and divestments as well as major investments, may fail or present challenges.

•	innogy Group’s business activities are subject to operational disruptions and accidents.

•
innogy Group faces risks relating to longer-term fluctuations in heating requirements and demand, as well as overcapacities. In addition, its mid-term planning is based on several assumptions, including the development of key economic indicators and other parameters, which are speculative in nature and may in hindsight prove to have been erroneous.

•
innogy Group holds a significant number of minority participations, making it difficult for it to control decisions by these companies and to enforce its own group policies. The joint ventures or partnerships innogy Group entered or will enter into may fail to achieve the desired results and restrict its business activities.

•
innogy Group depends on the uninterrupted and efficient functioning of its information technology, data collection and processing and process monitoring systems to manage its operations. Its outsourcing partners may deliver their services only partially or not at all, or not observe expected quality standards.

•	innogy Group is subject to reputational risks affecting large energy suppliers, including risks relating to current public debates on energy policy issues.

•
Work stoppages, strikes or other collective actions can disrupt innogy Group’s operations and adversely affect its results of operation, and rising labor costs might negatively affect its profitability. innogy Group may be unable to attract and retain qualified staff in key positions and employees having special technical knowledge. Moreover, innogy Group has financial obligations to its employees, in particular retirement obligations, the calculations of which are based on a number of assumptions, which may differ from actual rates.

•	innogy Group may be forced to recognize write-downs or additional impairments, in particular on its tangible assets.

•	innogy Group may not be adequately insured against many operational and other risks.

•
innogy Group faces risks associated with its indebtedness and high financing needs and may not be able to generate sufficient cash to service such indebtedness. In addition, covenants and other restrictions under innogy Group’s existing financing agreements and Notes, as well as changes in credit market conditions and declines in credit ratings may restrict its financial and operational flexibility or otherwise negatively affect its business. innogy Group is also subject to liquidity risks in connection with its financial liabilities and a potential increase in the sureties under several agreements and schemes, as well as liquidity and other risks relating to the creditworthiness of its customers and business and joint venture partners and claims of insolvency administrators of former customers.

•	innogy Group faces risks relating to fluctuations of currency exchange rates, interest rates and commodity prices.

Legal, Regulatory and Tax Risks

•	innogy Group is subject to significant regulatory and political risks, and its revenue, profits and financial position have been and will be affected by the regulatory frameworks in different ways.

•
innogy Group faces risks, especially related to the revenue structure and grid tariffs within the regulatory framework, the introduction of additional statutory obligations and litigation risks due to the high complexity of grid tariff calculation and voidance of specific charges.

•	innogy Group’s licenses, concessions, approvals, certifications, exemptions and/or dispensations which may become more difficult or costly to obtain may be revoked, challenged or not renewed.

•
In its Grid & Infrastructure Segment, innogy Group’s grid infrastructure, especially in the Eastern European countries, may be built on property for which innogy Group does not hold the required land title.

•
innogy Group may have to repay state aid and face risks related to consumer, competition and antitrust laws, rules and regulations, including potential investigations and proceedings, as well as environmental and health-related issues, which may result in liabilities and high costs. innogy Group is also subject to risks from disputes and administrative, legal and arbitration proceedings. Moreover, compliance breaches, including breaches of private data protection could result in investigations, fines, additional tax payments, damage claims, payment claims, and the termination of relationships with customers or suppliers and reputational damage.

•
innogy Group uses standardized sales agreements and standardized terms and conditions, which increase the potential that all contract terms used therein may be invalid or unenforceable if any clause is held to be void. innogy Group’s price increases in its retail electricity and gas business may in certain cases prove to be invalid.

•
innogy Group’s products and services are highly dependent upon its technological know-how and the scope and limitations of its proprietary rights therein. innogy Group may infringe on the intellectual property rights of third parties and could therefore be forced to change its product offering or be exposed to additional costs, and innogy Group may not have validly acquired intellectual property rights from its present or former employees and cooperation partners, and may not always validly acquire them in the future.

•
innogy Group faces risks in connection with renewables obligation certificates in the United Kingdom, including fluctuations in the price of such certificates, and other trading schemes in other jurisdictions.

•	innogy Group is subject to tax risks, and its tax burden could increase due to changes in tax laws or their application or interpretation, or as a result of current or future tax audits.

Risks relating to innogy Group’s Separation from the Former RWE Group

•
innogy Group has a short operating history as a separate company, and its efforts to set up administrative, financial and other functions previously provided by the Existing Guarantor and its direct and indirect subsidiaries prior to the separation of the innogy Group (together the Former RWE Group) may take more time or cost more than expected, or be less successful than anticipated or not successful at all.

•
innogy Group’s combined financial information is based on a series of assumptions and estimates that may prove inaccurate and therefore the combined financial information is not necessarily representative of the results innogy Group would have achieved as a stand-alone publicly-traded company. Also, its recent organisational changes in the context of the separation from the Former RWE Group may make it difficult to correctly assess its historical past and future group performance, and the structural measures implemented may lead to higher taxes and/or may be associated with lower future tax benefits than expected.

•
innogy Group may not realize potential benefits from the separation of its business from the Former RWE Group’s other businesses and may be unable to create a new independent market profile in the long term. The separation from the Former RWE Group may lead to decreased purchasing power and may result in a loss of synergies and business opportunities. On the other hand, innogy Group will be bound by several procurement, wholesale trading and other contracts with the Existing Guarantor and its direct and indirect subsidiaries after the separation of the innogy Group (i.e., excluding the innogy Group, the RWE Group), which may reduce its flexibility to switch to other providers or to carry out these functions in-house.

[German language version]

ADDITIONAL INFORMATION AVAILABLE

Financial Information

The Issuers, the Existing Guarantor and the New Guarantor refer Noteholders to the following additional information in order to make an informed decision on whether and how to vote at any Vote Without Meeting with respect to any Proposed Amendment:

(a)
the Unaudited Interim Consolidated Financial Statements (Condensed) of innogy SE Prepared in Accordance with IAS 34 (Interim Financial Reporting) as of and for the Nine-Month Period Ended September 30, 2016;

(b)
the Audited Combined Financial Statements of the RWE International Group (now innogy Group) Prepared by RWE International SE (now innogy SE) in Accordance with IFRS as of and for the Financial Years Ended December 31, 2015, 2014, 2013;

(c)
the Audited Unconsolidated Financial Statements of RWE International SE (now innogy SE) Prepared in Accordance with the German Commercial Code (Handelsgesetzbuch) as of and for the Short Financial Year from December 11, 2015 to December 31, 2015;

(d)	the Fixed Income Investor Update presentation of innogy SE.

The aforementioned documents (a) through (c) will be available at no cost on the Investor Relations Website from the date of this Consent Solicitation Memorandum. A copy of the document (d) will be available at no cost on the Solicitation Website from the date of this Consent Solicitation Memorandum until the End of the Voting Period.

Other Information

The following documents will be available from the date of this Consent Solicitation Memorandum until the expiration of the Voting Period on the Solicitation Website.

•	the press release announcing the Consent Solicitation;
•	this Consent Solicitation Memorandum;
•	the Standard Voting Form;
•	the Form of Proxy;
•	the Standard Blocking Confirmation;
•	the Form of New Guarantee ; and
•	the Conditions of each Series.

The aforementioned press release and the Consent Solicitation Memorandum will also be available, at no cost, from the Tabulation and Voting Agent, whose contact details are shown at the end of this Consent Solicitation Memorandum.

ANNEX 1
PROPOSED AMENDMENTS TO THE NOTES

A.	Proposed Amendments in relation to the EUR 980,000,000 5.125% Fixed Rate Notes due July 23, 2018 (ISIN XS0172851650) issued by innogy Finance B.V. (the Issuer).

(2018 NOTES) – ENGLISH VERSION

The Issuer submits to the Noteholders and puts to the vote the following Proposed Amendments:

1)
The Noteholders resolve in accordance with § 24 (2) of the German Act on Debt Securities (Gesetz über Schuldverschreibungen aus Gesamtemissionen (Schuldverschreibungsgesetz – “SchVG”)) that the SchVG (as amended from time to time) applies to the EUR 980,000,000 5.125% Fixed Rate Notes due July 23, 2018 (ISIN XS0172851650) of innogy Finance B.V. (formerly RWE Finance B.V.) and to the Terms and Conditions pertaining thereto.

The Terms and Conditions are amended to include the following § 10a:

§ 10a
AMENDMENT OF THE TERMS AND CONDITIONS; HOLDERS’ REPRESENTATIVE; AMENDMENT OF THE GUARANTEE

(1) Amendment of the Terms and Conditions. In accordance with the Act on Debt Securities (Schuldverschreibungsgesetz – “SchVG”) the Holders may agree with the Issuer on amendments of the Terms and Conditions with regard to matters permitted by the SchVG by resolution with the majority specified in subparagraph (2). Majority resolutions shall be binding on all Holders. Resolutions which do not provide for identical conditions for all Holders are void, unless Holders who are disadvantaged have expressly consented to their being treated disadvantageously.

(2) Majority. Resolutions shall be passed by a majority of not less than 75% of the votes cast. Resolutions relating to amendments of the Terms and Conditions which are not material and which do not relate to the matters listed in § 5 paragraph 3, nos. 1 to 8 of the SchVG require a simple majority of the votes cast.

(3) Vote without a meeting. All votes will be taken exclusively by vote taken without a meeting. A meeting of Holders and the assumption of the fees by the Issuer for such a meeting will only take place in the circumstances of § 18 paragraph 4, sentence 2 of the SchVG.

(4) Chair of the vote. The vote will be chaired by a notary appointed by the Issuer or, if the Holders’ Representative (as defined below) has convened the vote, by the Holders’ Representative.

(5) Voting rights Each Holder participating in any vote shall cast votes in accordance with the principal amount or the notional share of its entitlement to the outstanding Notes.

(6) Holders’ Representative. The Holders may by majority resolution appoint a common representative (the “Holders’ Representative”) to exercise the Holders’ rights on behalf of each Holder. The Holders’ Representative shall have the duties and powers provided by law or granted by majority resolution of the Holders. The Holders’ Representative shall comply with the instructions of the Holders. To the extent that the Holders’ Representative has been authorised to assert certain rights of the Holders, the Holders shall not be entitled to assert such rights themselves, unless explicitly provided for in the relevant majority resolution. The Holders’ Representative shall provide reports to the Holders on its activities. The regulations of the SchVG apply with regard to the recall and the other rights and obligations of the Holders’ Representative.”

2)
The Noteholders resolve in accordance with § 22 SchVG that §§ 5 to 21 SchVG shall apply to the guarantee agreement entered into between RWE Aktiengesellschaft as Guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent on 31 March 2003, under which RWE Aktiengesellschaft has inter alia issued the unconditional and irrevocable guarantee for the due payment of principal and interest and any other amounts payable on the EUR 980,000,000 5.125% Fixed Rate Notes due July 23, 2018 (ISIN XS0172851650).

The Terms and Conditions of the Notes are amended to include the following § 10a (7):

“(7) Amendment of the Guarantee. The provisions set out above applicable to the Notes shall apply mutatis mutandis to the Guarantee.”

The Noteholders’ resolution is subject to the proviso that the resolution under 1) above has been implemented.

3)
The Holders grant their consent to the cancellation of the guarantee agreement referred to under 2), to the extent such guarantee relates to the EUR 980,000,000 5.125% Fixed Rate Notes due July 23, 2018 (ISIN XS0172851650), and provided that, before such cancellation becomes effective, a guarantee agreement at essentially the same terms as the guarantee agreement entered into between RWE Aktiengesellschaft as guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent on 14 April 2010 in relation to all notes issued by innogy Finance B.V. since 14 April 2010 under the € 30,000,000,000 Debt Issuance Programme of RWE Aktiengesellschaft and RWE Finance B.V. (now innogy Finance B.V.) is entered into between innogy SE as guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent in respect of the the EUR 980,000,000 5.125% Fixed Rate Notes due July 23, 2018 (ISIN XS0172851650), and authorize and instruct RWE Finance B.V. to make all required amendments in the Terms and Conditions, including their introductory part and/or preamble, to reflect such change in guarantor.

The Noteholders’ resolution is subject to the proviso that the resolution under 1) and 2) above have been implemented.

B.	Proposed Amendments in relation to the EUR 1,000,000,000 6.625% Fixed Rate Notes due January 31, 2019 (ISIN: XS0399647675) issued by innogy Finance B.V. (the Issuer).

(2019 NOTES)

The Issuer submits to the Noteholders and puts to the vote the following Proposed Amendments:

1)
The Noteholders resolve in accordance with § 24 (2) of the German Act on Debt Securities (Gesetz über Schuldverschreibungen aus Gesamtemissionen (Schuldverschreibungsgesetz – “SchVG”)) that the SchVG (as amended from time to time) applies to the EUR 1,000,000,000 6.625% Fixed Rate Notes due January 31, 2019 (ISIN: XS0399647675) of innogy Finance B.V. (formerly RWE Finance B.V.) and to the Terms and Conditions pertaining thereto.

The Terms and Conditions are amended to include the following § 10a.

§ 10a
AMENDMENT OF THE TERMS AND CONDITIONS; HOLDERS’ REPRESENTATIVE; AMENDMENT OF THE GUARANTEE

(1) Amendment of the Terms and Conditions. In accordance with the Act on Debt Securities (Schuldverschreibungsgesetz – “SchVG”) the Holders may agree with the Issuer on amendments of the Terms and Conditions with regard to matters permitted by the SchVG by resolution with the majority specified in subparagraph (2). Majority resolutions shall be binding on all Holders. Resolutions which do not provide for identical conditions for all Holders are void, unless Holders who are disadvantaged have expressly consented to their being treated disadvantageously.

(2) Majority. Resolutions shall be passed by a majority of not less than 75% of the votes cast. Resolutions relating to amendments of the Terms and Conditions which are not material and which do not relate to the matters listed in § 5 paragraph 3, nos. 1 to 8 of the SchVG require a simple majority of the votes cast.

(3) Vote without a meeting. All votes will be taken exclusively by vote taken without a meeting. A meeting of Holders and the assumption of the fees by the Issuer for such a meeting will only take place in the circumstances of § 18 paragraph 4, sentence 2 of the SchVG.

(4) Chair of the vote. The vote will be chaired by a notary appointed by the Issuer or, if the Holders’ Representative (as defined below) has convened the vote, by the Holders’ Representative.

(5) Voting rights Each Holder participating in any vote shall cast votes in accordance with the principal amount or the notional share of its entitlement to the outstanding Notes.

(6) Holders’ Representative. The Holders may by majority resolution appoint a common representative (the “Holders’ Representative”) to exercise the Holders’ rights on behalf of each Holder. The Holders’ Representative shall have the duties and powers provided by law or granted by majority resolution of the Holders. The Holders’ Representative shall comply with the instructions of the Holders. To the extent that the Holders’ Representative has been authorised to assert certain rights of the Holders, the Holders shall not be entitled to assert such rights themselves, unless explicitly provided for in the relevant majority resolution. The Holders’ Representative shall provide reports to the Holders on its activities. The regulations of the SchVG apply with regard to the recall and the other rights and obligations of the Holders’ Representative.”

2)
The Noteholders resolve in accordance with § 22 SchVG that §§ 5 to 21 SchVG shall apply to the guarantee agreement entered into between RWE Aktiengesellschaft as Guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent on 5 August 2005, under which RWE Aktiengesellschaft has inter alia issued the unconditional and irrevocable guarantee for the due payment of principal and interest and any other amounts payable on the EUR 1,000,000,000 6.625% Fixed Rate Notes due January 31, 2019 (ISIN: XS0399647675).

The Terms and Conditions of the notes are amended to include the following § 10a (7):

“(7) Amendment of the Guarantee. The provisions set out above applicable to the Notes shall apply mutatis mutandis to the Guarantee.”

The Noteholders’ resolution is subject to the proviso that the resolution under 1) above has been implemented.

3)
The Noteholders grant their consent to the cancellation of the guarantee agreement referred to under 2), to the extent such guarantee relates to the EUR 1,000,000,000 6.625% Fixed Rate Notes due January 31, 2019 (ISIN: XS0399647675), and provided that, before such cancellation becomes effective, a guarantee agreement at essentially the same terms as the guarantee agreement entered into between RWE Aktiengesellschaft as guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent on 14 April 2010 in relation to all notes issued by innogy Finance B.V. since 14 April 2010 under the € 30,000,000,000 Debt Issuance Programme of RWE Aktiengesellschaft and RWE Finance B.V. (now innogy Finance B.V.) is entered into between innogy SE as guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent in respect of the the EUR 1,000,000,000 6.625% Fixed Rate Notes due January 31, 2019 (ISIN: XS0399647675), and authorize and instruct RWE Finance B.V. to make all required amendments in the Terms and Conditions, including their introductory part and/or preamble, to reflect such change in guarantor.

The Noteholders’ resolution is subject to the proviso that the resolution under 1) and 2) above have been implemented.

C.	Proposed Amendments in relation to the EUR 750,000,000 1.875% Fixed Rate Notes due January 30, 2020 (ISIN: XS0878010718) issued by innogy Finance B.V. (the Issuer).

(2020 NOTES)

The Issuer submits to the Noteholders and puts to the vote the following resolution proposals:

The Noteholders grant their consent to the cancellation of the guarantee agreement entered into between RWE Aktiengesellschaft as guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent on 14 April 2010, under which RWE Aktiengesellschaft has inter alia issued the unconditional and irrevocable guarantee for the due payment of principal and interest and any other amounts payable on the EUR 750,000,000 1.875% Fixed Rate Notes due January 30, 2020 (ISIN: XS0878010718), to the extent such guarantee relates to the EUR 750,000,000 1.875% Fixed Rate Notes due January 30, 2020 (ISIN: XS0878010718), and provided that, before such cancellation becomes effective, a guarantee agreement is entered into at essentially the same terms between innogy SE as guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent in respect of the EUR 750,000,000 1.875% Fixed Rate Notes due January 30, 2020 (ISIN: XS0878010718), and authorize and instruct RWE Finance B.V. to make all required amendments in the Terms and Conditions, including their introductory part and/or preamble, to reflect such change in guarantor.

D.	Proposed Amendments in relation to the GBP 570,000,000 6.500% Fixed Rate Notes due April 20, 2021 (ISIN: XS0127992336) issued by innogy Finance B.V. (the Issuer).

(APRIL 2021 NOTES)

1)
The Noteholders resolve in accordance with § 24 (2) of the German Act on Debt Securities (Gesetz über Schuldverschreibungen aus Gesamtemissionen (Schuldverschreibungsgesetz – “SchVG”)) that the SchVG (as amended from time to time) applies to the GBP 570,000,000 6.500% Fixed Rate Notes due April 20, 2021 (ISIN: XS0127992336) of innogy Finance B.V. (formerly RWE Finance B.V.) and to the Terms and Conditions pertaining thereto.

The Terms and Conditions are amended to include the following § 10a:

§ 10a
AMENDMENT OF THE TERMS AND CONDITIONS; HOLDERS’ REPRESENTATIVE; AMENDMENT OF THE GUARANTEE

(1) Amendment of the Terms and Conditions. In accordance with the Act on Debt Securities (Schuldverschreibungsgesetz – “SchVG”) the Holders may agree with the Issuer on amendments of the Terms and Conditions with regard to matters permitted by the SchVG by resolution with the majority specified in subparagraph (2). Majority resolutions shall be binding on all Holders. Resolutions which do not provide for identical conditions for all Holders are void, unless Holders who are disadvantaged have expressly consented to their being treated disadvantageously.

(2) Majority. Resolutions shall be passed by a majority of not less than 75% of the votes cast. Resolutions relating to amendments of the Terms and Conditions which are not material and which do not relate to the matters listed in § 5 paragraph 3, nos. 1 to 8 of the SchVG require a simple majority of the votes cast.

(3) Vote without a meeting. All votes will be taken exclusively by vote taken without a meeting. A meeting of Holders and the assumption of the fees by the Issuer for such a meeting will only take place in the circumstances of § 18 paragraph 4, sentence 2 of the SchVG.

(4) Chair of the vote. The vote will be chaired by a notary appointed by the Issuer or, if the Holders’ Representative (as defined below) has convened the vote, by the Holders’ Representative.

(5) Voting rights Each Holder participating in any vote shall cast votes in accordance with the principal amount or the notional share of its entitlement to the outstanding Notes.

(6) Holders’ Representative. The Holders may by majority resolution appoint a common representative (the “Holders’ Representative”) to exercise the Holders’ rights on behalf of each Holder. The Holders’ Representative shall have the duties and powers provided by law or granted by majority resolution of the Holders. The Holders’ Representative shall comply with the instructions of the Holders. To the extent that the Holders’ Representative has been authorised to assert certain rights of the Holders, the Holders shall not be entitled to assert such rights themselves, unless explicitly provided for in the relevant majority resolution. The Holders’ Representative shall provide reports to the Holders on its activities. The regulations of the SchVG apply with regard to the recall and the other rights and obligations of the Holders’ Representative.”

2)
The Noteholders resolve in accordance with § 22 SchVG that §§ 5 to 21 SchVG shall apply to the guarantee agreements entered into between RWE Aktiengesellschaft as Guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent on 23 March 2001 (with respect to tranches 1 and 2 of the notes) and on 28 March 2002 (with respect to tranche 3 of the notes), under which RWE Aktiengesellschaft has inter alia issued the unconditional and irrevocable guarantee for the due payment of principal and interest and any other amounts payable on the GBP 570,000,000 6.500% Fixed Rate Notes due April 20, 2021 (ISIN: XS0127992336).

The Terms and Conditions of the notes are amended to include the following § 10a (7):

“(7) Amendment of the Guarantee. The provisions set out above applicable to the Notes shall apply mutatis mutandis to the Guarantee.”

The Noteholders’ resolution is subject to the proviso that the resolution under 1) above has been implemented.

3)
The Noteholders grant their consent to the cancellation of the guarantee agreements referred to under 2), to the extent such guarantees relate to the GBP 570,000,000 6.500% Fixed Rate Notes due April 20, 2021 (ISIN: XS0127992336), and provided that, before such cancellation becomes effective, a guarantee agreement at essentially the same terms as the guarantee agreement entered into between RWE Aktiengesellschaft as guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent on 14 April 2010 in relation to all notes issued by innogy Finance B.V. since 14 April 2010 under the € 30,000,000,000 Debt Issuance Programme of RWE Aktiengesellschaft and RWE Finance B.V. (now innogy Finance B.V.) is entered into between innogy SE as guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent in respect of the the GBP 570,000,000 6.500% Fixed Rate Notes due April 20, 2021 (ISIN: XS0127992336), and authorize and instruct RWE Finance B.V. to make all required amendments in the Terms and Conditions, including their introductory part and/or preamble, to reflect such change in guarantor.

The Noteholders’ resolution is subject to the proviso that the resolution under 1) and 2) above have been implemented.

E.	Proposed Amendments in relation to the EUR 1,000,000,000 6.500% Fixed Rate Notes due August 10, 2021 (ISIN: XS0412842857) issued by innogy Finance B.V. (the Issuer).

(AUGUST 2021 NOTES)

1)
The Noteholders resolve in accordance with § 24 (2) of the German Act on Debt Securities (Gesetz über Schuldverschreibungen aus Gesamtemissionen (Schuldverschreibungsgesetz – “SchVG”)) that the SchVG (as amended from time to time) applies to the EUR 1,000,000,000 6.500% Fixed Rate Notes due August 10, 2021 (ISIN: XS0412842857) of innogy Finance B.V. (formerly RWE Finance B.V.) and to the Terms and Conditions pertaining thereto.

The Terms and Conditions are amended to include the following § 10a:

§ 10a
AMENDMENT OF THE TERMS AND CONDITIONS; HOLDERS’ REPRESENTATIVE; AMENDMENT OF THE GUARANTEE

(1) Amendment of the Terms and Conditions. In accordance with the Act on Debt Securities (Schuldverschreibungsgesetz – “SchVG”) the Holders may agree with the Issuer on amendments of the Terms and Conditions with regard to matters permitted by the SchVG by resolution with the majority specified in subparagraph (2). Majority resolutions shall be binding on all Holders. Resolutions which do not provide for identical conditions for all Holders are void, unless Holders who are disadvantaged have expressly consented to their being treated disadvantageously.

(2) Majority. Resolutions shall be passed by a majority of not less than 75% of the votes cast. Resolutions relating to amendments of the Terms and Conditions which are not material and which do not relate to the matters listed in § 5 paragraph 3, nos. 1 to 8 of the SchVG require a simple majority of the votes cast.

(3) Vote without a meeting. All votes will be taken exclusively by vote taken without a meeting. A meeting of Holders and the assumption of the fees by the Issuer for such a meeting will only take place in the circumstances of § 18 paragraph 4, sentence 2 of the SchVG.

(4) Chair of the vote. The vote will be chaired by a notary appointed by the Issuer or, if the Holders’ Representative (as defined below) has convened the vote, by the Holders’ Representative.

(5) Voting rights Each Holder participating in any vote shall cast votes in accordance with the principal amount or the notional share of its entitlement to the outstanding Notes.

(6) Holders’ Representative. The Holders may by majority resolution appoint a common representative (the “Holders’ Representative”) to exercise the Holders’ rights on behalf of each Holder. The Holders’ Representative shall have the duties and powers provided by law or granted by majority resolution of the Holders. The Holders’ Representative shall comply with the instructions of the Holders. To the extent that the Holders’ Representative has been authorised to assert certain rights of the Holders, the Holders shall not be entitled to assert such rights themselves, unless explicitly provided for in the relevant majority resolution. The Holders’ Representative shall provide reports to the Holders on its activities. The regulations of the SchVG apply with regard to the recall and the other rights and obligations of the Holders’ Representative.”

2)
The Noteholders resolve in accordance with § 22 SchVG that §§ 5 to 21 SchVG shall apply to the guarantee agreement entered into between RWE Aktiengesellschaft as Guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent on 5 August 2005, under which RWE Aktiengesellschaft has inter alia issued the unconditional and irrevocable guarantee for the due payment of principal and interest and any other amounts payable on the EUR 1,000,000,000 6.500% Fixed Rate Notes due August 10, 2021 (ISIN: XS0412842857).

The Terms and Conditions of the notes are amended to include the following § 10a (7):

“(7) Amendment of the Guarantee. The provisions set out above applicable to the Notes shall apply mutatis mutandis to the Guarantee.”

The Noteholders’ resolution is subject to the proviso that the resolution under 1) above has been implemented.

3)
The Noteholders grant their consent to the cancellation of the guarantee agreement referred to under 2), to the extent such guarantee relates to the EUR 1,000,000,000 6.500% Fixed Rate Notes due August 10, 2021 (ISIN: XS0412842857), and provided that, before such cancellation becomes effective, a guarantee agreement at essentially the same terms as the guarantee agreement entered into between RWE Aktiengesellschaft as guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent on 14 April 2010 in relation to all notes issued by innogy Finance B.V. since 14 April 2010 under the € 30,000,000,000 Debt Issuance Programme of RWE Aktiengesellschaft and RWE Finance B.V. (now innogy Finance B.V.) is entered into between innogy SE as guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent in respect of the the EUR 1,000,000,000 6.500% Fixed Rate Notes due August 10, 2021 (ISIN: XS0412842857), and authorize and instruct RWE Finance B.V. to make all required amendments in the Terms and Conditions, including their introductory part and/or preamble, to reflect such change in guarantor.

The Noteholders’ resolution is subject to the proviso that the resolution under 1) and 2) above have been implemented.

F.	Proposed Amendments in relation to the GBP 500,000,000 5.500% Fixed Rate Notes due July 6, 2022 (ISIN: XS0437307464) issued by innogy Finance B.V. (the Issuer).

(2022 NOTES)

1)
The Noteholders resolve in accordance with § 24 (2) of the German Act on Debt Securities (Gesetz über Schuldverschreibungen aus Gesamtemissionen (Schuldverschreibungsgesetz – “SchVG”)) that the SchVG (as amended from time to time) applies to the GBP 500,000,000 5.500% Fixed Rate Notes due July 6, 2022 (ISIN: XS0437307464) of innogy Finance B.V. (formerly RWE Finance B.V.) and to the Terms and Conditions pertaining thereto.

The Terms and Conditions are amended to include the following § 10a:

§ 10a
AMENDMENT OF THE TERMS AND CONDITIONS; HOLDERS’ REPRESENTATIVE; AMENDMENT OF THE GUARANTEE

(1) Amendment of the Terms and Conditions. In accordance with the Act on Debt Securities (Schuldverschreibungsgesetz – “SchVG”) the Holders may agree with the Issuer on amendments of the Terms and Conditions with regard to matters permitted by the SchVG by resolution with the majority specified in subparagraph (2). Majority resolutions shall be binding on all Holders. Resolutions which do not provide for identical conditions for all Holders are void, unless Holders who are disadvantaged have expressly consented to their being treated disadvantageously.

(2) Majority. Resolutions shall be passed by a majority of not less than 75% of the votes cast. Resolutions relating to amendments of the Terms and Conditions which are not material and which do not relate to the matters listed in § 5 paragraph 3, nos. 1 to 8 of the SchVG require a simple majority of the votes cast.

(3) Vote without a meeting. All votes will be taken exclusively by vote taken without a meeting. A meeting of Holders and the assumption of the fees by the Issuer for such a meeting will only take place in the circumstances of § 18 paragraph 4, sentence 2 of the SchVG.

(4) Chair of the vote. The vote will be chaired by a notary appointed by the Issuer or, if the Holders’ Representative (as defined below) has convened the vote, by the Holders’ Representative.

(5) Voting rights Each Holder participating in any vote shall cast votes in accordance with the principal amount or the notional share of its entitlement to the outstanding Notes.

(6) Holders’ Representative. The Holders may by majority resolution appoint a common representative (the “Holders’ Representative”) to exercise the Holders’ rights on behalf of each Holder. The Holders’ Representative shall have the duties and powers provided by law or granted by majority resolution of the Holders. The Holders’ Representative shall comply with the instructions of the Holders. To the extent that the Holders’ Representative has been authorised to assert certain rights of the Holders, the Holders shall not be entitled to assert such rights themselves, unless explicitly provided for in the relevant majority resolution. The Holders’ Representative shall provide reports to the Holders on its activities. The regulations of the SchVG apply with regard to the recall and the other rights and obligations of the Holders’ Representative.”

2)
The Noteholders resolve in accordance with § 22 SchVG that §§ 5 to 21 SchVG shall apply to the guarantee agreement entered into between RWE Aktiengesellschaft as Guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent on 31 March 2009, under which RWE Aktiengesellschaft has inter alia issued the unconditional and irrevocable guarantee for the due payment of principal and interest and any other amounts payable on the GBP 500,000,000 5.500% Fixed Rate Notes due July 6, 2022 (ISIN: XS0437307464).

The Terms and Conditions of the notes are amended to include the following § 10a (7):

“(7) Amendment of the Guarantee. The provisions set out above applicable to the Notes shall apply mutatis mutandis to the Guarantee.”

The Noteholders’ resolution is subject to the proviso that the resolution under 1) above has been implemented.

3)
The Noteholders grant their consent to the cancellation of the guarantee agreement referred to under 2), to the extent such guarantee relates to the GBP 500,000,000 5.500% Fixed Rate Notes due July 6, 2022 (ISIN: XS0437307464), and provided that, before such cancellation becomes effective, a guarantee agreement at essentially the same terms as the guarantee agreement entered into between RWE Aktiengesellschaft as guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent on 14 April 2010 in relation to all notes issued by innogy Finance B.V. since 14 April 2010 under the € 30,000,000,000 Debt Issuance Programme of RWE Aktiengesellschaft and RWE Finance B.V. (now innogy Finance B.V.) is entered into between innogy SE as guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent in respect of the the GBP 500,000,000 5.500% Fixed Rate Notes due July 6, 2022 (ISIN: XS0437307464), and authorize and instruct RWE Finance B.V. to make all required amendments in the Terms and Conditions, including their introductory part and/or preamble, to reflect such change in guarantor.

The Noteholders’ resolution is subject to the proviso that the resolution under 1) and 2) above have been implemented.

G.	Proposed Amendments in relation to the GBP 487,500,000 5.625% Fixed Rate Notes due December 6, 2023 (ISIN: XS0170732738) issued by innogy Finance B.V. (the Issuer).

(2023 NOTES)

1)
The Noteholders resolve in accordance with § 24 (2) of the German Act on Debt Securities (Gesetz über Schuldverschreibungen aus Gesamtemissionen (Schuldverschreibungsgesetz – “SchVG”)) that the SchVG (as amended from time to time) applies to the GBP 487,500,000 5.625% Fixed Rate Notes due December 6, 2023 (ISIN: XS0170732738) of innogy Finance B.V. (formerly RWE Finance B.V.) and to the Terms and Conditions pertaining thereto.

The Terms and Conditions are amended to include the following § 10a:

§ 10a
AMENDMENT OF THE TERMS AND CONDITIONS; HOLDERS’ REPRESENTATIVE; AMENDMENT OF THE GUARANTEE

(1) Amendment of the Terms and Conditions. In accordance with the Act on Debt Securities (Schuldverschreibungsgesetz – “SchVG”) the Holders may agree with the Issuer on amendments of the Terms and Conditions with regard to matters permitted by the SchVG by resolution with the majority specified in subparagraph (2). Majority resolutions shall be binding on all Holders. Resolutions which do not provide for identical conditions for all Holders are void, unless Holders who are disadvantaged have expressly consented to their being treated disadvantageously.

(2) Majority. Resolutions shall be passed by a majority of not less than 75% of the votes cast. Resolutions relating to amendments of the Terms and Conditions which are not material and which do not relate to the matters listed in § 5 paragraph 3, nos. 1 to 8 of the SchVG require a simple majority of the votes cast.

(3) Vote without a meeting. All votes will be taken exclusively by vote taken without a meeting. A meeting of Holders and the assumption of the fees by the Issuer for such a meeting will only take place in the circumstances of § 18 paragraph 4, sentence 2 of the SchVG.

(4) Chair of the vote. The vote will be chaired by a notary appointed by the Issuer or, if the Holders’ Representative (as defined below) has convened the vote, by the Holders’ Representative.

(5) Voting rights Each Holder participating in any vote shall cast votes in accordance with the principal amount or the notional share of its entitlement to the outstanding Notes.

(6) Holders’ Representative. The Holders may by majority resolution appoint a common representative (the “Holders’ Representative”) to exercise the Holders’ rights on behalf of each Holder. The Holders’ Representative shall have the duties and powers provided by law or granted by majority resolution of the Holders. The Holders’ Representative shall comply with the instructions of the Holders. To the extent that the Holders’ Representative has been authorised to assert certain rights of the Holders, the Holders shall not be entitled to assert such rights themselves, unless explicitly provided for in the relevant majority resolution. The Holders’ Representative shall provide reports to the Holders on its activities. The regulations of the SchVG apply with regard to the recall and the other rights and obligations of the Holders’ Representative.”

2)
The Noteholders resolve in accordance with § 22 SchVG that §§ 5 to 21 SchVG shall apply to the guarantee agreement entered into between RWE Aktiengesellschaft as Guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent on 31 March 2003, under which RWE Aktiengesellschaft has inter alia issued the unconditional and irrevocable guarantee for the due payment of principal and interest and any other amounts payable on the GBP 487,500,000 5.625% Fixed Rate Notes due December 6, 2023 (ISIN: XS0170732738).

The Terms and Conditions of the notes are amended to include the following § 10a (7):

“(7) Amendment of the Guarantee. The provisions set out above applicable to the Notes shall apply mutatis mutandis to the Guarantee.”

The Noteholders’ resolution is subject to the proviso that the resolution under 1) above has been implemented.

3)
The Noteholders grant their consent to the cancellation of the guarantee agreement referred to under 2), to the extent such guarantee relates to the GBP 487,500,000 5.625% Fixed Rate Notes due December 6, 2023 (ISIN: XS0170732738), and provided that, before such cancellation becomes effective, a guarantee agreement at essentially the same terms as the guarantee agreement entered into between RWE Aktiengesellschaft as guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent on 14 April 2010 in relation to all notes issued by innogy Finance B.V. since 14 April 2010 under the € 30,000,000,000 Debt Issuance Programme of RWE Aktiengesellschaft and RWE Finance B.V. (now innogy Finance B.V.) is entered into between innogy SE as guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent in respect of the the GBP 487,500,000 5.625% Fixed Rate Notes due December 6, 2023 (ISIN: XS0170732738), and authorize and instruct RWE Finance B.V. to make all required amendments in the Terms and Conditions, including their introductory part and/or preamble, to reflect such change in guarantor.

The Noteholders’ resolution is subject to the proviso that the resolution under 1) and 2) above have been implemented.

H.	Proposed Amendments in relation to the EUR 800,000,000 3.000% Fixed Rate Notes due January 17, 2024 (ISIN: XS0982019126) issued by innogy Finance B.V. (the Issuer).

(2024 NOTES)

The Issuer submits to the Noteholders and puts to the vote the following resolution proposals:

The Holders grant their consent to the cancellation of the guarantee agreement entered into between RWE Aktiengesellschaft as guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent on 14 April 2010, under which RWE Aktiengesellschaft has inter alia issued the unconditional and irrevocable guarantee for the due payment of principal and interest and any other amounts payable on the EUR 800,000,000 3.000% Fixed Rate Notes due January 17, 2024 (ISIN: XS0982019126), to the extent such guarantee relates to the EUR 800,000,000 3.000% Fixed Rate Notes due January 17, 2024 (ISIN: XS0982019126), and provided that, before such cancellation becomes effective, a guarantee agreement is entered into at essentially the same terms between innogy SE as guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent in respect of the EUR 800,000,000 3.000% Fixed Rate Notes due January 17, 2024 (ISIN: XS0982019126), and authorize and instruct RWE Finance B.V. to make all required amendments in the Terms and Conditions, including their introductory part and/or preamble, to reflect such change in guarantor.

I.	Proposed Amendments in relation to the GBP 760,000,000 6.250% Fixed Rate Notes due June 3, 2030 (ISIN: XS0147048762) issued by innogy Finance B.V. (the Issuer).

(2030 NOTES)

1)
The Noteholders resolve in accordance with § 24 (2) of the German Act on Debt Securities (Gesetz über Schuldverschreibungen aus Gesamtemissionen (Schuldverschreibungsgesetz – “SchVG”)) that the SchVG (as amended from time to time) applies to the GBP 760,000,000 6.250% Fixed Rate Notes due June 3, 2030 (ISIN: XS0147048762) of innogy Finance B.V. (formerly RWE Finance B.V.) and to the Terms and Conditions pertaining thereto.

The Terms and Conditions of the notes are amended to include the following § 10a:

§ 10a
AMENDMENT OF THE TERMS AND CONDITIONS; HOLDERS’ REPRESENTATIVE; AMENDMENT OF THE GUARANTEE

(1) Amendment of the Terms and Conditions. In accordance with the Act on Debt Securities (Schuldverschreibungsgesetz – “SchVG”) the Holders may agree with the Issuer on amendments of the Terms and Conditions with regard to matters permitted by the SchVG by resolution with the majority specified in subparagraph (2). Majority resolutions shall be binding on all Holders. Resolutions which do not provide for identical conditions for all Holders are void, unless Holders who are disadvantaged have expressly consented to their being treated disadvantageously.

(2) Majority. Resolutions shall be passed by a majority of not less than 75% of the votes cast. Resolutions relating to amendments of the Terms and Conditions which are not material and which do not relate to the matters listed in § 5 paragraph 3, nos. 1 to 8 of the SchVG require a simple majority of the votes cast.

(3) Vote without a meeting. All votes will be taken exclusively by vote taken without a meeting. A meeting of Holders and the assumption of the fees by the Issuer for such a meeting will only take place in the circumstances of § 18 paragraph 4, sentence 2 of the SchVG.

(4) Chair of the vote. The vote will be chaired by a notary appointed by the Issuer or, if the Holders’ Representative (as defined below) has convened the vote, by the Holders’ Representative.

(5) Voting rights Each Holder participating in any vote shall cast votes in accordance with the principal amount or the notional share of its entitlement to the outstanding Notes.

(6) Holders’ Representative. The Holders may by majority resolution appoint a common representative (the “Holders’ Representative”) to exercise the Holders’ rights on behalf of each Holder. The Holders’ Representative shall have the duties and powers provided by law or granted by majority resolution of the Holders. The Holders’ Representative shall comply with the instructions of the Holders. To the extent that the Holders’ Representative has been authorised to assert certain rights of the Holders, the Holders shall not be entitled to assert such rights themselves, unless explicitly provided for in the relevant majority resolution. The Holders’ Representative shall provide reports to the Holders on its activities. The regulations of the SchVG apply with regard to the recall and the other rights and obligations of the Holders’ Representative.”

2)
The Noteholders resolve in accordance with § 22 SchVG that §§ 5 to 21 SchVG shall apply to the guarantee agreement entered into between RWE Aktiengesellschaft as Guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent on 28 March 2002 (with respect to tranche 1 of the notes) and on 31 March 2003 (with respect to tranche 2 of the notes), under which RWE Aktiengesellschaft has inter alia issued the unconditional and irrevocable guarantee for the due payment of principal and interest and any other amounts payable on the GBP 760,000,000 6.250% Fixed Rate Notes due June 3, 2030 (ISIN: XS0147048762).

The Terms and Conditions of the notes are amended to include the following § 10a (7):

“(7) Amendment of the Guarantee. The provisions set out above applicable to the Notes shall apply mutatis mutandis to the Guarantee.”

The Noteholders’ resolution is subject to the proviso that the resolution under 1) above has been implemented.

3)
The Noteholders grant their consent to the cancellation of the guarantee agreements referred to under 2), to the extent such guarantees relate to the GBP 760,000,000 6.250% Fixed Rate Notes due June 3, 2030 (ISIN: XS0147048762), and provided that, before such cancellation becomes effective, a guarantee agreement at essentially the same terms as the guarantee agreement entered into between RWE Aktiengesellschaft as guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent on 14 April 2010 in relation to all notes issued by innogy Finance B.V. since 14 April 2010 under the € 30,000,000,000 Debt Issuance Programme of RWE Aktiengesellschaft and RWE Finance B.V. (now innogy Finance B.V.) is entered into between innogy SE as guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent in respect of the the GBP 760,000,000 6.250% Fixed Rate Notes due June 3, 2030 (ISIN: XS0147048762), and authorize and instruct RWE Finance B.V. to make all required amendments in the Terms and Conditions, including their introductory part and/or preamble, to reflect such change in guarantor.

The Noteholders’ resolution is subject to the proviso that the resolution under 1) and 2) above have been implemented.

J.	Proposed Amendments in relation to the EUR 600,000,000 5.750% Fixed Rate Notes due February 14, 2033 (ISIN: XS0162513211) issued by innogy Finance II B.V. (the Issuer.

(2033 NOTES)

1)
The Noteholders resolve in accordance with § 24 (2) of the German Act on Debt Securities (Gesetz über Schuldverschreibungen aus Gesamtemissionen (Schuldverschreibungsgesetz – “SchVG”)) that the SchVG (as amended from time to time) applies to the EUR 600,000,000 5.750% Fixed Rate Notes due February 14, 2033 (ISIN: XS0162513211) of innogy Finance II B.V. (formerly RWE Finance II B.V.) and to the Terms and Conditions pertaining thereto.

The Terms and Conditions of the notes are amended to include the following § 10a:

§ 10a
AMENDMENT OF THE TERMS AND CONDITIONS; HOLDERS’ REPRESENTATIVE; AMENDMENT OF THE GUARANTEE

(1) Amendment of the Terms and Conditions. In accordance with the Act on Debt Securities (Schuldverschreibungsgesetz – “SchVG”) the Holders may agree with the Issuer on amendments of the Terms and Conditions with regard to matters permitted by the SchVG by resolution with the majority specified in subparagraph (2). Majority resolutions shall be binding on all Holders. Resolutions which do not provide for identical conditions for all Holders are void, unless Holders who are disadvantaged have expressly consented to their being treated disadvantageously.

(2) Majority. Resolutions shall be passed by a majority of not less than 75% of the votes cast. Resolutions relating to amendments of the Terms and Conditions which are not material and which do not relate to the matters listed in § 5 paragraph 3, nos. 1 to 8 of the SchVG require a simple majority of the votes cast.

(3) Vote without a meeting. All votes will be taken exclusively by vote taken without a meeting. A meeting of Holders and the assumption of the fees by the Issuer for such a meeting will only take place in the circumstances of § 18 paragraph 4, sentence 2 of the SchVG.

(4) Chair of the vote. The vote will be chaired by a notary appointed by the Issuer or, if the Holders’ Representative (as defined below) has convened the vote, by the Holders’ Representative.

(5) Voting rights Each Holder participating in any vote shall cast votes in accordance with the principal amount or the notional share of its entitlement to the outstanding Notes.

(6) Holders’ Representative. The Holders may by majority resolution appoint a common representative (the “Holders’ Representative”) to exercise the Holders’ rights on behalf of each Holder. The Holders’ Representative shall have the duties and powers provided by law or granted by majority resolution of the Holders. The Holders’ Representative shall comply with the instructions of the Holders. To the extent that the Holders’ Representative has been authorised to assert certain rights of the Holders, the Holders shall not be entitled to assert such rights themselves, unless explicitly provided for in the relevant majority resolution. The Holders’ Representative shall provide reports to the Holders on its activities. The regulations of the SchVG apply with regard to the recall and the other rights and obligations of the Holders’ Representative.”

2)
The Noteholders resolve in accordance with § 22 SchVG that §§ 5 to 21 SchVG shall apply to the guarantee agreement entered into between RWE Aktiengesellschaft as Guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent on 28 March 2002, under which RWE Aktiengesellschaft has inter alia issued the unconditional and irrevocable guarantee for the due payment of principal and interest and any other amounts payable on the EUR 600,000,000 5.750% Fixed Rate Notes due February 14, 2033 (ISIN: XS0162513211).

The Terms and Conditions of the notes are amended to include the following § 10a (7):

“(7) Amendment of the Guarantee. The provisions set out above applicable to the Notes shall apply mutatis mutandis to the Guarantee.”

The Noteholders’ resolution is subject to the proviso that the resolution under 1) above has been implemented.

3)
The Noteholders grant their consent to the cancellation of the guarantee agreement referred to under 2), to the extent such guarantee relates to the EUR 600,000,000 5.750% Fixed Rate Notes due February 14, 2033 (ISIN: XS0162513211), and provided that, before such cancellation becomes effective, a guarantee agreement at essentially the same terms as the guarantee agreement entered into between RWE Aktiengesellschaft as guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent on 14 April 2010 in relation to all notes issued by innogy Finance B.V. since 14 April 2010 under the € 30,000,000,000 Debt Issuance Programme of RWE Aktiengesellschaft and RWE Finance B.V. (now innogy Finance B.V.) is entered into between innogy SE as guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent in respect of the the EUR 600,000,000 5.750% Fixed Rate Notes due February 14, 2033 (ISIN: XS0162513211), and authorize and instruct RWE Finance II B.V. to make all required amendments in the Terms and Conditions, including their introductory part and/or preamble, to reflect such change in guarantor.

The Noteholders’ resolution is subject to the proviso that the resolution under 1) and 2) above have been implemented.

K.	Proposed Amendments in relation to the GBP 600,000,000 4.750% Fixed Rate Notes due January 31, 2034 (ISIN: XS0735770637) issued by innogy Finance B.V. (the Issuer).

(2034 NOTES)

The Issuer submits to the Noteholders and puts to the vote the following resolution proposals:

The Noteholders grant their consent to the cancellation of the guarantee agreement entered into between RWE Aktiengesellschaft as guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent on 14 April 2010, under which RWE Aktiengesellschaft has inter alia issued the unconditional and irrevocable guarantee for the due payment of principal and interest and any other amounts payable on the GBP 600,000,000 4.750% Fixed Rate Notes due January 31, 2034 (ISIN: XS0735770637), to the extent such guarantee relates to the GBP 600,000,000 4.750% Fixed Rate Notes due January 31, 2034 (ISIN: XS0735770637), and provided that, before such cancellation becomes effective, a guarantee agreement is entered into at essentially the same terms between innogy SE as guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent in respect of the GBP 600,000,000 4.750% Fixed Rate Notes due January 31, 2034 (ISIN: XS0735770637), and authorize and instruct RWE Finance B.V. to make all required amendments in the Terms and Conditions, including their introductory part and/or preamble, to reflect such change in guarantor.

L.	Proposed Amendments in relation to the GBP 1,000,000,000 6.125% Fixed Rate Notes due July 6, 2039 (ISIN: XS0437306904) issued by innogy Finance B.V. (the Issuer)

(2039 NOTES)

1)
The Noteholders resolve in accordance with § 24 (2) of the German Act on Debt Securities (Gesetz über Schuldverschreibungen aus Gesamtemissionen (Schuldverschreibungsgesetz – “SchVG”)) that the SchVG (as amended from time to time) applies to the GBP 1,000,000,000 6.125% Fixed Rate Notes due July 6, 2039 (ISIN: XS0437306904) of innogy Finance B.V. (formerly RWE Finance B.V.) and to the Terms and Conditions pertaining thereto.

The Terms and Conditions of the notes are amended to include the following § 10a:

§ 10a
AMENDMENT OF THE TERMS AND CONDITIONS; HOLDERS’ REPRESENTATIVE; AMENDMENT OF THE GUARANTEE

(1) Amendment of the Terms and Conditions. In accordance with the Act on Debt Securities (Schuldverschreibungsgesetz – “SchVG”) the Holders may agree with the Issuer on amendments of the Terms and Conditions with regard to matters permitted by the SchVG by resolution with the majority specified in subparagraph (2). Majority resolutions shall be binding on all Holders. Resolutions which do not provide for identical conditions for all Holders are void, unless Holders who are disadvantaged have expressly consented to their being treated disadvantageously.

(2) Majority. Resolutions shall be passed by a majority of not less than 75% of the votes cast. Resolutions relating to amendments of the Terms and Conditions which are not material and which do not relate to the matters listed in § 5 paragraph 3, nos. 1 to 8 of the SchVG require a simple majority of the votes cast.

(3) Vote without a meeting. All votes will be taken exclusively by vote taken without a meeting. A meeting of Holders and the assumption of the fees by the Issuer for such a meeting will only take place in the circumstances of § 18 paragraph 4, sentence 2 of the SchVG.

(4) Chair of the vote. The vote will be chaired by a notary appointed by the Issuer or, if the Holders’ Representative (as defined below) has convened the vote, by the Holders’ Representative.

(5) Voting rights Each Holder participating in any vote shall cast votes in accordance with the principal amount or the notional share of its entitlement to the outstanding Notes.

(6) Holders’ Representative. The Holders may by majority resolution appoint a common representative (the “Holders’ Representative”) to exercise the Holders’ rights on behalf of each Holder. The Holders’ Representative shall have the duties and powers provided by law or granted by majority resolution of the Holders. The Holders’ Representative shall comply with the instructions of the Holders. To the extent that the Holders’ Representative has been authorised to assert certain rights of the Holders, the Holders shall not be entitled to assert such rights themselves, unless explicitly provided for in the relevant majority resolution. The Holders’ Representative shall provide reports to the Holders on its activities. The regulations of the SchVG apply with regard to the recall and the other rights and obligations of the Holders’ Representative.”

2)
The Noteholders resolve in accordance with § 22 SchVG that §§ 5 to 21 SchVG shall apply to the guarantee agreement entered into between RWE Aktiengesellschaft as Guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent on 31 March 2009, under which RWE Aktiengesellschaft has inter alia issued the unconditional and irrevocable guarantee for the due payment of principal and interest and any other amounts payable on the GBP 1,000,000,000 6.125% Fixed Rate Notes due July 6, 2039 (ISIN: XS0437306904).

The Terms and Conditions of the notes are amended to include the following § 10a (7):

“(7) Amendment of the Guarantee. The provisions set out above applicable to the Notes shall apply mutatis mutandis to the Guarantee.”

The Noteholders’ resolution is subject to the proviso that the resolution under 1) above has been implemented.

3)
The Noteholders grant their consent to the cancellation of the guarantee agreement referred to under 2), to the extent such guarantee relates to the GBP 1,000,000,000 6.125% Fixed Rate Notes due July 6, 2039 (ISIN: XS0437306904), and provided that, before such cancellation becomes effective, a guarantee agreement at essentially the same terms as the guarantee agreement entered into between RWE Aktiengesellschaft as guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent on 14 April 2010 in relation to all notes issued by innogy Finance B.V. since 14 April 2010 under the € 30,000,000,000 Debt Issuance Programme of RWE Aktiengesellschaft and RWE Finance B.V. (now innogy Finance B.V.) is entered into between innogy SE as guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent in respect of the the GBP 1,000,000,000 6.125% Fixed Rate Notes due July 6, 2039 (ISIN: XS0437306904), and authorize and instruct RWE Finance B.V. to make all required amendments in the Terms and Conditions, including their introductory part and/or preamble, to reflect such change in guarantor.

The Noteholders’ resolution is subject to the proviso that the resolution under 1) and 2) above have been implemented.

[German language version]

ANNEX 2
FORM OF NEW GUARANTEE

GUARANTEE

of

innogy SE, Essen, Federal Republic of Germany,
for the benefit of the holders of the

[EUR 980,000,000 5.125% Fixed Rate Notes due July 23, 2018 (ISIN: XS0172851650) (the “2018 Notes”)]
[EUR 1,000,000,000 6.625% Fixed Rate Notes due January 31, 2019 (ISIN: XS0399647675) (the “2019 Notes”)]
[EUR 750,000,000 1.875% Fixed Rate Notes due January 30, 2020 (ISIN: XS0878010718) (the “2020 Notes”)]
[GBP 570,000,000 6.500% Fixed Rate Notes due April 20, 2021 (ISIN: XS0127992336) (the “April 2021 Notes”)]
[EUR 1,000,000,000 6.500% Fixed Rate Notes due August 10, 2021 (ISIN: XS0412842857) (the “August 2021 Notes”)]
[GBP 500,000,000 5.500% Fixed Rate Notes due July 6, 2022 (ISIN: XS0437307464) (the “2022 Notes”)]
[GBP 487,500,000 5.625% Fixed Rate Notes due December 6, 2023 (ISIN: XS0170732738) (the “2023 Notes”)]
[EUR 800,000,000 3.000% Fixed Rate Notes due January 17, 2024 (ISIN: XS0982019126) (the “2024 Notes) ]
[GBP 760,000,000 6.250% Fixed Rate Notes due June 3, 2030 (ISIN: XS0147048762) (the “2030 Notes”)]
[GBP 600,000,000 4.750% Fixed Rate Notes due January 31, 2034 (ISIN: XS0735770637) (the “2034 Notes”)]
[GBP 1,000,000,000 6.125% Fixed Rate Notes due July 6, 2039 (ISIN: XS0437306904) (the “2039 Notes”)]

issued by innogy Finance B.V. (the “Issuer 1”)

and

to the holders of the

[EUR 600,000,000 5.750% Fixed Rate Notes due February 14, 2033 (ISIN: XS0162513211) (the 2033 Notes) ]

issued by RWE Aktiengesellschaft which was substituted as debtor by innogy Finance II B.V. (the “Issuer 2” and together with the Issuer 1 the “Issuers”)

under the € 30,000,000,000 Debt Issuance Programme

(each a “Note” and collectively the “Notes”)

[Only Notes in respect of which Holders have consented to the change of guarantor will be covered by this Guarantee]

dated [■] 2016

WHEREAS:

(A)	The Notes were issued with terms and conditions as complemented by the final terms under German law (the “Conditions”).

(B)
The Notes are guaranteed by RWE AG under several guarantee agreements entered into between RWE AG as guarantor and Deutsche Bank Aktiengesellschaft (the “Existing Guarantees”). In several votes without meeting (Abstimmungen ohne Versammlungen) in relation to the Notes (the “Votes Without Meeting”) conducted from 0.00 (CET) on December [7], 2016 until 23.59 (CET) on December [12], 2016, the holders of each Note (each a “Holder”) consented by way of majority resolutions to a replacement of RWE AG as existing guarantor with innogy SE as the new guarantor (the “Guarantor”).

(C)
On or about the date hereof, RWE AG and Deutsche Bank Aktiengesellschaft have entered into an agreement pursuant to which RWE AG will be released from its obligations under the Existing Guarantees with respect to the Notes (the “Release Agreement”). It is a condition precedent under the Release Agreement that (i) the due and punctual payment of the principal of, and interest on, the Notes and any other amounts which may be expressed to be payable under any Note, as and when the same shall become due, in accordance with the Conditions, will be unconditionally and irrevocably guaranteed by the Guarantor under this Guarantee and (ii) that the resolutions passed at the Votes Without Meeting have been implemented in accordance with section 21 SchVG (German Act on Debt Securities).

(D)	The Guarantor wishes to guarantee the due payment of principal and interest and any other amounts payable in respect of the Notes.

IT IS AGREED AS FOLLOWS:

(1)
The Guarantor unconditionally and irrevocably guarantees to each Holder of the Notes the due and punctual payment of the principal of, and interest on, the Notes and any other amounts which may be expressed to be payable under any Note, as and when the same shall become due, in accordance with the Conditions.

(2)
This Guarantee constitutes an irrevocable, unsecured (subject to clause (4) hereunder) and unsubordinated obligation of the Guarantor and ranks pari passu with all other present or future unsecured and unsubordinated obligations of the Guarantor outstanding from time to time, subject to any obligations preferred by law.

(3)
All amounts payable in respect of this Guarantee shall be made without withholding or deduction for or on account of any present or future taxes or duties of whatever nature imposed or levied by way of withholding or deduction by or on behalf of the Federal Republic of Germany or any political subdivision or any authority thereof or therein having power to tax unless such withholding or deduction is required by law. In such event, the relevant Issuer will pay such additional amounts (the “Additional Amounts”) as shall be necessary in order that the net amounts received by the Holders, after such withholding or deduction shall equal the respective amounts which would otherwise have been receivable in the absence of such withholding or deduction; except that no such Additional Amounts shall be payable on account of any taxes or duties which:

(a)
are payable by any person acting as custodian bank or collecting agent on behalf of a Holder, or otherwise in any manner which does not constitute a deduction or withholding by the relevant Issuer from payments of principal or interest made by it, or

(b)
are payable by reason of the Holder having, or having had, some personal or business connection with the Federal Republic of Germany or another member state of the European Union and not merely by reason of the fact that payments in respect of the Notes are, or for purposes of taxation are deemed to be, derived from sources in, or are secured in, the Federal Republic of Germany, or

(c)
are deducted or withheld pursuant to (i) any European Union Directive or Regulation concerning the taxation of interest income, or (ii) any international treaty or understanding relating to such taxation and to which the Federal Republic of Germany or the European Union is a party, or (iii) any provision of law implementing, or complying with, or introduced to conform with, such Directive, Regulation, treaty or understanding, or

(d)
are payable by reason of a change in law that becomes effective more than 30 days after the relevant payment becomes due, or is duly provided for and notice thereof is published in accordance with the Conditions, whichever occurs later, or

(e)	are deducted or withheld by a Paying Agent from a payment if the payment could have been made by another Paying Agent without such deduction or withholding.

(4)	(a)	The Guarantor undertakes so long as any Notes remain outstanding, but only up to the time all amounts of principal and interest have been placed at the disposal of the relevant Fiscal Agent, not to create or permit to subsist any mortgage, charge, pledge, lien or other encumbrance in rem (together, “encumbrances in rem”) upon any or all of its present or future assets as security for any present or future Capital Market Indebtedness of the Guarantor or any third party without having the Holders at the same time share equally and rateably in such security. This does not apply to the extent any encumbrance in rem was created for any Capital Market Indebtedness of a company which has merged with the Guarantor or which has been acquired by the Guarantor, provided that such encumbrance was already in existence at the time of the merger or the acquisition, was not created for the purpose of financing the merger or the acquisition and is not increased in amount and not extended following the merger or the acquisition. Furthermore, sentence 1 of this clause (4) (a) does not apply to encumbrances created to secure Capital Market Indebtedness, the purpose of which is to finance in whole or in part or to re-finance the acquisition, establishment or development of projects; provided that (i) the recourse of the holders of such Capital Market Indebtedness is limited to assets pertaining to such project (including any interests in project companies) and customary guarantees issued in accordance with market practice as the source of repayment; and (ii) the encumbrances are created exclusively upon these assets.

(b) The Guarantor further undertakes to procure, so long as any Notes remain outstanding but only up to the time all amounts of principal and interest have been placed at the disposal of the relevant Fiscal Agent, to the extent legally possible in accordance with its bona fide judgement, that its Principal Subsidiaries (as defined below) will not create or permit to subsist any mortgage, charge, pledge, lien or other encumbrance in rem (together, “encumbrances in rem”) upon any or all of its present or future assets to secure any present or future Capital Market Indebtedness of the relevant Principal Subsidiary or any third party. This does also not apply to the extent any encumbrance in rem was created for any Capital Market Indebtedness of a subsidiary, which becomes Principal Subsidiary during the term of the Notes, provided that such encumbrance was already in existence at this time and is not increased in amount and not extended. Furthermore, sentence 1 of this clause (4) (b) does not apply to the extent any encumbrance in rem was created for any Capital Market Indebtedness of a company which has merged with the Principal Subsidiary or which has been acquired by the Principal Subsidiary, provided that such encumbrance was already in existence at the time of the merger or the acquisition, was not created for the purpose of financing the merger or the acquisition and is not increased in amount and not extended following the merger or the acquisition. Finally, the provision stated in sentence 1 of this clause (4) (b) does not apply to encumbrances created to secure Capital Market Indebtedness, the purpose of which is to finance in whole, in part or to re-finance the acquisition, establishment or development of projects; provided that (i) the recourse of the holders of such Capital Market Indebtedness is limited to assets pertaining to such project (including any interests in project companies) and customary guarantees issued in accordance with market practice as the source of repayment; and (ii) the encumbrances are created exclusively upon these assets.

(c) “Capital Market Indebtedness” shall mean any obligation for the payment of borrowed money which is, in the form of, or represented or evidenced by bonds, or other instruments which are, or are capable of being, listed, quoted, dealt in or traded on any stock exchange or in any organised market and any guarantee or other indemnity in respect of such obligation.

In this clause “Principal Subsidiary” shall mean any company which was consolidated in the latest group accounts of the Guarantor and (i) whose Sales (as defined below), as shown in its audited, non-consolidated accounts (or; where the subsidiary concerned prepares itself consolidated accounts, consolidated Sales as shown in its audited, consolidated accounts) which have been used for the purposes of the latest audited, consolidated group accounts of the Guarantor, amount to at least 5% of the overall Sales of the Guarantor and its consolidated subsidiaries, as shown in its latest audited, consolidated group accounts; and (ii) whose total assets as shown in its audited, non-consolidated accounts (or; where the subsidiary concerned prepares itself consolidated accounts, consolidated total assets as shown in its audited, consolidated accounts) which have been used for the purposes of the latest audited, consolidated group accounts of the Guarantor, amount to at least 5% of the overall total assets of the Guarantor and its consolidated subsidiaries, as shown in its latest audited, consolidated group accounts. The term “Principal Subsidiary” does not include any company which, although it was consolidated in the respective latest group accounts of the Guarantor, would no longer have to be consolidated by the Guarantor subsequent to the relevant date of such accounts upon the creation of any encumbrance in rem on its present or future assets as security for any Capital Market Indebtedness, unless it is foreseeable at that time that such company will not permanently cease to rank among the subsidiaries subject to consolidation. For the purpose of this subparagraph, “Sales” shall mean net sales without mineral oil tax, gas tax and electricity tax.

(5)
The obligations of the Guarantor under this Guarantee (i) shall be separate and independent from the obligations of the Issuers under the Notes, (ii) shall exist irrespective of the legality, validity and binding effect or enforceability of the Notes, and (iii) shall not be affected by any event, condition or circumstance of whatever nature, whether factual or legal, save the full, definitive and irrevocable satisfaction of any and all payment obligations expressed to be assumed under the Notes.

(6)
The obligations of the Guarantor under this Guarantee shall, without any further act or thing being required to be done or to occur, extend to the obligations of any Substituted Debtor which is not the Guarantor arising in respect of any Note by virtue of a substitution pursuant to the Conditions.

(7)
This Agreement and all undertakings contained herein constitute a contract for the benefit of the Holders from time to time as third party beneficiaries pursuant to § 328 paragraph 1 BGB (German Civil Code)(1). They give rise to the right of each such Holder to require performance of the obligations undertaken herein directly from the Guarantor, and to enforce such obligations directly against the Guarantor.

Any Holder has the right in case of non-performance of any payments on the Notes to enforce the Guarantee by filing a suit directly against the Guarantor without the need to take prior proceedings against any of the Issuers

(8)
This Agreement and all undertakings contained herein are subject to the condition precedent that (i) the Release Agreement has been concluded and (ii) that all resolutions passed at the Votes Without Meeting have been implemented in accordance with section 21 SchVG (German Act on Debt Securities).

(9)
Deutsche Bank Aktiengesellschaft which accepted this Guarantee, in its capacity as Fiscal Agent does not act in a relationship of agency or trust, a fiduciary or in any other similar capacity for the Holders.

(10)	Terms used in this Agreement and not otherwise defined herein shall have the meaning attributed to them in the Conditions.

(11)
If Notes provide that the provisions regarding the amendment of the terms and conditions and the holders’ representative apply to such Notes, such provisions shall be applicable mutatis mutandis also to this Guarantee.

(12)	This Agreement shall be governed by, and construed in accordance with, German law.

(13)	This Agreement is written in the German language and attached hereto is a non-binding English translation.

(14)	The original version of this Agreement shall be delivered to, and kept by, Deutsche Bank Aktiengesellschaft.

(15)	Exclusive place of jurisdiction for all legal proceedings arising out of or in connection with this Agreement against the Guarantor shall be Frankfurt am Main.

(16)
On the basis of a copy of this Agreement certified as being a true copy by a duly authorised officer of Deutsche Bank Aktiengesellschaft each Holder may protect and enforce in his own name his rights arising under this Agreement in any legal proceedings against the Guarantor or to which such Holder and the Guarantor are parties, without the need for production of this Agreement in such proceedings.

innogy SE

as Guarantor

_______________________________________________

We accept the terms of the above Guarantee without recourse, warranty or liability.

Deutsche Bank Aktiengesellschaft

_______________________________________________

[German language version]

_________
(1)
An English language translation of § 328 paragraph 1 BGB (German Civil Code) reads as follow: “A Contract may stipulate performance for the benefit of a third party, to the effect that the third party acquires the right directly to demand performance

ANNEX 3
STANDARD VOTING FORM
[To be submitted only in case of Direct Voting to the Scrutineer]

To:	Notary Dr. Christiane Mühe
c/o Gerns & Partner
An der Welle 3
60322 Frankfurt am Main
Germany

Fax:	+49 (0)69 717199 183
Email:	innogy@bondvoting.com (the Scrutineer)

Reference is made to the Consent Solicitation Memorandum dated 15 November 2016 by innogy Finance B.V. and innogy Finance II B.V. (the Consent Solicitation Memorandum) and the Votes Without Meeting (Abstimmung ohne Versammlung) to be held from 0.00 (CET) on December 7, 2016 until 23.59 (CET) on December 12, 2016

VOTING FORM

Terms defined in the Consent Solicitation Memorandum have the same meaning when used in this Voting Form unless given a different meaning in this Voting Form.

A.	Important legal information:

Voting Forms must be received by the Scrutineer within the Voting Period commencing at 0.00 (CET) on December 7, 2016 and ending at 23.59 (CET) on December 12, 2016 in textform as defined in Section 126b of the German Civil Code (e.g. mail, fax, email) at the address of the Scrutineer mentioned above. Votes which are received by the Scrutineer outside the Voting Period (i.e. before the start and/or after the End of the Voting Period) are invalid and will not be taken into consideration.

This Voting Form will be updated in the event that one or more countermotions and/or supplementary proposals are made.

B.	Noteholder Details

1.	Name / Company name:
2.	Address:
3.	Email:

C.	Exercise of voting rights

Noteholders must check one of the boxes relating to the relevant Proposed Amendment which is described in the left columns of the table with “General Opt-In, Guarantee Opt-In and/or Consent to the Change of Guarantor”.

By checking one of the boxes, I/we vote on the Proposed Amendments of Issuer 1 and/or Issuer 2 as set out in more detail in the section “Proposed Amendments” and “Annex 1” of the Consent Solicitation Memorandum which is published in the German Federal Gazette (Bundesanzeiger) or can be obtained at no cost, by contacting the Tabulation and Voting Agent, whose contact details are shown at the end of the Consent Solicitation Memorandum, or on the Solicitation Website.

2018 Notes (ISIN: XS0172851650)
	YES	NO	ABSTENTION
General Opt-In	□	□	□
Guarantee Opt-In	□	□	□
Consent to the Change of Guarantor	□	□	□

2019 Notes (ISIN: XS0399647675)
	YES	NO	ABSTENTION
General Opt-In	□	□	□
Guarantee Opt-In	□	□	□
Consent to the Change of Guarantor	□	□	□

2020 Notes (ISIN: XS0878010718)
	YES	NO	ABSTENTION
Consent to the Change of Guarantor	□	□	□

April 2021 Notes (ISIN: XS0127992336)
	YES	NO	ABSTENTION
General Opt-In	□	□	□
Guarantee Opt-In	□	□	□
Consent to the Change of Guarantor	□	□	□

August 2021 Notes (ISIN: XS0412842857)
	YES	NO	ABSTENTION
General Opt-In	□	□	□
Guarantee Opt-In	□	□	□
Consent to the Change of Guarantor	□	□	□

2022 Notes (ISIN: XS0437307464)
	YES	NO	ABSTENTION
General Opt-In	□	□	□
Guarantee Opt-In	□	□	□
Consent to the Change of Guarantor	□	□	□

2023 Notes (ISIN: XS0170732738)
	YES	NO	ABSTENTION
General Opt-In	□	□	□
Guarantee Opt-In	□	□	□
Consent to the Change of Guarantor	□	□	□

2024 Notes (ISIN: XS0982019126)
	YES	NO	ABSTENTION
Consent to the Change of Guarantor	□	□	□

2030 Notes (ISIN: XS0147048762)
	YES	NO	ABSTENTION
General Opt-In	□	□	□
Guarantee Opt-In	□	□	□
Consent to the Change of Guarantor	□	□	□

2033 Notes (ISIN: XS0162513211)
	YES	NO	ABSTENTION
General Opt-In	□	□	□
Guarantee Opt-In	□	□	□
Consent to the Change of Guarantor	□	□	□

2034 Notes (ISIN: XS0735770637)
	YES	NO	ABSTENTION
Consent to the Change of Guarantor	□	□	□

2039 Notes (ISIN: XS0437306904)
	YES	NO	ABSTENTION
General Opt-In	□	□	□
Guarantee Opt-In	□	□	□
Consent to the Change of Guarantor	□	□	□

(Signature page to follow)

Signature

______________________________________________

Name of signatory:
Title:1
Date:

Important information:

This Consent Solicitation is made with regard to the securities of a foreign company in reliance on the exemption afforded under Rule 802 of the U.S. Securities Act of 1933, as amended. The offer of the New Guarantee is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for Noteholders to enforce their rights and any claim Noteholders may have arising under the federal securities laws, since the New Guarantor is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. Noteholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

This Voting Form must be received by the Scrutineer within the Voting Period commencing at 0.00 (CET) on December [7], 2016 and ending at 23.59 (CET) on December [12], 2016 in textform as defined in Section 126b of the German Civil Code (e.g. mail, fax, email) at the address mentioned above. Votes which are received by the Scrutineer outside the Voting Period (i.e. before the start and/or after the End of the Voting Period) are invalid and will not be taken into consideration.

The following documents must be attached to this Voting Form as evidence of eligibility to participate in the Votes Without Meeting or must be sent separately to the Scrutineer:

•	Blocking Confirmation
•	Completed and signed Form of Proxy if the Noteholder is represented by a third party in the Votes Without Meeting

Please take into consideration the information regarding procedure, participation terms, voting rights, evidences, authorisations, countermotions and supplementary proposals as set out in the Consent Solicitation Memorandum which is published in the German Federal Gazette (Bundesanzeiger) or can be a obtained at no cost, by contacting the Tabulation and Voting Agent, whose contact details are shown at the end of the Consent Solicitation Memorandum, or on the Solicitation Website as set out in the Consent Solicitation Memorandum.

We kindly ask that representatives of Noteholders who are legal entities or partnerships under German law or foreign law evidence their power of representation by submitting a current excerpt from a relevant register or other equivalent confirmation. In addition, we kindly request that legal representatives (e.g. parents acting as representatives for their children, guardians acting as representatives for their wards) or an official administrator (e.g. an insolvency administrator) evidence their statutory power of representation by attaching adequate documentation (e.g. the certificate of appointment in the case of an insolvency administrator).

[1]	Please insert your capacity / position if you are acting on behalf of a Noteholder which is a company or on behalf of a third person by power of attorney or any other legal power of representation.

[German language version]

ANNEX 4
STANDARD BLOCKING CONFIRMATION
[To be submitted only in case of Direct Voting to the Scrutineer]

To:	Notary Dr. Christiane Mühe
c/o Gerns & Partner
An der Welle 3
60322 Frankfurt am Main
Germany

	Fax:	+49 (0)69 717199 183
	Email:	innogy@bondvoting.com
	(the Scrutineer)		Stamp of the depositary bank

Reference is made to the Consent Solicitation Memorandum dated 15 November 2016 by innogy Finance B.V. and innogy Finance II B.V. (the Consent Solicitation Memorandum) and the Votes Without Meeting (Abstimmung ohne Versammlung) to be held from 0.00 (CET) on December 7, 2016 until 23.59 (CET) on December 12, 2016

BLOCKING CONFIRMATION

Terms defined in the Consent Solicitation Memorandum have the same meaning when used in this Blocking Confirmation unless given a different meaning in this Blocking Confirmation.

A.
We hereby confirm that on today’s date the following notes are credited to the securities account which exists at our bank for name / company name: ____________________________________ address / seat: ____________________________ (collectively the Holdings in the Notes):

2018 Notes (ISIN: XS0172851650)	Number of Notes: Total principal amount of notes in EUR: (each held in Noteholder’s deposit account(s))
2019 Notes (ISIN: XS0399647675)	Number of Notes: Total principal amount of notes in EUR: (each held in Noteholder’s deposit account(s))
2020 Notes (ISIN: XS0878010718)	Number of Notes: Total principal amount of notes in EUR: (each held in Noteholder’s deposit account(s))
April 2021 Notes (ISIN: XS0127992336)	Number of Notes: Total principal amount of notes in GBP: (each held in Noteholder’s deposit account(s))
August 2021 Notes (ISIN: XS0412842857)	Number of Notes: Total principal amount of notes in EUR: (each held in Noteholder’s deposit account(s))

2022 Notes (ISIN: XS0437307464)	Number of Notes: Principal amount of notes in GBP: (each held in Noteholder’s deposit account(s))
2023 Notes (ISIN: XS0170732738)	Number of Notes: Principal amount of notes in GBP: (each held in Noteholder’s deposit account(s))
2024 Notes (ISIN: XS0982019126)	Number of Notes: Principal amount of notes in EUR: (each held in Noteholder’s deposit account(s))
2030 Notes (ISIN: XS0147048762)	Number of Notes: Principal amount of notes in GBP: (each held in Noteholder’s deposit account(s))
2033 Notes (ISIN: XS0162513211)	Number of Notes: Principal amount of notes in EUR: (each held in Noteholder’s deposit account(s))
2034 Notes (ISIN: XS0735770637)	Number of Notes: Principal amount of notes in GBP: (each held in Noteholder’s deposit account(s))
2039 Notes (ISIN: XS0437306904)	Number of Notes: Principal amount of notes in GBP: (each held in Noteholder’s deposit account(s))

B.	We hereby confirm that we will keep the Holdings in the Notes specified under A. blocked from the date hereof until the End of the Voting Period at 23.59 (CET) on December 12, 2016.

Please note: If the Blocking Confirmation is issued after the vote was cast, the Blocking Confirmation must confirm that the Notes had already been blocked at the date the vote was cast. Noteholders must inform their Noteholder Custodian if they already casted their votes. In this case, please complete the following confirmation statement:

We hereby confirm that we have kept the Holdings in the Notes specified under A. blocked from _______________________ 2 until the End of the Voting Period at 23.59 (CET) on December 12, 2016

______________________________________________
Name of signatory:
Title:3
Date:

Please see the important information on the following page.

[2]	Please insert the date on which the Noteholder’s vote was cast.
[3]	Please insert your function / position at the Noteholder Custodian.

Important information:

This Blocking Confirmation must be submitted to and received by the Scrutineer by 23.59 (CET) on December 12, 2016 at the latest in textform as defined in Section 126b of the German Civil Code (e.g. mail, fax, email) at the address of the Scrutineer mentioned above.

Please take into consideration the information regarding procedure, participation terms, voting rights, evidences, authorisations, countermotions and supplementary proposals as set out in the Consent Solicitation Memorandum which is published in the German Federal Gazette (Bundesanzeiger) or can be a obtained at no cost, by contacting the Tabulation and Voting Agent, whose contact details are shown at the end of the Consent Solicitation Memorandum, or on the Solicitation Website as set out in the Consent Solicitation Memorandum.

Noteholders who have not delivered a Blocking Confirmation to the Scrutineer in accordance with the provisions set out in the Consent Solicitation Memorandum, or have otherwise not evidenced that the relevant Notes are blocked, will not be eligible to vote.

[German language version]

ANNEX 5
FORM OF PROXY
[To be submitted only in case of Direct Voting to the Scrutineer]

To:	Notary Dr. Christiane Mühe
c/o Gerns & Partner
An der Welle 3
60322 Frankfurt am Main
Germany

Fax:	+49 (0)69 717199 183
Email:	innogy@bondvoting.com

(the Scrutineer)

Reference is made to the Consent Solicitation Memorandum dated 15 November 2016 by innogy Finance B.V. and innogy Finance II B.V. (the Consent Solicitation Memorandum) and the Votes Without Meeting (Abstimmung ohne Versammlung) to be held from 0.00 (CET) on December 7, 2016 until 23.59 (CET) on December 12, 2016

POWER OF ATTORNEY
issued by
name: ______________________________4
address: ______________________________ 5
as NOTEHOLDER of one or more Series of Notes.

Terms defined in the Consent Solicitation Memorandum have the same meaning when used in this Form of Proxy unless given a different meaning in this Form of Proxy.

I/We authorise
_________________________________ [Name / Company name of the Representative]
With address / seat at ________________________________
as Representative

[4]	Please insert name / company name of Noteholder
[5]	Please insert address / seat of Noteholder

to represent me/us in the Vote(s) Without Meeting with the right to delegate the power of attorney and to exercise my/our voting rights at any such Vote(s) Without Meeting. The Representative is released from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch).

In case of doubt this power of attorney shall be interpreted extensively.
This power of attorney is governed and construed in accordance with the laws of the Federal Republic of Germany.
_________________________________ Name of signatory: Title:[6] Date:

Important information:

This power of attorney must be submitted to and received by the Scrutineer by 23.59 (CET) on December 12, 2016 at the latest in textform as defined in Section 126b of the German Civil Code (e.g. mail, fax, email) at the address mentioned above.

Please take into consideration the information regarding procedure, participation terms, voting rights, evidences, authorisations, countermotions and supplementary proposals as set out in the Consent Solicitation Memorandum which is published in the German Federal Gazette (Bundesanzeiger) or can be a obtained at no cost, by contacting the Tabulation and Voting Agent, whose contact details are shown at the end of the Consent Solicitation Memorandum, or on the Solicitation Website as set out in the Consent Solicitation Memorandum.

We kindly request that representatives of Noteholders who are legal entities or partnerships under German law or foreign law evidence their power of representation by submitting a current excerpt from a relevant register or other equivalent confirmation.

In addition, we kindly request that legal representatives (e.g. parents acting as representatives for their children, guardians acting as representatives for their wards) or an official administrator (e.g. an insolvency administrator) evidence their statutory power of representation by submitting adequate documentation (e.g. the certificate of appointment in the case of an insolvency administrator).

This Consent Solicitation is made with regard to the securities of a foreign company in reliance on the exemption afforded under Rule 802 of the U.S. Securities Act of 1933, as amended.

[6]	Please insert your capacity / position if you are acting on behalf of a Noteholder which is a company or on behalf of a third person by power of attorney or any other legal power of representation.

The offer of the New Guarantee is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for Noteholders to enforce their rights and any claim Noteholders may have arising under the federal securities laws, since the New Guarantor is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. Noteholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

[German language version]

ISSUERS
innogy Finance B.V. Willemsplein 2/4 5211 AK’s-Hertigenbosch The Netherlands	innogy Finance II B.V. Willemsplein 2/4 5211 AK’s-Hertigenbosch The Netherlands

EXISTING GUARANTOR
RWE Aktiengesellschaft Opernplatz 1 45128 Essen Germany

NEW GUARANTOR
innogy SE Opernplatz 1 45128 Essen Germany

SOLICITATION AGENTS
Citigroup Global Markets Limited

Citigroup Centre
Canada Square
Canary Wharf
London E14 5LB
United Kingdom

For information by telephone: +44 20 7986 8969
Attention: Liability Management Group
Email: liabilitymanagement.europe@citi.com
The Royal Bank of Scotland plc 250 Bishopsgate London EC2M 4AA United Kingdom For information by telephone: +44 20 7085 6124 Attention: Liability Management Email: liabilitymanagement@rbs.com

TABULATION AND VOTING AGENT

Lucid Issuer Services Limited
Tankerton Works
12 Argyle Walk
London WC1H 8HA
United Kingdom

For information by telephone: +44 20 7704 0880
Attention: Paul Kamminga / Arlind Bytyqi
Email: innogy@lucid-is.com
Voting Platform: www.lucid-is.com/innogy

SCRUTINEER
Notarin Dr. Christiane Mühe Gerns & Partner An der Welle 3 60322 Frankfurt am Main Germany For information by telephone: +49 69 7171 990 Email: christiane.muehe@gerns.eu

LEGAL ADVISORS
To the Solicitation Agents as to US laws Shearman & Sterling (London) LLP 9 Appold Street London EC2A 2AP United Kingdom	To the Issuers as to Dutch law De Brauw Blackstone Westbroek Claude Debussylaan 80 1082 MD Amsterdam The Netherlands
To the Solicitation Agents as to German law
Hengeler Mueller Partnerschaft von Rechtsanwälten mbB Bockenheimer Landstraße 24 60323 Frankfurt am Main Germany